UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only
☑	Definitive Proxy Statement		(as permitted by Rule 14a-6(e)(2))
☐	Definitive Additional Materials
☐	Soliciting Materials Pursuant to §240.14a-12
Connetics Corporation

(Exact Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

Common stock, par value $0.001, of Connetics Corporation

(2)	Aggregate number of securities to which transaction applies:

34,563,878 shares of Connetics common stock (as of October 22, 2006) and 7,491,533 shares of Connetics common stock underlying outstanding options to purchase Connetics common stock, of which 4,667,581 shares underlie options with an exercise price of less than $17.50 (as of October 22, 2006).

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee was determined by multiplying 0.0001177 by the underlying value of the transaction of $641,705,815, which has been calculated as the sum of (a) the product of (i) the 34,563,878 shares of Connetics common stock issued and outstanding as of October 22, 2006 that are being converted into the right to receive cash in the merger and (ii) the cash merger consideration of $17.50 per share, plus (b) the product of (i) 4,667,581 shares of Connetics common stock underlying outstanding options as of October 22, 2006 with an exercise price below $17.50 per share and (ii) the difference between $17.50 per share and the weighted-average exercise price of such options of $9.61 per share.

(4)	Proposed maximum aggregate value of transaction:

$641,705,815

(5)	Total fee paid:

$75,529

☑	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

November 14, 2006

Dear Connetics Corporation Stockholder:

You are cordially invited to attend a special meeting of stockholders of Connetics Corporation to be held on Wednesday, December 20, 2006, at 9:00 a.m. Pacific Time, at the offices of Fenwick & West, LLP, 801 California Street, Mountain View, CA 94041.

At the special meeting, you will be asked to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of October 22, 2006, by and among Stiefel Laboratories, Inc., Clear Acquisition Sub, Inc., a wholly owned subsidiary of Stiefel, and Connetics Corporation. Pursuant to the merger agreement, Clear Acquisition Sub will merge with and into Connetics and Connetics will become a wholly owned subsidiary of Stiefel. We are also asking that you grant the authority to vote your shares to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes in favor of adoption of the merger agreement at the time of the special meeting.

If the merger is completed, Connetics stockholders will receive $17.50 in cash, without interest and less any applicable withholding tax, for each share of Connetics common stock owned by them as of the date of the merger.

After careful consideration, our board of directors unanimously determined that the merger agreement and the merger are in the best interests of Connetics and its stockholders. Our board of directors has unanimously approved the merger agreement and the merger. Our board of directors unanimously recommends that you vote “FOR” the adoption of the merger agreement at the special meeting.

Our board of directors considered a number of factors in evaluating the transaction and consulted with its legal and financial advisors. The enclosed proxy statement also provides detailed information about the merger agreement and the merger. We encourage you to read this proxy statement carefully, including its annexes.

Your vote is very important, regardless of the number of shares you own. The merger must be adopted by the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting. Therefore, if you do not return your proxy card, vote via the Internet or telephone, instruct your broker to vote your shares following the procedure provided by your broker or attend the special meeting and vote in person, it will have the same effect as if you voted “AGAINST” adoption of the merger agreement. Only stockholders who owned shares of Connetics common stock at the close of business on November 13, 2006, the record date for the special meeting, will be entitled to vote at the special meeting. To vote your shares, you may use the enclosed proxy card, vote via the Internet or telephone or attend the special meeting and vote in person. On behalf of the board of directors, I urge you to complete, sign, date and return the enclosed proxy card, or vote via the Internet or telephone as soon as possible, even if you currently plan to attend the special meeting.

Thank you for your support of our company. I look forward to seeing you at the special meeting.

If you have questions, please contact Jim Goff, our senior director of investor relations at (650) 843-2800, or MacKenzie Partners, Inc., our proxy solicitor and information agent, at 1-800-322-2885 or (212) 929-5500.

Sincerely,

Thomas G. Wiggans
Chairman of the Board and Chief Executive Officer

Neither the Securities Exchange Commission nor any state securities regulator has approved or disapproved the transactions described in this proxy statement, passed upon the merits or fairness of this transaction or passed upon the adequacy or accuracy of the accompanying proxy statement. Any representation to the contrary is a criminal offense.

This proxy statement is dated November 14, 2006 and is being mailed to stockholders of Connetics on or about November 17, 2006.

CONNETICS CORPORATION
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

Date:	Wednesday, December 20, 2006

Time:	9:00 a.m. Pacific Time

Place:	The offices of Fenwick & West, LLP, 801 California Street, Mountain View, CA 94041

Items of Business:
(1)  Consider and vote upon the adoption of the Agreement and Plan of Merger, dated as of October 22, 2006, by and among Stiefel Laboratories, Inc., a Delaware corporation, Clear Acquisition Sub, Inc., a Delaware corporation and wholly owned subsidiary of Stiefel, and Connetics, a Delaware corporation, as more fully described in the enclosed proxy statement;

(2)  Consider and vote upon any proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes in favor of adoption of the merger agreement at the time of the special meeting; and

(3) Transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

Who May Vote:	You can vote if you were a stockholder of record as of the close of business on November 13, 2006. Your vote is important. The affirmative vote of the holders of a majority of Connetics’ outstanding common stock entitled to vote at the special meeting is required to adopt the merger agreement.

Proxy Voting:	All stockholders are cordially invited to attend the special meeting in person. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy, vote via the Internet or telephone, or, if your shares are held in an account at a brokerage firm or bank, that you instruct your broker or bank on how to vote your shares in accordance with the voting instruction form provided by your broker or bank, and thus ensure that your shares will be represented at the special meeting if you are unable to attend. If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of the adoption of the merger agreement and in favor of adjournment or postponement of the special meeting, if necessary or appropriate, to permit solicitations of additional proxies. If you fail to return your proxy card, do not vote via the Internet or by telephone, instruct your broker to vote your shares following the procedure provided by your broker and do not attend the meeting and vote in person, your shares will effectively be counted as a vote against adoption of the merger agreement and will not be counted for purposes of determining whether a quorum is present at the special meeting or for purposes of the vote to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies. If you do attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person.

Please do not send in stock certificates now. You will receive instructions for delivery of your certificates after the merger is completed.

Recommendations:	The board of directors unanimously recommends that you vote “FOR” the adoption of the merger agreement at the special meeting. The board of directors also recommends that you vote “FOR” the approval of any proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes in favor of adoption of the merger agreement at the time of the special meeting.

Appraisal Rights:	Connetics stockholders who do not vote in favor of adoption of the merger agreement and who perfect their appraisal rights by complying with all the required procedures under Delaware law will have the right to seek payment for the fair value of their shares if the merger is completed. See “The Merger — Appraisal Rights” beginning on page 33 and Annex C to the accompanying proxy statement.

Additional Information	For more information about the merger, please see Annex A.

By order of the Board of Directors

Katrina J. Church
Executive Vice President, Legal Affairs
General Counsel and Corporate Secretary
Palo Alto, California
November 14, 2006

CONNETICS CORPORATION
SPECIAL MEETING OF STOCKHOLDERS

QUESTIONS AND ANSWERS ABOUT THE MERGER

The following Q&A is intended to address some commonly asked questions regarding the merger. These questions and answers may not address all questions that may be important to you as a Connetics stockholder. We urge you to read carefully the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents we refer to in this proxy statement.

Except as otherwise specifically noted in this proxy statement, “we,” “our,” “us” and similar words in this proxy statement refer to Connetics Corporation. We refer to Connetics Corporation as “Connetics” and to Stiefel Laboratories, Inc. as “Stiefel”. In addition, we refer to Clear Acquisition Sub, Inc., a wholly owned subsidiary of Stiefel, as “merger sub”.

Q:	Why am I receiving this proxy statement?

A:	Our board of directors is furnishing this proxy statement in connection with the solicitation of proxies to be voted at a special meeting of stockholders, or at any adjournments, postponements or continuations of the special meeting. In order to complete the merger, our stockholders must vote to adopt the merger agreement.

Q:	What am I being asked to vote on?

A:	You are being asked to vote to adopt a merger agreement that provides for the acquisition of Connetics by Stiefel. The proposed acquisition would be accomplished through a merger of merger sub with and into Connetics. As a result of the merger, Connetics will become a wholly-owned subsidiary of Stiefel, and Connetics common stock will cease to be quoted on The NASDAQ Global Market, will not be publicly traded and will be deregistered under the Securities Exchange Act of 1934, as amended.

We are also asking that you grant the authority to vote your shares to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes in favor of adoption of the merger agreement at the time of the special meeting.

Q:	Is the merger subject to any conditions?

A:	Before the merger can be completed, the merger agreement must be adopted by the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting. In addition, we must satisfy other customary closing conditions, including the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or the HSR Act. See “The Merger — Regulatory Matters” beginning on page 38 and “Proposal One — Adoption of the Merger — Conditions to Closing the Merger” beginning on page 44.

Q:	What will I receive in the merger?

A:	As a result of the merger, our stockholders will receive $17.50 in cash, without interest and less any applicable withholding tax, for each share of Connetics common stock they own as of the date of the merger. For example, if you own 100 shares of Connetics common stock, you will receive $1,750.00 in cash, less any applicable withholding tax, in exchange for your 100 shares.

Q:	What do I need to do now?

A:	We urge you to read this proxy statement carefully and consider how the merger affects you. Then mail your completed, dated and signed proxy card in the enclosed return envelope as soon as possible, vote via the Internet or telephone or, if your shares are held in an account at a brokerage firm or bank, instruct your broker or bank on how to vote your shares in accordance with the voting instruction form provided by your broker or bank, so that your shares can be voted at the special meeting of our stockholders. Please do not send your stock certificates with your proxy card.

Q:	How does Connetics’ board recommend that I vote?

A:	The Connetics’ board of directors has unanimously approved the merger agreement and the merger, and determined that the merger agreement and the merger are fair to, and in the best interests of, Connetics and its stockholders. Our board of directors unanimously recommends that you vote “FOR” the adoption of the merger agreement and “FOR” the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes in favor of the adoption of the merger agreement at the time of the special meeting.

Q:	Do any of Connetics’ directors or executive officers have interests in the merger that may differ from those of Connetics stockholders?

A:	Yes. You should be aware of benefits available to certain of our directors and executive officers when considering the board’s recommendation regarding the merger. Our directors and executive officers have interests in the merger that are in addition to, or different from, their interests as stockholders. These interests relate to the possible receipt of severance and other benefits by certain of our officers and directors in connection with the merger. See “The Merger — Interests of Connetics’ Executive Officers and Directors in the Merger” beginning on page 27 for a description of rights of our directors and executive officers that come into effect in connection with the merger.

Q:	What factors did Connetics’ board of directors consider in making its recommendation?

A:	In making its recommendation, our board of directors took into account, among other things, the cash consideration to be received by our stockholders in the merger, the current and historical market prices of our common stock, our board of directors’ assessment of our prospects as an independent company and our strategic alternatives, and the terms of the merger agreement, including our ability to furnish information to, and conduct negotiations with, a third party should we receive a superior offer. In addition, our board of directors took into account the financial analyses of our financial advisor, Goldman, Sachs & Co. and its opinion, dated October 22, 2006, to the board of directors that, as of the date of its opinion and based upon and subject to the factors and assumptions set forth in the opinion, the $17.50 per share in cash to be received by the holders of the outstanding shares of Connetics common stock pursuant to the merger agreement was fair from a financial point of view to such holders. See “The Merger — Recommendation of Connetics’ Board of Directors and Its Reasons for the Merger” beginning on page 19 and “The Merger — Opinion of Our Financial Advisor” beginning on page 21.

Q:	What vote is required to adopt the merger agreement?

A:	Adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting.

As of November 13, 2006, the record date for determining who is entitled to vote at the special meeting, there were 34,535,601 shares of Connetics common stock issued and outstanding. In connection with the execution of the merger agreement, each of the members of our board of directors and seven of our senior officers, including each of our executive officers, has agreed to vote the shares of Connetics’ common stock over which he or she exercises voting control for the adoption of the merger agreement. As of the record date for the special meeting, these stockholders exercise voting control over 3.08% of the issued and outstanding shares of our common stock

Q:	Where and when is the special meeting of stockholders?

A:	The Connetics special meeting will be held on Wednesday, December 20, 2006 at 9:00 a.m. Pacific Time, at the offices of Fenwick & West, LLP, 801 California Street, Mountain View, CA 94041.

Q:	Who is entitled to vote at the special meeting?

A:	Only stockholders of record as of the close of business on November 13, 2006 are entitled to receive notice of the special meeting and to vote the shares of our common stock that they held at that time at the special meeting, or at any adjournments or postponements of the special meeting.

Q:	May I vote in person?

A:	Yes. If your shares are not held in “street name” through a broker or bank you may attend the special meeting and vote your shares in person, rather than signing and returning your proxy card or voting via the Internet or telephone. If your shares are held in “street name,” you must get a proxy from your broker or bank in order to attend the special meeting and vote in person. Even if you plan to attend the special meeting in person, we urge you to complete, sign, date and return the enclosed proxy or vote via the Internet or telephone to ensure that your shares will be represented at the special meeting.

Q:	May I vote via the Internet or telephone?

A:	Most stockholders have a choice of voting over the Internet, by telephone, or by using a written proxy card. Please refer to your proxy card and other enclosures to see which options are available to you. The method by which you vote will not limit your right to vote at the special meeting if you later decide to attend in person. If you wish to vote by Internet, go to www.proxyvote.com and follow the instructions to obtain your records and to create an electronic voting instruction form. If you wish to vote by telephone, dial 1-800-690-6903 using any touch-tone telephone and follow the instructions to transmit your voting instructions. Please have your proxy card in hand when you vote over the Internet or by telephone. Please be aware that if you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible. The Internet and telephone voting facilities for eligible stockholders of record will close at 11:59 p.m. Eastern Time on December 19, 2006. Automatic Data Processing, or ADP, will tabulate the votes.

If your shares are held in “street name” through a broker or bank, you may vote by completing and returning the voting form provided by your broker or bank, or by the Internet or telephone through your broker or bank if such a service is provided. To vote via the Internet or telephone through your broker or bank, you should follow the instructions on the voting form provided by your broker or bank.

Q:	What happens if I do not return my proxy card, vote via the Internet or telephone or attend the special meeting and vote in person?

A:	The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting. Therefore, if you do not return your proxy card, vote via the Internet or telephone or attend the special meeting and vote in person, it will have the same effect as if you voted “AGAINST” adoption of the merger agreement. For the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies, abstentions will have no effect on the outcome.

Q:	May I change my vote after I have mailed my signed proxy card?

A:	Yes. You may change your vote at any time before your proxy card is voted at the special meeting. You can do this in one of three ways.

•	First, you can deliver to the Corporate Secretary of Connetics a written notice bearing a date later than the proxy you delivered to Connetics stating that you would like to revoke your proxy, provided the notice is received by 11:59 p.m. Eastern Standard Time on December 19, 2006.

•	Second, you can complete, execute and deliver to the Corporate Secretary of Connetics a new, later-dated proxy card for the same shares. If you submitted the proxy you are seeking to revoke via the Internet or telephone, you may submit this later-dated new proxy using the same method of transmission (Internet or telephone) as the proxy being revoked, provided the new proxy is received by 11:59 p.m. Eastern Standard Time on December 19, 2006.

•	Third, you can attend the meeting and vote in person. Your attendance at the special meeting alone will not revoke your proxy.

Any written notice of revocation or subsequent proxy must be delivered to Connetics at 3160 Porter Drive, Palo Alto, California 94304, Attention: Corporate Secretary, or hand-delivered to our Corporate Secretary at or before taking of the vote at the special meeting.

If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions.

v

Q:	If my broker holds my shares in “street name,” will my broker vote my shares for me?

A:	Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares following the procedure provided by your broker. Without instructions, your shares will not be voted, which will have the same effect as if you voted against adoption of the merger agreement.

Q:	What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return (or vote via the Internet or telephone with respect to) each proxy card and voting instruction card that you receive.

Q:	What happens if I sell my shares of Connetics common stock before the special meeting?

A:	The record date for the special meeting is earlier than the date of the special meeting and the date the merger is expected to be completed. If you transfer your shares of Connetics common stock after the record date but before the special meeting, you will retain your right to vote at the special meeting, but will transfer the right to receive the merger consideration.

Q:	Will the merger be taxable to me?

A:	Yes. The receipt of cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes, and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, for U.S. federal income tax purposes, a stockholder will recognize gain or loss equal to the difference between the amount of cash received by the stockholder in the merger and the stockholder’s adjusted tax basis in the shares of Connetics common stock converted into cash in the merger. Because individual circumstances may differ, we recommend that you consult your own tax advisor to determine the particular tax effects to you. See “The Merger — Material United States Federal Income Tax Consequences of the Merger” beginning on page 37.

Q:	What will the holders of Connetics stock options receive in the merger?

A:	The vesting of all outstanding stock options will be accelerated as of immediately prior to the effective time of the merger so that each such stock option will then become fully exercisable. Each stock option that is outstanding immediately before the effective time and that has a per share exercise price of less than $17.50 shall be converted into the right to receive an amount in cash equal to equal to (i) the difference between $17.50 and the exercise price per share of such option, multiplied by (ii) the total number of shares of common stock subject to such option, without any interest thereon. Each stock option that is outstanding as of immediately prior to the effective time and that has a per share exercise price greater than or equal to $17.50 shall be automatically cancelled as of the effective time.

Q:	What will the holders of Connetics restricted stock receive in the merger?

A:	All shares of outstanding restricted stock that are not fully vested will automatically become fully vested as of the effective time. At the effective time of the merger, all repurchase rights on behalf of Connetics with respect to restricted stock will lapse and the holders of such restricted stock will receive $17.50 in cash payable pursuant to the merger.

Q:	What regulatory approvals and filings are needed to complete the merger?

A:	The merger is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or the HSR Act. See “The Merger — Regulatory Matters” beginning on page 38.

Q:	When do you expect the merger to be completed?

A:	We are working toward completing the merger as quickly as possible and currently expect to consummate the merger either in December 2006 or in the first quarter of calendar 2007. In addition to obtaining stockholder approval, we must satisfy all other closing conditions, including the expiration of the waiting period under the requirements of the HSR Act.

Q:	Am I entitled to appraisal rights?

A:	Yes. Connetics stockholders who do not vote in favor of, or consent to, the adoption of the merger agreement and who comply with the specified procedural requirements will be entitled to appraisal rights under the General Corporation Law of the State of Delaware in connection with the merger. Please see Annex C for the full text of Section 262 of the General Corporation Law of the State of Delaware. See “The Merger — Appraisal Rights” beginning on page 33.

Q:	Should I send in my stock certificates now?

A:	No. After the merger is completed, you will receive written instructions for exchanging your shares of our common stock for the merger consideration of $17.50 in cash, without interest and less any applicable withholding tax, for each share of our common stock you hold.

Q:	Who can help answer my questions?

A:	If you would like additional copies, without charge, of this proxy statement or if you have questions about the merger, including the procedures for voting your shares, you should contact:

Connetics Corporation
Attn: Corporate Secretary
3160 Porter Drive
Palo Alto, California 94304
Telephone: (650) 843-2800

Neither the Securities and Exchange Commission, or the SEC, nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosures in this proxy statement. Any representation to the contrary is a criminal offense.

SUMMARY TERM SHEET

This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire proxy statement, the annexes to this proxy statement and the documents we refer to in this proxy statement. See “Where You Can Find More Information” on page 56. The merger agreement is attached as Annex A to this proxy statement. We encourage you to read the merger agreement, the legal document that governs the merger.

The Companies (page 14)

Connetics Corporation
3160 Porter Drive
Palo Alto, California 94304
Telephone: (650) 843-2800

Connetics Corporation is a specialty pharmaceutical company focused on the development and commercialization of innovative therapeutics for the dermatology market, and based in Palo Alto, California. Connetics has branded its proprietary foam drug delivery vehicle VersaFoam®. Connetics currently markets five prescription pharmaceutical products:

•	OLUX (clobetasol propionate) Foam, 0.05%,

•	Luxíq (betamethasone valerate) Foam, 0.12%,

•	Soriatane (acitretin) Capsules,

•	Evoclin (clindamycin phosphate) Foam, 1%, and

•	Verdeso (desonide) Foam, 0.05%.

We also have one New Drug Application, or NDA, under review by the FDA for Primolux(tm) Foam, a super high-potency topical steroid. We have a number of projects in our research and development pipeline, including Extina® (ketoconazole) Foam, 2%, a potential new treatment for seborrheic dermatitis, and Velac® (a combination of 1% clindamycin and 0.025% tretinoin) Gel for the treatment of acne.

Stiefel Laboratories, Inc.
225 Alhambra Circle
Coral Gables, Florida 33134
Telephone: (305) 443-3800

Stiefel Laboratories, Inc. is the world’s largest independent pharmaceutical company focused on the research, development, manufacturing and marketing of high-quality, innovative, safe and effective dermatological products. Stiefel manufactures and markets a variety of prescription and non-prescription dermatological products, including PanOxyl®, Sarna®, Zeasorb®, Brevoxyl® Creamy Wash, Duac® Topical Gel, MimyXtm Cream and Rosac© Cream with Sunscreens. Stiefel conducts marketing and sales in more than 30 countries across the five continents, supported by agents and distributors in approximately 70 additional countries.

Clear Acquisition Sub, Inc.
225 Alhambra Circle
Coral Gables, Florida 33134
Telephone: (305) 443-3800

Clear Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Stiefel, was organized solely for the purpose of entering into the merger agreement with Connetics and completing the merger. Clear Acquisition Sub, Inc. has not conducted any business operations.

Merger Consideration (page 36)

If the merger is completed, you will receive $17.50 in cash, without interest and less any applicable withholding tax, in exchange for each share of Connetics common stock that you own and for which you have not properly exercised appraisal rights.

After the merger is completed, you will have the right to receive the merger consideration, but you will no longer have any rights as a Connetics stockholder and will have no rights as a Stiefel stockholder as a result of the merger. Connetics stockholders will receive the merger consideration after exchanging their Connetics certificates in accordance with the instructions contained in the letter of transmittal to be sent to our stockholders shortly after closing of the merger.

Treatment of Restricted Stock and Options Outstanding Under Our Stock Plans (page 39)

The vesting of all outstanding stock options will be accelerated as of immediately prior to the effective time of the merger so that each such stock option will then become fully exercisable. Each stock option that is outstanding immediately before the effective time and that has a per share exercise price of less than $17.50 shall be converted into the right to receive an amount in cash equal to equal to (i) the difference between $17.50 and the exercise price per share of such option, multiplied by (ii) the total number of shares of common stock subject to such option, without any interest thereon. Each stock option that is outstanding as of immediately prior to the effective time and that has a per share exercise price greater than or equal to $17.50 shall be automatically cancelled as of the effective time.

All shares of outstanding restricted stock that are not fully vested will automatically become fully vested as of the effective time. At the effective time of the merger, all repurchase rights on behalf of Connetics with respect to restricted stock will lapse and the holders of such restricted stock will receive $17.50 in cash payable pursuant to the merger.

Market Prices and Dividend Data (page 10)

Our common stock is quoted on The NASDAQ Global Market under the symbol “CNCT.” On October 20, 2006, the last full trading day before the public announcement of the merger, the closing price for our common stock was $11.71 per share and on November 13, 2006, the latest practicable trading day before the printing of this proxy statement, the closing price for our common stock was $17.00 per share.

Material United States Federal Income Tax Consequences of the Merger (page 37)

The exchange of shares of our common stock for the $17.50 per share cash merger consideration will be a taxable transaction to our stockholders for United States federal income tax purposes. Generally, for U.S. federal income tax purposes, a stockholder will recognize gain or loss equal to the difference between the amount of cash received by the stockholder in the merger and the stockholder’s adjusted tax basis in the shares of Connetics common stock converted into cash in the merger.

Tax matters can be complicated, and the tax consequences of the merger to you will depend on the facts of your own situation. We strongly recommend that you consult your own tax advisor to fully understand the tax consequences of the merger to you.

Reasons for the Merger and Recommendation of Connetics’ Board of Directors (page 19)

Our board of directors unanimously recommends that you vote “FOR” the proposal to adopt the merger agreement. After careful consideration, our board of directors unanimously determined that the merger agreement and the merger are fair to, and in the best interests of, Connetics and its shareholders. Our board of directors has unanimously approved the merger agreement and the merger. In addition, our board of directors recommends that you vote “FOR” the approval of any proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes in favor of adoption of the merger agreement at the time of the special meeting.

In making this determination and recommendation, our board of directors considered a number of factors, including those described in the section of this proxy statement entitled “The Merger — Recommendation of Connetics’ Board of Directors and Reasons for the Merger.”

Opinion of Our Financial Advisor (page 21)

On October 21, 2006, Goldman Sachs rendered its oral opinion, subsequently confirmed by delivery of its written opinion, dated October 22, 2006, to Connetics’ board of directors that, as of the date of its opinion and based upon and subject to the factors and assumptions set forth in the opinion, the $17.50 per share in cash to be received by the holders of the outstanding shares of Connetics common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated October 22, 2006, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement. Goldman Sachs provided its opinion for the information and assistance of Connetics’ board of directors in connection with its consideration of the merger. Goldman Sachs’ opinion is not a recommendation as to how any holder of Connetics common stock should vote with respect to the merger. Pursuant to an engagement letter between Connetics and Goldman Sachs, Connetics has agreed to pay Goldman Sachs a transaction fee of approximately $8.6 million, all of which is payable upon consummation of the merger.

The Special Meeting of Connetics’ Stockholders (page 11)

Date, Time and Place.  A special meeting of our stockholders will be held on Wednesday, December 20, 2006 at 9:00 a.m. Pacific Time, at the offices of Fenwick & West, LLP, 801 California Street, Mountain View, CA 94041, to:

•	consider and vote upon the adoption of the merger agreement,

•	adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes in favor of adoption of the merger agreement at the time of the special meeting, and

•	transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

Record Date and Voting Power.  You are entitled to vote at the special meeting if you owned shares of our common stock at the close of business on November 13, 2006, the record date for the special meeting. You will have one vote at the special meeting for each share of our common stock you owned at the close of business on the record date. There are shares of our common stock entitled to be voted at the special meeting.

Required Vote.  The adoption of the merger agreement requires the affirmative vote of a majority of the shares of our common stock outstanding at the close of business on the record date. Approval of any proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of at least a majority of the votes cast by holders of our common stock present, in person or represented by proxy, at the special meeting, provided a quorum is present, in person or represented by proxy, at the special meeting.

Interests of Connetics’ Directors and Executive Officers in the Merger (page 27)

When considering the recommendation of Connetics’ board of directors, you should be aware that the members of Connetics’ board of directors and Connetics’ executive officers have interests in the merger other than their interests as Connetics stockholders generally, including those described below. These interests may be different from, or in conflict with, your interests as Connetics stockholders. The members of our board of directors were aware of these additional interests, and considered them, when they adopted the merger agreement.

•	Each of our directors and executive officers hold options to purchase shares of our common stock. Under the terms of the merger agreement and under the terms of existing change of control agreements, the vesting of all outstanding stock options will be accelerated as of immediately prior to the effective time of the merger so that each such stock option will then become fully exercisable. Each stock option that is outstanding immediately before the effective time and that has a per share exercise price of less than $17.50 shall be converted into the right to receive an amount in cash equal to equal to (i) the difference between $17.50 and the exercise price per share of such option, multiplied by (ii) the total number of shares of common stock subject to such option, without any interest thereon. Each stock option that is outstanding as of immediately prior to the effective time and that has a per share exercise price greater than or equal to $17.50 shall be automatically cancelled as of the effective time.

•	Certain of our directors and executive officers hold restricted stock. Under the merger agreement and under the existing terms of the restricted stock awards, at the effective time of the merger, all repurchase rights on behalf of Connetics shall lapse with respect to our restricted stock and each holder will receive $17.50 in cash for each of their shares of restricted stock pursuant to the merger.

•	Under certain circumstance following the merger, our executive officers and one of our directors may be entitled to receive severance benefits.

•	We anticipate that our chief executive officer, Thomas Wiggans, will enter into a letter agreement with Stiefel under which he will be entitled to compensation in return for serving as an employee for Stiefel on a full-time basis until May 31, 2007 and subsequently he will serve as a consultant to Stiefel on an unpaid basis until October 1, 2007. Following October 1, 2007, upon mutual agreement, Mr. Wiggans and Stiefel may elect to have Mr. Wiggans serve as a part-time consultant for Stiefel for three years in exchange for compensation.

•	The merger agreement provides that Stiefel will indemnify our officers and directors against losses incurred by them as a result of their serving as our officers or directors to the fullest extent permitted by law and required by the organizational documents of Connetics and will maintain policies of directors’ and officers’ liability insurance, and will honor existing rights and agreements regarding indemnification of our officers and directors.

Voting Agreements (page 49)

In connection with the merger agreement, our directors and seven of our senior officers, including each of our executive officers, have agreed, among other things, to vote the shares of Connetics’ common stock over which he or she exercises voting control in favor of the adoption of the merger agreement. As of November 13, 2006 the record date for the special meeting, these stockholders exercise voting control over 3.08% of the issued and outstanding shares of our common stock.

Conditions to the Closing of the Merger (page 44)

Each party’s obligation to effect the merger is subject to the satisfaction or waiver of various conditions, which include the following.

Stiefel is obligated to effect the merger only if the following conditions are satisfied or waived:

•	our representations and warranties in the merger agreement (other than our representations regarding our authority to enter into the merger agreement and certain of our representations regarding our capitalization) are true and correct, except for inaccuracies that do not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Connetics, in each case as of the date of the merger agreement and as of the closing date of the merger (except that the accuracy of representations and warranties that by their terms address matters only as of a specified date will be determined only as of such date);

•	our representations regarding our authority to enter into the merger agreement are true and correct in all respects and certain of our representations regarding our capitalization are true and correct in all respects except for inaccuracies that are de minimis;

•	we have performed in all material respects all obligations required to be performed by us under the merger agreement at or prior to the closing of the merger;

•	the merger agreement is adopted by our stockholders at the special meeting;

•	one of our officers has provided Stiefel with a certificate stating that the conditions listed in the four bullet points above have been satisfied;

•	the waiting period required under the HSR Act has terminated or expired;

•	there is no temporary restraining order, preliminary or permanent injunction, or other order preventing the consummation of the merger issued by a court of competent jurisdiction or other governmental authority in effect, and no law has been enacted or deemed applicable to the merger that makes consummation of the merger illegal; and

•	since the date of the merger agreement, no material adverse effect on Connetics has occurred and is continuing, and no effect, change, condition, or circumstance exists or has occurred that would, individually or in the aggregate, reasonably be expected to have material adverse effect on Connetics.

Connetics is obligated to effect the merger only if the following conditions are satisfied or waived:

•	Stiefel’s and merger sub’s representations and warranties in the merger agreement (other than its representations regarding its authority to enter into the merger agreement) are true and correct, except for inaccuracies that do not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Stiefel to consummate the merger, in each case as of the date of the merger agreement and as of the closing date of the merger (except that the accuracy of representations and warranties that by their terms address matters only as of a specified date will be determined only as of such date);

•	Stiefel’s representations regarding its authority to enter into the merger agreement are true and correct in all respects;

•	Stiefel and merger sub have performed in all material respects all obligations required to be performed by them under the merger agreement at or prior to the closing of the merger;

•	one of Stiefel’s officers has provided us with a certificate stating that the conditions listed in the three bullet points above have been satisfied;

•	the merger agreement is adopted by Connetics’ stockholders at the special meeting;

•	the waiting period required under the HSR Act has terminated or expired; and

•	there is no temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the merger issued by a court of competent jurisdiction or other governmental authority in effect, and no law has been enacted or deemed applicable to the merger that makes consummation of the merger illegal.

Termination of the Merger Agreement (page 45)

Stiefel and we can terminate the merger agreement under certain circumstances, including:

•	by mutual written consent;

•	by either Stiefel or us, if the merger has not been completed by April 30, 2007 or any other date agreed to by Stiefel and us, except that if the merger is not completed by such date because any applicable waiting period under the HSR Act has not been terminated or expired or we have not satisfied the condition requiring performance of obligations required to be performed prior to the closing of the merger due to a failure by us to deliver the financial statements we are required to deliver to Stiefel, but in either case all other conditions have been satisfied, then the foregoing April 30, 2007 date shall automatically be extended to June 30, 2007; provided that a party shall not be permitted to terminate if the failure to consummate the merger is principally caused by the failure on the part of such party to perform its covenants and obligations set forth in the merger agreement;

•	by either Stiefel or us, if any court of competent jurisdiction or other governmental authority has issued a final and nonappealable order, or taken other final and nonappealable action, which has the effect of restraining, enjoining, or otherwise prohibiting the merger;

•	by either Stiefel or us, if our stockholders do not approve the merger agreement at the special meeting;

•	by Stiefel, if:

•	our board of directors withdraws or modifies in a manner adverse to Stiefel its recommendation of approval of the merger agreement to the stockholders of Connetics or publicly announces its intention to do so;

•	we fail to include our recommendation to vote in favor of the adoption of the merger agreement in the proxy statement;

•	our board of directors approves or publicly endorses or recommends any other acquisition proposal or publicly announces its intention to do so;

•	we enter into a binding definitive agreement accepting an acquisition proposal;

•	we materially breach our obligations regarding non-solicitation of acquisition proposals or holding the Connetics stockholder meeting to adopt the merger agreement; or

•	a tender or exchange offer relating to our securities is commenced by a person not affiliated with Stiefel and we do not send to our stockholders, within ten business days of commencement of the offer, a statement recommending rejection of the offer;

•	by either Stiefel or us, if the other party is in breach of any representations, warranties or covenants set forth in the merger agreement applicable to such party such that the breach causes certain of the closing conditions described above not to be satisfied, and the breach is not cured within 45 days after notice of it to the party in breach; or

•	by us, if we withdraw or modify our board of directors recommendation of adoption of the merger agreement to the stockholders of Connetics after compliance with the provisions of the merger agreement and our board of directors authorizes us to enter into a binding definitive agreement for a transaction that constitutes a superior offer and we notify Stiefel that we intend to do so, and provide Stiefel with the most current version of such agreement.

Termination Fees and Expenses (page 46)

The merger agreement requires that we pay Stiefel a termination fee of $19.1 million if:

•	Stiefel terminates the merger agreement, prior to receipt of adoption of the merger agreement by our stockholders, if:

•	our board of directors withdraws or modifies in a manner adverse to Stiefel its recommendation of approval of the merger agreement to the stockholders of Connetics or publicly announces its intention to do so;

•	we fail to include our recommendation to vote in favor of the adoption of the merger agreement in the proxy statement;

•	our board of directors approves or publicly endorses or recommends any acquisition proposal or publicly announces its intention to do so;

•	we enter into a binding definitive agreement accepting an acquisition proposal;

•	we materially breach our obligations regarding non-solicitation of acquisition proposals or holding the Connetics stockholder meeting to adopt the merger agreement; or

•	a tender or exchange offer is relating to our securities is commenced by a person not affiliated with Stiefel and we do not send to our stockholders, within ten business days of commencement of the offer, a statement recommending rejection of the offer.

•	Stiefel or we terminate the merger agreement due to our stockholders not adopting the merger agreement, and:

•	before such termination a bona fide alternative acquisition proposal to acquire us or more than 50% of our voting securities, or assets that constitute or account for at least 50% of our consolidated net revenues, consolidated net income or consolidated assets, was publicly announced or disclosed and not withdrawn; and

•	within nine months of termination, we enter into a binding definitive agreement providing for such acquisition transaction or we consummate an acquisition transaction.

•	Stiefel or we terminate the merger agreement because the merger has not been consummated before April 30, 2007 (or before June 30, 2007 if the April 30, 2007 deadline is extended to that date), and:

•	before such termination a bona fide alternative acquisition proposal to acquire us or more than 50% of our voting securities, or assets that constitute or account for at least 50% of our consolidated net revenues, consolidated net income or consolidated assets was either made known to us or publicly announced or disclosed and not withdrawn;

•	all of the conditions to closing had been satisfied as of the time of termination (other than those that by their nature can only be satisfied at closing), except that our stockholders had not adopted the merger agreement due to a failure by us to submit the merger agreement for adoption at our stockholders’ meeting; and

•	within nine months of termination, we enter into a binding definitive agreement providing for an acquisition transaction or we consummate an acquisition transaction.

•	we terminate the merger agreement if we withdraw or modify our board of directors recommendation of approval of the merger agreement to the stockholders of Connetics after compliance with the provisions of the merger agreement and our board of directors authorizes us to enter into a binding definitive agreement for a transaction that constitutes a superior offer and we notify Stiefel that we intend to do so, and provide Stiefel with the most current version of such agreement.

In the event that the merger agreement is terminated for the reasons described in the third bullet point above, we are required to reimburse Stiefel for its out of pocket fees and expenses, up to a maximum amount of $3 million. In the event that we are later required to pay Stiefel the termination fee of $19.1 million for the reasons described in the third bullet point above, then any expenses for which we reimburse Stiefel reduce the $19.1 million termination fee dollar for dollar. The merger agreement otherwise provides that, regardless of whether the merger is consummated, all fees and expenses incurred by the parties in connection with the merger will be borne by the party incurring such fees and expenses.

Form of the Merger (page 36)

At the effective time of the merger, Clear Acquisition Sub, Inc., a wholly owned subsidiary of Stiefel, will merge with and into us. We will survive the merger as a wholly owned subsidiary of Stiefel.

Regulatory Matters (page 38)

The merger is subject to review by the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission to determine whether it is in compliance with applicable antitrust laws. The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which we refer to as the HSR Act, prohibits us from completing the merger until Stiefel and we furnish the required information and materials to the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission and the initial 30-day waiting period, or any extended waiting period, expires or is terminated early. Stiefel and we filed the required notification report form with the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission on November 14, 2006.

Appraisal Rights (page 33)

Connetics’ stockholders have the right under Delaware law to exercise appraisal rights and to receive payment in cash for the fair value of their shares of Connetics stock determined in accordance with Delaware law, if such rights are properly perfected. The fair value of shares of Connetics’ stock, as determined in accordance with Delaware law, may be more than, less than or equal to the merger consideration to be paid to non-dissenting Connetics stockholders in the merger. To preserve their rights, stockholders who wish to exercise appraisal rights must not vote in favor of the adoption of the merger agreement and must follow specific procedures. Such stockholders must precisely follow those specific procedures to exercise appraisal rights, or their appraisal rights may be lost. These procedures are described in this proxy statement, and the provisions of Delaware law that grant appraisal rights and govern such procedures are attached as Annex C to this proxy statement. We encourage you to read these provisions carefully and in their entirety.

IF YOU VOTE FOR THE MERGER, YOU WILL WAIVE YOUR APPRAISAL RIGHTS UNDER DELAWARE LAW.

Legal Proceedings Regarding the Merger (page 33)

On September 25, 2006, two separate shareholder derivative actions were filed in Santa Clara Superior Court against certain officers and directors, and a former officer, of Connetics, alleging, among other things, breach of fiduciary duty, abuse of control, gross mismanagement, waste of corporate assets, unjust enrichment and violations of the California Corporations Code (Rosenberg v. Wiggans et al. and Spiegal v. Wiggans et al.).  These matters have been consolidated. On or about October 24, 2006, the plaintiff in the Spiegal action filed an amended complaint which, in addition to asserting the derivative claims described above, purports to state a class claim for breach of fiduciary duty against Connetics and its board of directors arising from the merger. The plaintiff alleges, among other things, that the merger undervalues Connetics, and that the merger would, if consummated, permit defendants to avoid liability arising from plaintiff’s derivative claims. The complaint seeks, among other things, injunctive relief against consummation of the merger.

FORWARD-LOOKING INFORMATION

This proxy statement contains “forward-looking statements,” as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on our current expectations, assumptions, beliefs, estimates and projections about our company and our industry. The forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Generally, these forward-looking statements can be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “project,” “should” and similar expressions. Factors that may affect those forward-looking statements include, among other things:

•	the risk that the merger agreement may be terminated in circumstances which require us to pay Stiefel a termination fee of $19.1 million,

•	our ability to obtain stockholder approval and regulatory approvals for the merger,

•	risks regarding disruption to our customer relationships,

•	risks related to diverting management’s attention from ongoing business operations,

•	the effect of uncertainty surrounding the merger on our business,

•	risks regarding employee retention, and

•	other risks detailed in our current filings with the Securities and Exchange Commission, including our most recent filings on Form 10-K or Form 10-Q, which discuss these and other important risk factors concerning our operations.

We caution you that reliance on any forward-looking statement involves risks and uncertainties, and that although we believe that the assumptions on which our forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate, and, as a result, the forward-looking statements based on those assumptions could be incorrect. In light of these and other uncertainties, you should not conclude that we will necessarily achieve any plans or objectives referred to in any of the forward-looking statements. We do not undertake to release the results of any revisions of these forward-looking statements to reflect future events or circumstances.

MARKET PRICES AND DIVIDEND DATA

Our common stock is quoted on The NASDAQ Global Market under the symbol “CNCT.” This table shows, for the periods indicated, the range of intraday high and low per share sales prices for our common stock as reported on The NASDAQ Global Market.

	Fiscal Quarters
	First	Second	Third	Fourth

Fiscal Year 2006
High	$17.28	$16.92	$12.18	N/A
Low	$14.28	$10.57	$7.16	N/A
Fiscal Year 2005
High	$28.05	$29.48	$19.45	$17.72
Low	$21.75	$15.12	$16.82	$11.79
Fiscal Year 2004
High	$25.52	$22.74	$28.48	$30.41
Low	$17.42	$17.95	$18.80	$20.29

The following table sets forth the closing price per share of our common stock, as reported on The NASDAQ Global Market on October 20, 2006, the last full trading day before the public announcement of the merger, and on November 13, 2006, the latest practicable trading day before the printing of this proxy statement:

Closing Price

October 20, 2006	$11.71
November 13, 2006	$17.00

Following the merger there will be no further market for our common stock and our stock will cease to be quoted on The NASDAQ Global Market and deregistered under the Securities Exchange Act.

THE SPECIAL MEETING

The enclosed proxy is solicited on behalf of the board of directors of Connetics for use at the special meeting of stockholders or at any adjournment or postponement thereof.

Date, Time and Place

We will hold the special meeting on Wednesday, December 20, 2006 at 9:00 a.m. Pacific Time, at the offices of Fenwick & West, LLP, 801 California Street, Mountain View, CA 94041.

Purpose of the Special Meeting

At the special meeting, we will ask the stockholders of our common stock to adopt the merger agreement, and, if there are not sufficient votes in favor of the adoption of the merger agreement, to adjourn or postpone the special meeting to a later date to solicit additional proxies.

Record Date; Shares Entitled to Vote; Quorum

Only holders of record of our common stock at the close of business on November 13, 2006, the record date, are entitled to notice of, and to vote at, the special meeting. On the record date, 34,535,601 shares of our common stock were issued and outstanding and held by approximately 123 holders of record. Holders of record of our common stock on the record date are entitled to one vote per share at the special meeting on the proposal to adopt the merger agreement and the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

A quorum of stockholders is necessary to hold a valid special meeting. Under our by-laws, a quorum is present at the special meeting if a majority of the shares of our common stock entitled to vote on the record date are present, in person or represented by proxy. In the event that a quorum is not present at the special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies. For purposes of determining the presence or absence of a quorum, votes withheld, abstentions and “broker non-votes” (where a broker or nominee does not exercise discretionary authority to vote on a matter) will be counted as present.

Vote Required

The adoption of the merger agreement requires the affirmative vote of the holders of at least a majority of the shares of our common stock entitled to vote at the special meeting. Adoption of the merger agreement is a condition to the closing of the merger. If a Connetics stockholder abstains from voting or does not vote, either in person or represented by proxy, it will count as a vote against the adoption of the merger agreement. Each “broker non-vote” will also count as a vote against the adoption of the merger agreement.

Approval of any proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of at least a majority of the votes cast by holders of our common stock present, in person or represented by proxy, at the special meeting provided a quorum is present, in person or represented by proxy, at the special meeting.

Voting by Connetics’ Directors and Executive Officers

In connection with the merger agreement, each of our directors and seven senior officers, including each of our executive officers, has agreed to vote the shares over which he or she exercises voting control for the adoption of the merger agreement. As of November 13, 2006, the record date for the special meeting, these stockholders exercise voting control over 3.08% of the issued and outstanding shares of our common stock.

Voting of Proxies

If your shares are registered in your name, you may vote by returning a signed proxy card or voting in person at the meeting. Additionally, you may submit a proxy authorizing the voting of your shares via the

Internet at www.proxyvote.com and follow the instructions to obtain your records and to create an electronic voting instruction form. If you wish to vote by telephone, dial 1-800-690-6903 using any touch-tone telephone and follow the instructions to transmit your voting instructions. The Internet and telephone voting facilities for eligible stockholders of record will close at 11:59 p.m. Eastern Time on December 19, 2006.

If you plan to attend the special meeting and wish to vote in person, you will be given a ballot at the meeting. If your shares are registered in your name, you are encouraged to vote by proxy even if you plan to attend the special meeting in person.

Voting instructions are included on your proxy card. All shares represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in accordance with the instructions of the stockholder. Properly executed proxies that do not contain voting instructions will be voted “FOR” the adoption of the merger agreement and “FOR” the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies.

If your shares are held in “street name” through a broker or bank, you may vote by completing and returning the voting form provided by your broker or bank or via the Internet or by telephone through your broker or bank if such a service is provided. To vote via the Internet or telephone, you should follow the instructions on the voting form provided by your broker or bank. If you plan to attend the special meeting, you will need a proxy from your broker or bank in order to be given a ballot to vote the shares. If you do not return your bank’s or broker’s voting form, vote via the Internet or telephone through your broker or bank, if possible, or attend the special meeting and vote in person with a proxy from your broker or bank, it will have the same effect as if you voted “AGAINST” adoption of the merger agreement.

Revocability of Proxies

Any proxy you give pursuant to this solicitation may be revoked by you at any time before it is voted. Proxies may be revoked by one of three ways:

First, you can deliver to the Corporate Secretary of Connetics a written notice dated later than the proxy stating that you would like to revoke your proxy, provided the notice is received by 11:59 p.m. Eastern Standard Time on December 19, 2006.

Second, you can complete, execute and deliver to the Corporate Secretary of Connetics a new, later-dated proxy card for the same shares. If you submitted the proxy you are seeking to revoke via the Internet or telephone, you may submit this later-dated new proxy using the same method of transmission (Internet or telephone) as the proxy being revoked, provided the new proxy is received by 11:59 p.m. Eastern Standard Time on December 19, 2006.

Third, you can attend the special meeting and vote in person. Your attendance at the special meeting alone will not revoke your proxy.

Any written notice of revocation or subsequent proxy must be delivered to Connetics, 3160 Porter Drive, Palo Alto, California 94304, Attention: Corporate Secretary, or hand-delivered to our Corporate Secretary at or before the taking of the vote at the special meeting.

If you have instructed a broker or bank to vote your shares, you must follow directions received from your broker or bank to change those instructions.

Board of Directors’ Recommendations

After careful consideration, our board of directors has unanimously approved the merger agreement and determined that the merger agreement and the merger are in the best interests of Connetics and its stockholders.

Our board of directors unanimously recommends that Connetics stockholders vote “FOR” the proposal to adopt the merger agreement and also unanimously recommends that stockholders vote

“FOR” the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to permit the solicitation of additional proxies.

Abstentions and Broker Non-Votes

Stockholders that abstain from voting on a particular matter and shares held in “street name” by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter will not be counted as votes in favor of such matter, but will be counted to determine whether a quorum is present at the special meeting and will be counted as voting power present at the meeting. Abstentions and broker non-votes will have the effect of a negative vote with respect to the proposal to adopt the merger agreement because adoption of this proposal requires the affirmative vote of a majority of all outstanding shares of our common stock. For the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies, abstentions and broker non-votes will have no effect on the outcome.

Solicitation of Proxies

The expense of soliciting proxies in the enclosed form will be borne by Connetics. We have retained MacKenzie Partners, Inc., a proxy solicitation firm, to solicit proxies in connection with the special meeting for an estimated fee not to exceed $15,000. In addition, we may reimburse brokers, banks and other custodians, nominees and fiduciaries representing beneficial owners of shares for their expenses in forwarding soliciting materials to such beneficial owners. Proxies may also be solicited by certain of our directors, officers and employees, personally or by telephone, facsimile or other means of communication. No additional compensation will be paid for such services.

Householding of Special Meeting Materials

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements. This means that only one copy of our proxy statement may have been sent to multiple stockholders in each household. We will promptly deliver a separate copy of our proxy statement to any stockholder upon written or oral request to our Corporate Secretary, Katrina J. Church, Connetics Corporation, 3160 Porter Drive, Palo Alto, California 94304, (650) 843-2800.

Stockholder List

A list of our stockholders entitled to vote at the special meeting will be available for examination by any Connetics stockholder at the special meeting. For 10 days prior to the special meeting, this stockholder list will be available for inspection during ordinary business hours at our corporate offices located at 3160 Porter Drive, Palo Alto, California 94304.

THE COMPANIES

Connetics Corporation

Connetics is a specialty pharmaceutical company focused on the development and commercialization of innovative therapeutics for the dermatology market. Connetics has branded its proprietary foam drug delivery vehicle VersaFoam (R). Connetics currently markets five prescription pharmaceutical products:

•	OLUX (clobetasol propionate) Foam, 0.05%,

•	Luxíq (betamethasone valerate) Foam, 0.12%,

•	Soriatane (acitretin) Capsules,

•	Evoclin (clindamycin phosphate) Foam, 1%, and

•	Verdeso (desonide) Foam, 0.05%,

We also have one New Drug Application, or NDA, under review by the FDA for Primoluxtm Foam, a super high-potency topical steroid. We have a number of projects in our research and development pipeline, including Extina® (ketoconazole) Foam, 2%, a potential new treatment for seborrheic dermatitis, and Velac® (a combination of 1% clindamycin and 0.025% tretinoin) Gel for the treatment of acne.

We were incorporated in Delaware in 1993, and our principal executive offices are located at 3160 Porter Drive, Palo Alto, California 94304. Our telephone number is (650) 843-2800. Our website is located at http://www.connetics.com. Additional information regarding Connetics is contained in our filings with the Securities and Exchange Commission. See “Where You Can Find More Information” beginning on page 56.

Stiefel Laboratories, Inc.

Stiefel Laboratories, Inc. is the world’s largest independent pharmaceutical company focused on the research, development, manufacturing and marketing of high-quality, innovative, safe and effective dermatological products. Stiefel manufactures and markets a variety of prescription and non-prescription dermatological products, including PanOxyl®, Sarna®, Zeasorb®, Brevoxyl® Creamy Wash, Duac® Topical Gel, MimyXtm Cream and Rosac© Cream with Sunscreens. Stiefel conducts marketing and sales in more than 30 countries across the five continents, supported by agents and distributors in approximately 70 additional countries.

Stiefel was founded in 1847 and was incorporated in New York in 1944 and was subsequently converted into a Delaware corporation in 2005. Stiefel’s principal executive offices are located at 255 Alhambra Circle, Coral Gables, Florida, 33134. Its telephone number is (305) 443-3800. Stiefel’s website is located at http://www.stiefel.com.

Clear Acquisition Sub, Inc.

Clear Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Stiefel, was organized solely for the purpose of entering into the merger agreement with Connetics and completing the merger. Clear Acquisition Sub, Inc. was incorporated on October 17, 2006. Its principal executive offices are located at 255 Alhambra Circle, Coral Gables, Florida, 33134. Its telephone number is (305) 443-3800.

THE MERGER

The following discussion summarizes the material terms of the merger. We urge you to read carefully the merger agreement, which is attached as Annex A to this proxy statement.

Background to the Merger

As part of the ongoing management and planning of our business, Connetics regularly evaluates a variety of strategic alternatives and opportunities, both independently and with investment bankers, including various potential transactions for expanding and improving our business and enhancing stockholder value. In April 2006, we renewed our engagement of Goldman, Sachs & Co. to act as our financial advisors in connection with the exploration of possible strategic alternatives.

During the summer of 2006, we received preliminary inquiries from two industry participants other than Stiefel and a private equity firm gauging our interest in potentially exploring a strategic transaction with these entities. On August 8, 2006, our chief executive officer, Tom Wiggans, met with a representative of the private equity firm to discuss a potential transaction involving Connetics and this firm. On August 15, 2006, Mr. Wiggans met with an officer of one of the industry participants to discuss that company’s interest in a potential transaction.

On August 16, 2006, Mr. Wiggans was contacted by Charles Stiefel, the chief executive officer of Stiefel, to discuss Stiefel’s interest in acquiring our business. During a call between Mr. Wiggans and Mr. Stiefel on August 22, 2006, Mr. Stiefel orally proposed a transaction at a price per share of Connetics common stock of $15.25. In a letter dated August 23, 2006 sent to Mr. Wiggans, Mr. Stiefel confirmed Stiefel’s interest in potentially acquiring Connetics, and proposed a transaction to purchase all Connetics shares for $15.25 per share in cash. The proposal stated that it was subject to due diligence and the negotiation of mutually acceptable definitive agreements. On August 23, 2006, the closing price per share of our common stock was $10.05.

On August 24, 2006, our board of directors held a meeting to discuss the early-stage inquiries that had been received regarding a potential strategic transaction with us, including the Stiefel proposal. At this meeting, a representative of Fenwick & West LLP, outside counsel to Connetics, reviewed with our board its fiduciary duties in the context of evaluating and potentially pursuing a strategic transaction involving a sale of the company. Our board discussed the valuation implied by Stiefel’s offer, as well as other potential strategic alternatives within the context of Connetics’ long-term value achievable upon execution of its strategic business plan. After deliberation, our board authorized Mr. Wiggans to respond to Mr. Stiefel that the proposal did not reflect sufficient value for Connetics. Our board also determined to invite Goldman Sachs to provide a preliminary financial analysis of Connetics at the board’s next regular meeting scheduled for September 14, 2006 to provide additional context to evaluate strategic alternatives.

On August 28, 2006, Mr. Wiggans contacted Mr. Stiefel to inform him that our board considered Stiefel’s proposal but determined that it did not reflect sufficient value to merit further discussion or the initiation of a due diligence process.

On August 30, 2006, Mr. Wiggans met with an officer of the other industry participant that had contacted Connetics to discuss that company’s interest in a potential transaction.

On September 7, 2006, Mr. Stiefel contacted Mr. Wiggans by telephone and proposed a transaction at a range of $16.00 to $17.00 per Connetics share subject to due diligence and negotiation of a definitive agreement, which proposal was confirmed in a letter sent later that day. The letter stated that Stiefel’s proposal of a transaction at a range of $16.00 to $17.00 per Connetics share was contingent upon satisfactory completion of due diligence and negotiation of a mutually acceptable definitive agreement. The letter further requested that Connetics agree to an exclusive negotiating and due diligence period with Stiefel to facilitate its transaction. On September 7, 2006, the closing price per share of our common stock was $10.40.

On September 14, 2006, our board of directors held a meeting to discuss, among other matters, potential strategic alternatives. Our management reviewed with the board Connetics’ strategic business position, and operating and financial forecasts. Representatives of Goldman Sachs provided to our board its preliminary financial analysis of Connetics. Our board then discussed Connetics’ strategic position and valuation, Connetics’ public market valuation compared with similar companies, and financial analysts’ estimates of our earnings. Our board and management, together with our financial and legal advisors, then reviewed a broad range of potential candidates for a business combination transaction, including large, diversified pharmaceutical companies, specialty pharmaceutical and dermatology companies, and private equity firms. Following a discussion of our strategic alternatives from the perspective of maximizing stockholder value, including pursuing a potential transaction with another party and remaining independent, our board authorized providing due diligence information to, and continuing negotiations with, Stiefel on a non-exclusive basis with the purpose of increasing Stiefel’s offer, as well as preparing to contact additional parties to gauge their interest in a potential transaction with us. The board also designated one of our directors, Kirk Raab, to work directly with our management and advisors in this process and to participate directly in negotiations with Stiefel.

On September 15, 2006, Mr. Stiefel and Mr. Wiggans had a telephone conversation during which Mr. Wiggans stated that, based on the current status of discussions, Stiefel could begin due diligence, although not on an exclusive basis.

On September 20, 2006, we and Stiefel executed a mutual confidentiality agreement to cover proprietary information exchanged in the diligence process. Neither this agreement, nor any other agreement prior to the execution of our definitive merger agreement with Stiefel, contained any exclusivity obligations on us.

On September 20, 2006, Messrs. Stiefel, Raab and Wiggans met to discuss the transaction price as well as the strategic rationale for the potential transaction. In this discussion, Mr. Raab notified Mr. Stiefel that he had been designated by our board as the principal negotiator for Connetics with regard to the transaction price.

On September 21, 2006, our management presented a detailed overview of our business to representatives of Stiefel and its advisors, Deutsche Bank Securities Inc., Willkie Farr & Gallagher LLP, and Bain & Company at the offices of Fenwick & West in Mountain View, California.

From and after September 22, 2006, we provided Stiefel and its advisors with access to an electronic data room containing extensive due diligence information on us.

From September 25 through September 28, 2006, representatives of Goldman Sachs, on behalf of Connetics, and Deutsche Bank, on behalf of Stiefel, discussed the potential financial terms of the proposed transaction. On September 28, 2006, Stiefel confirmed its offer in the range of $16.00 to $17.00 per share.

Commencing on September 29, 2006, as directed by Connetics, representatives of Goldman Sachs contacted seven other parties, including pharmaceutical and dermatology industry participants and a major private equity firm, to gauge their interest in evaluating a business combination with us. These parties were provided with summary business and publicly available financial information regarding us. Of the broader group evaluated by our board, the seven parties selected were those which we and our advisors deemed most likely to be strategically interested in pursuing a transaction with us in the range of prices being proposed by Stiefel, and most financially able to execute such a transaction, and included each of the parties that had contacted us during the summer of 2006 regarding a transaction. Due to our concern regarding providing competitors with access to our confidential information, all such parties other than the private equity firm were instructed that they needed to provide an indicative offer of transaction value acceptable to us before we would provide detailed due diligence information to them.

Of these parties, only the private equity firm and one of the industry participants requested our form of confidentiality agreement, and only the private equity firm executed the agreement, which was a pre-condition to being provided with additional information about us.

On October 2, 2006, Fenwick & West sent to Willkie Farr & Gallagher a draft definitive merger agreement.

On October 7, 2006, Stiefel communicated an offer to acquire us at a value of $16.35 per share. On October 6, 2006, the last trading day prior, the closing price per share of our common stock was $10.59. Also on October 7, 2006, Willkie Farr & Gallagher sent to Fenwick & West its proposed revisions to the draft merger agreement. On October 8, 2006, Mr. Stiefel and Mr. Wiggans had a conversation at an industry dinner that they each were attending, but did not have any substantive discussions regarding the transaction.

On October 9, 2006, members of our management presented an overview of our business to representatives of the private equity firm.

From October 9 through October 11, 2006, representatives of Goldman Sachs, on behalf of Connetics, and Deutsche Bank, on behalf of Stiefel, held a series of discussions regarding the transaction price.

On October 10, 2006 and October 11, 2006 a number of diligence discussions took place between Stiefel and its advisors and Connetics and its advisors to address issues raised by Stiefel as a result of its due diligence review, and, based on the results of these discussions, a representative of Deutsche Bank indicated to a representative of Goldman Sachs that Stiefel could potentially increase its offer to $17.00 per share.

On October 11, 2006, our board of directors held a meeting to discuss, among other matters, the status of the potential transaction with Stiefel and the process and results of contacts with the other parties. Our management reviewed with the board our recent and projected financial and operating performance. Representatives of Goldman Sachs reviewed with the board their discussions with Deutsche Bank regarding the transaction price as well as their discussions with the other parties contacted regarding their potential interest in making an indicative offer and pursuing a transaction with us. Representatives of Fenwick & West reviewed with the board the principal legal issues in the draft merger agreement under negotiation with Willkie Farr & Gallagher. Representatives of Goldman Sachs presented to our board additional preliminary financial analyses. Following discussion, our board authorized the continuation of price and legal negotiations with Stiefel, and the continuation of discussions with the other parties.

On October 12, 2006, the industry participant that had requested our confidentiality agreement notified a representative of Goldman Sachs that it would not present an offer within the range of prices then being discussed with Stiefel.

From October 12 through October 14, 2006, members of our management participated in a series of conference calls with representatives of the private equity firm to further discuss our business.

On October 12, 2006, representatives of Goldman Sachs indicated to representatives of Deutsche Bank that the board of directors of Connetics would not accept an offer that was at $17.00 per share or below.

On October 13, 2006, Mr. Stiefel and Mr. Raab had a telephonic negotiation with respect to the purchase price, at the end of which, Mr. Stiefel agreed to increase Stiefel’s offer to $17.50 per share, subject to the satisfactory completion of Stiefel’s due diligence process and the negotiation of acceptable definitive agreements. During the course of this negotiation, Mr. Raab inquired whether Mr. Stiefel would be willing to pay a higher price in exchange for an exclusive negotiating period, and Mr. Stiefel declined to do so. Mr. Raab stated that he would communicate Stiefel’s $17.50 offer to our board.

On October 13-14, 2006, representatives of our management and Goldman Sachs held additional discussions with representatives of the private equity firm and its outside financial advisor regarding the firm making a proposal for a transaction with us. During the course of these discussions, the private equity firm explicitly stated that it would not offer more than $17.00 per share.

From October 14 through October 21, 2006, representatives of Fenwick & West and Willkie Farr & Gallagher negotiated the terms of the merger agreement, as well as a voting agreement to be entered into by our directors and executive officers requested by Stiefel.

On October 16, 2006, one of the industry participants that had not requested our confidentiality agreement confirmed to a representative of Goldman Sachs that it would not make an offer or commence due diligence within the present time frame.

On October 18, 2006, John L. Higgins, our chief financial officer and executive vice president, corporate development, conveyed to James Loerop, Stiefel’s vice president, corporate development, that Connetics’ offer of an exclusive negotiating period was still open if Stiefel was willing to increase its offer. After consulting with Stiefel and its advisors, Mr. Loerop replied that Stiefel was not willing to pay more than $17.50 per share for Connetics’ common stock.

On October 18, 2006, Mr. Stiefel and Mr. Wiggans met in Austin, Texas to discuss the parties’ respective businesses. In this meeting, Mr. Stiefel requested that Mr. Wiggans serve as a consultant to the combined company following, and subject to, the closing of the merger. On October 19 and 20, 2006, Mr. Stiefel and Mr. Wiggans exchanged emails regarding the basic financial terms of this consulting position.

On October 19, 2006, Stiefel provided to us and our financial and legal advisors a copy of its proposed commitment letter from affiliates of Deutsche Bank to provide Stiefel with acquisition financing for the transaction. Representatives of Goldman Sachs discussed with Deutsche Bank, and representatives of Fenwick & West discussed with Willkie Farr & Gallagher, the proposed terms of these financing arrangements, the consummation of which are not a condition to the merger.

In the merger agreement as proposed by us, the definition of ‘material adverse effect,’ a key determinant of Stiefel’s obligation to close the merger, contained an exception for adverse effects on our business that could result from the introduction of a generic version of our product Soriatane® during the pendency of the merger. During the legal negotiations, Stiefel and its legal advisors stated that they would agree to this exception, conditioned upon our entering into an agreement with Stiefel providing that if a third party should begin selling a generic version of Soriatane®, Stiefel would be authorized to also sell a generic version of Soriatane® in the United States, and we would supply Stiefel with its requirements of this generic product on commercial terms. In the negotiations regarding this agreement, we required that if the merger agreement with Stiefel were to be terminated for any reason (including in connection with a superior offer), then we would be entitled to terminate this generic distribution and supply agreement with Stiefel. This agreement was negotiated by the parties and their respective legal advisors during the period from October 20 through October 21, 2006.

On October 20, 2006, another industry participant that had been previously contacted by Goldman Sachs on behalf of Connetics advised a representative of Goldman Sachs that it could not submit a proposal to acquire Connetics at a price of between $16.00 to $17.00 per share.

On October 21, 2006, our board of directors held a meeting to consider approval of the merger and related transactions with Stiefel. A representative of Fenwick & West reviewed with our board its fiduciary duties in the context of these transactions. Mr. Raab reviewed with our board the course of the price negotiations. Mr. Wiggans described to our board his discussions with Mr. Stiefel regarding a consulting role for him with the combined company following the closing of the merger, and the compensation proposed by Stiefel for such position. A representative of Fenwick & West then reviewed in detail the principal terms and conditions of the merger agreement, voting agreements and generic Soriatane® distribution and supply agreement, as well as an amendment to our rights agreement to render the agreement inapplicable to the merger with Stiefel. A representative of Goldman Sachs then presented its financial analysis of the proposed transaction and delivered its oral opinion, subsequently confirmed in writing, that as of the date of its written opinion and based upon and subject to its review of the final merger agreement and the matters described in its opinion, the $17.50 in cash per share consideration to be received by our stockholders pursuant to the merger agreement was fair from a financial point of view to such stockholders. Our board then excused members of management, including Mr. Wiggans, and extensively discussed the merits and risks of the merger and related transactions. Following such discussion, Mr. Wiggans rejoined the meeting, and following additional discussion, our board of directors unanimously determined that the merger with Stiefel is advisable and fair to, and in the best interests of, Connetics and its stockholders, and unanimously resolved to approve and authorize the execution of the merger agreement, the generic Soriatane® distribution and supply agreement, the rights agreement amendment and related transactions, and unanimously resolved to recommend that our stockholders adopt the merger agreement.

Following our October 21, 2006 board meeting, the parties and their advisors continued to discuss a covenant in the merger agreement regarding the provision of our financial information during the pendency of the merger and prior to closing. On the morning of October 22, 2006, the parties and their legal advisors finalized all of the transaction documentation.

On the afternoon of October 22, 2006, our board of directors held a meeting to review and confirm the final transaction terms. A representative of Fenwick & West reviewed with the board the provision of the merger agreement that had been finalized earlier that day. A representative of Goldman Sachs reaffirmed its oral opinion delivered at the October 21, 2006 board meeting with respect to the fairness from a financial point of view of the $17.50 per share in cash to be received by our stockholders pursuant to the merger agreement and subsequently confirmed that opinion in writing. Our board then unanimously confirmed the approvals and actions taken at the October 21, 2006 board meeting.

Following our October 22, 2006 board meeting, the parties executed and delivered each of the transaction documents, and Stiefel and our directors and executive officers executed and delivered the voting agreements.

We and Stiefel publicly announced the transaction through the issuance of press releases prior to the opening of the U.S. financial markets on October 23, 2006.

Recommendation of Connetics’ Board of Directors and Its Reasons for the Merger

At a special meeting of the Connetics board of directors held on October 22, 2006, Connetics’ board of directors unanimously:

•	determined that the merger is advisable, and is fair to and in the best interests of Connetics and its stockholders;

•	approved the merger agreement;

•	directed that adoption of the merger agreement be submitted for consideration by Connetics stockholders at a special meeting; and

•	resolved to recommend that the Connetics stockholders vote “FOR” the proposal to adopt the merger agreement.

In reaching its decision to approve the merger agreement, Connetics’ board of directors consulted with Goldman Sachs with regard to financial aspects of the merger. Connetics’ board of directors also consulted with representatives of Fenwick & West regarding the terms of the merger agreement and related agreements. In reaching its decision to approve the merger agreement, Connetics’ board of directors considered a variety of factors, a number of which are summarized below:

The Consideration to be Received by Connetics Stockholders in the Merger.  Connetics’ board of directors considered the following factors related to the consideration to be received by our stockholders in the merger:

•	the fact that the cash consideration to be paid in the merger provides an opportunity for Connetics stockholders to receive a substantial premium over the trading value of Connetics common stock on October 20, 2006, the last trading day before the public announcement of the merger, and over the average trading value of Connetics common stock over the one-week and four-week periods preceding that date;

•	the difference between management’s current internal estimates of our future earnings and estimates that had been issued by securities analysts, and the likelihood that the trading values described in the prior bullet point reflected those higher securities analysts’ estimates;

•	the fact that Connetics stockholders will receive the merger consideration in cash, which provides them with a measure of certainty of value despite stock market or industry volatility compared to a transaction in which they would receive stock or other non-cash consideration;

•	the opinion of Goldman, Sachs & Co. that, as of the date of the opinion and based upon and subject to the assumptions and limitations set forth therein, the consideration to be received by the Connetics stockholders pursuant to the merger agreement was fair from a financial point of view to the Connetics stockholders. The full text of Goldman Sachs’ opinion, setting forth the assumptions made, the procedures followed, the matters considered and the limitations on the review undertaken by Goldman Sachs, is attached as Annex B to this Proxy Statement and is incorporated by reference; and

•	Stiefel’s ability to obtain the financing necessary to pay the merger consideration, Stiefel’s representation in the merger agreement that it will have sufficient financing to pay the merger consideration, and the absence of any contingency in the merger agreement relating to Stiefel’s ability to pay the merger consideration.

Prospects as an Independent Company.  Connetics’ board of directors considered Connetics’ prospects as an independent company, including:

•	the current and historical financial condition and results of operations of Connetics, as well as Connetics’ future prospects and strategic objectives, the risks involved in achieving those prospects and objectives, and current and expected conditions in the market for pharmaceutical products for the dermatology market;

•	the risk of increasing competition in Connetics’ markets, including the risk that competitors might introduce generic versions of Connetics’ products, and the potential effect on Connetics’ product sales of an introduction of competing generic products;

•	the risks involved in Connetics’ product development pipeline, including the risk that the development of anticipated new products could take longer than expected, and that anticipated new products might not receive FDA approval or that such approval could be delayed;

•	increasing price pressure on Connetics’ products from third-party payors such as Medicare, Medicaid and managed care organizations;

•	the difficulties faced by Connetics, as an independent company, in expanding by entering new markets, such as international markets and the cosmetic dermatology market; and

•	the operational and financial risks associated with Connetics continuing to operate as an independent company, and the costs of remaining an independent publicly traded company.

Strategic Alternatives.  Connetics’ board of directors considered Connetics’ strategic alternatives, including the following:

•	the discussions that Connetics, with the assistance of Goldman Sachs, had with other potential acquirors, and the fact that no other party has expressed an interest in pursuing an acquisition of Connetics at a valuation that the Connetics board considered to be competitive with the value being offered by Stiefel in the merger; and

•	strategic alternatives that Connetics might pursue on an independent basis, including the acquisition of other companies or products, and Connetics’ ability to successfully complete any such strategic alternatives, as well as the risks and uncertainties associated with such alternatives.

The Terms of the Merger Agreement.  Connetics’ board of directors considered the terms of the merger agreement, including:

•	the likelihood that the merger would be completed, and in particular the absence of a financing contingency, the exclusion of certain matters (including the introduction of a generic equivalent of Soriatane) from the definition of a “Company Material Adverse Effect,” and the likelihood of obtaining the necessary regulatory and stockholder approvals; and

•	the provisions of the merger agreement that provided the board with the right to respond to, evaluate and negotiate certain other business combination proposals that are, or could reasonably be expected to lead to, a superior offer and, under certain conditions, to terminate the merger agreement to enter into an alternative transaction.

In addition, Connetics’ board of directors also considered a variety of potentially negative factors in its deliberations concerning the merger, including:

•	the fact that Connetics’ stockholders will not benefit from any long-term increase in Connetics’ value following the merger;

•	the conditions to Stiefel’s obligations to close the merger, and the possibility that those conditions might not be satisfied even if the merger agreement is adopted by our stockholders;

•	the possibility that the merger might not be completed, or that completion might be unduly delayed; the risk that Connetics’ relationships with its customers and employees could be adversely affected by the announcement and pendency of the merger; the risks and costs to Connetics if the merger is not consummated, including the diversion of management attention and employee attrition and the potential effect on business and customer relationships; and

•	the provisions in the merger agreement that limit the ability of Connetics to solicit other acquisition offers and require that it pay a $19.1 million fee to Stiefel upon, or following, termination of the merger agreement under specified circumstances. Connetics’ board of directors believed that these provisions were reasonable and customary under the circumstances and would not preclude bona fide alternative proposals.

Connetics’ board of directors concluded, however, that overall, the potentially negative factors associated with the merger were substantially outweighed by the potential benefits of the merger.

In addition, Connetics’ board of directors considered the terms of the Distribution and Supply Agreement, including the fact that it could be terminated by Connetics if the merger agreement were to be terminated. Further, Connetics’ board of directors was aware of and considered the interests of executive officers and directors of Connetics described under “— Interests of Connetics’ Directors and Executive Officers in the Merger” beginning on page 27.

It was not practical to, and thus Connetics’ board of directors did not, quantify, rank or otherwise assign relative weights to the wide variety of factors it considered in evaluating the merger and the merger agreement. This discussion of information and material factors considered by the board of directors is intended to be a summary rather than an exhaustive list. In considering these factors, individual members of the board may have given different weight to different factors. The board conducted an overall analysis of the factors described above, and overall considered the factors to support its decision in favor of the merger and the merger agreement. The decision of each member of the Connetics board of directors was based upon his or her own judgment, in light of all of the information presented, regarding the overall effect of the merger agreement and associated transactions on Connetics stockholders as compared to any potential alternative transactions or courses of action. After considering this information, all members of Connetics’ board of directors unanimously approved the merger agreement and the merger and recommended that Connetics’ stockholders adopt the merger agreement.

Opinion of our Financial Advisor

On October 21, 2006, Goldman Sachs rendered its oral opinion, subsequently confirmed by delivery of its written opinion, dated October 22, 2006, to Connetics’ board of directors that, as of the date of its opinion and based upon and subject to the factors and assumptions set forth in the opinion, the $17.50 per share in cash to be received by the holders of the outstanding shares of Connetics common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated October 22, 2006, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement. Goldman Sachs provided its opinion for the information and assistance of Connetics’ board of directors in connection with its consideration of the merger. Goldman Sachs’ opinion is not a recommendation as to how any holder of Connetics common stock should vote with respect to the merger.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the merger agreement;

•	annual reports to stockholders and Annual Reports on Form 10-K of Connetics for the five fiscal years ended December 31, 2005;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Connetics;

•	certain other communications from Connetics to its stockholders; and

•	certain internal financial analyses and forecasts for Connetics prepared by its management.

Goldman Sachs also held discussions with members of the senior management of Connetics regarding their assessment of the past and current business operations, financial condition and future prospects of Connetics.

In addition, Goldman Sachs:

•	reviewed the reported price and trading activity for Connetics common stock;

•	compared certain financial and stock market information for Connetics with similar information for certain other companies the securities of which are publicly traded;

•	reviewed the financial terms of certain recent business combinations in the pharmaceutical industry specifically and in other industries generally; and

•	performed such other studies and analyses, and considered such other factors, as Goldman Sachs considered appropriate.

Goldman Sachs relied upon the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by it and assumed such accuracy and completeness for purposes of rendering its opinion. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance sheet assets and liabilities) of Connetics or any of its subsidiaries and Goldman Sachs was not furnished with any such evaluation or appraisal. Goldman Sachs’ opinion does not address the underlying business decision of Connetics to engage in the merger. Goldman Sachs’ opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to it as of, the date of its opinion.

The following is a summary of the material financial analyses presented by Goldman Sachs to the board of directors of Connetics in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs and is qualified by reference to the written opinion of Goldman Sachs attached as Annex B to this proxy statement. The order of analyses described does not represent the relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before October 20, 2006, and is not necessarily indicative of current market conditions.

Historical Stock Trading Analysis

Goldman Sachs reviewed the reported price and trading activity for Connetics common stock for the one-year period ended October 20, 2006, noting that Connetics common stock traded at a low of $7.76 on July 10, 2006 and a high of $17.03 on March 24, 2005. Goldman Sachs also noted that the $17.50 per share of

Connetics common stock to be paid in cash in connection with the merger, which is referred to in this discussion as the offer price, represented:

•	a 49.4% premium to the closing price of Connetics common stock of $11.71 on October 20, 2006, which was the last trading day prior to the date of the merger agreement;

•	a 57.7% premium to the closing price of Connetics common stock of $11.10 on October 13, 2006, one week prior to the last trading day prior to the date of the merger agreement; and

•	a 66.8% premium to the closing price of Connetics common stock of $10.49 on September 22, 2006, four weeks prior to the last trading day prior to the date of the merger agreement.

Implied Transaction Multiple Analysis

Goldman Sachs calculated the ratio of the enterprise value, which is equal to the sum of a company’s market capitalization and its total outstanding debt minus its total cash and cash equivalents, of Connetics implied by the offer price to Connetics’ earnings before interest expense, taxes, depreciation and amortization, or EBITDA, for the most recent 12-month period for which financial statements were publicly available, which is referred to in this discussion as LTM EBITDA. This calculation yielded a ratio of 21.0x.

Goldman Sachs also calculated the ratio of the offer price to Connetics’ calendarized 2007 earnings per share, or EPS, as estimated by Connetics’ management. This calculation yielded a ratio of 38.8x.

Goldman Sachs also calculated the ratio of the offer price to Connetics’ calendarized 2007 EPS based on median estimates provided by the Institutional Brokerage Estimate System, which is referred to in this discussion as IBES, which is a data service that compiles estimates issued by securities analysts. This calculation yielded a ratio of 31.8x.

Selected Companies Analysis

Goldman Sachs calculated and compared the ratio of enterprise value to LTM EBITDA for Connetics and the 10 companies listed below based on information it obtained from publicly available filings as of October 20, 2006. Goldman Sachs also calculated and compared the price per share as of October 20, 2006 to the estimated 2007 EPS for Connetics as estimated by Connetics’ management, the estimated 2007 EPS for Connetics based on median estimates provided by IBES, and the calendarized 2007 EPS for each of these 10 other companies based on median estimates provided by IBES. Although these selected companies are not directly comparable to Connetics, the companies included were chosen because they are publicly traded companies with operations that for purposes of this analysis may be considered similar to certain operations of Connetics. The 10 selected companies were:

•	Axcan Pharma Inc.

•	Biovail Corporation

•	Endo Pharmaceuticals Holdings, Inc.

•	King Pharmaceuticals, Inc.

•	Kos Pharmaceuticals, Inc.

•	Medicis Pharmaceutical Corporation

•	Salix Pharmaceuticals, Ltd.

•	Sciele Pharma, Inc.

•	Valeant Pharmaceuticals International

•	Warner Chilcott Limited

The results of the calculations described above are summarized as follows:

	Enterprise		Estimated
	Value/LTM		Calendarized 2007
	EBITDA		EPS Multiple

High	15.5	x	28.4x
Median	9.3	x	16.0x
Low	4.1	x	9.8x
Connetics Corporation (IBES)	13.7	x	20.7x
Connetics Corporation (Management Estimates)	NA		25.2x

Illustrative Present Value of Future Stock Price Analysis

Goldman Sachs performed an illustrative analysis of the present value of the future price of Connetics common stock, which is designed to provide an indication of the present value of a company’s potential future stock price as a function of the company’s estimated future earnings and its assumed price to future EPS multiple. For this analysis, Goldman Sachs used the financial forecasts for Connetics prepared by Connetics’ management. Goldman Sachs first calculated implied per share prices for Connetics common stock for the beginning of each of the fiscal years 2007 through 2010 by applying price to forward EPS multiples ranging from 15.0x to 22.0x to estimates prepared by Connetics’ management of Connetics’ EPS for fiscal years 2007 through 2010. Goldman Sachs then calculated the present values of the implied per share future stock prices for Connetics common stock in fiscal years 2007 through 2010 discounted to October 20, 2006, using a discount rate of 11.0% based on estimates relating to Connetics’ cost of equity capital. This analysis resulted in a range of implied present values of $7.08 to $22.33 per share of Connetics common stock. Goldman Sachs conducted this same analysis based on IBES median EPS estimates for Connetics, which resulted in a range of implied present values of $10.68 to $20.17 per share of Connetics common stock.

Illustrative Discounted Cash Flow Analysis

Goldman Sachs performed an illustrative discounted cash flow analysis to determine a range of implied present values per share of Connetics common stock. All cash flows were discounted to December 31, 2006, and terminal values were based upon the perpetuity growth of unlevered free cash flow in 2016. Forecasted financial information used in this analysis was based on forecasts provided by the management of Connetics. Goldman Sachs used perpetuity growth rates ranging from 1.50% to 3.50% and discount rates ranging from 9.0% to 11.0%, reflecting estimates of the weighted average cost of capital for Connetics and financial forecasts for Connetics prepared by its management. This analysis resulted in a range of implied present value of $14.87 to $22.93 per share of Connetics common stock.

Using the same set of forecasts, Goldman Sachs also performed a sensitivity analysis to analyze the effect of increases or decreases in annual sales growth and EBITDA margin from 2006 to 2016 on the illustrative discounted cash flow analysis. This analysis utilized:

•	a sensitivity of annual EBITDA margins yielding a range of EBITDA margin in 2016 of 24.7% to 29.7%;

•	a range of compounded annual sales growth rates of 9.6% to 14.6% for fiscal years 2006 through 2016; and

•	a perpetuity growth rate of 2.5% and discount rate of 10.0%, discounted to December 31, 2006.

This analysis resulted in a range of implied present value of $12.86 to $24.14 per share of Connetics common stock.

Selected Transactions Analysis

Goldman Sachs reviewed available information for the following announced merger or acquisition transactions involving companies in the pharmaceutical industry. While none of the companies participating in the selected transactions are directly comparable to Connetics, the companies participating in the selected transactions are companies with operations that, for purposes of this analysis, may be considered similar to certain operations of Connetics. Goldman Sachs calculated and compared the transaction values as a multiple of the target company’s LTM EBITDA prior to the announcement of the applicable transaction. For purposes of this analysis, the transaction value was calculated by adding the announced transaction price for the equity of the target company to the book value of the target company’s net debt based on public information available prior to the announcement of the applicable transaction. The following tables set forth the transactions reviewed, listed by acquiror/target and month and year announced:

•	UCB S.A. / Schwarz Pharma AG (September 2006)

•	Nycomed / ALTANA Pharma AG (September 2006)

•	Mentor Corporation / Medicis Pharmaceutical Corporation (November 2005; subsequently terminated)

•	Allergan, Inc. / Inamed Corporation (November 2005)

•	Solvay Pharma Inc. / Fournier Pharma Inc. (March 2005)

•	Medicis Pharmaceutical Corporation / Inamed Corporation (March 2005; subsequently terminated)

•	Valeant Pharmaceuticals International / Xcel Pharmaceuticals, Inc. (February 2005)

•	PDL BioPharma, Inc. / ESP Pharma, Inc. (January 2005)

•	DLJ/JP Morgan Partners / Warner Chilcott Limited (October 2004)

•	Mylan Laboratories Inc. / King Pharmaceuticals, Inc. (July 2004; subsequently terminated)

•	UCB S.A. / Celltech Group plc (May 2004)

The results of the calculation described above are summarized as follows:

Transaction Value/LTM EBITDA

High	31.9x
Mean	17.8x
Median	11.8x
Low	6.1x

Illustrative Leveraged Buyout Analysis

Goldman Sachs performed an illustrative analysis of the range of the price per share of Connetics common stock that an acquiror would theoretically pay if Connetics were acquired in a leveraged buyout as of December 31, 2006 and resold by the acquiror at a price to future earnings per share multiple of 18.5x in fiscal year 2011. Goldman Sachs assumed, among other things, a sponsor targeted equity return of 20%, and sensitized this analysis to:

•	EBITDA margin sensitivity of negative 2.5% to positive 2.5%; and

•	a range of annual change in sales growth rates of negative 2.5% to positive 2.5%.

This analysis resulted in a range of implied value of $11.99 to $21.18 per share of Connetics common stock.

Goldman Sachs then performed this same analysis assuming a sponsor targeted equity return of 25%. This analysis resulted in a range of implied value of $10.35 to $17.85 per share of Connetics common stock.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ analyses and opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Connetics, its various businesses or the merger.

Goldman Sachs prepared these analyses for purposes of Goldman Sachs providing its opinion to the board of directors of Connetics as to the fairness from a financial point of view of the $17.50 per share in cash to be received by the holders of the outstanding shares of Connetics common stock pursuant to the merger agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Connetics, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast. As described above, Goldman Sachs’ opinion to the board of directors of Connetics was one of many factors taken into consideration by the board of directors of Connetics in making its determination to approve the merger agreement.

The merger consideration was determined through arms’-length negotiations between Connetics and Stiefel Laboratories, Inc. and was approved by the board of directors of Connetics. Goldman Sachs provided advice to Connetics during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to Connetics or its board of directors or that any specific amount of consideration constituted the only appropriate consideration for the merger.

Goldman Sachs and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. Goldman Sachs has acted as financial advisor to Connetics in connection with, and has participated in certain of the negotiations leading to, the merger. In addition, Goldman Sachs has provided certain investment banking services to Connetics, including having acted as lead initial purchaser with respect to a private offering of Connetics’ 2.25% Convertible Senior Notes due 2008 (aggregate principal amount $90,000,000) in May 2003; having provided a bridge loan facility to Connetics (aggregate principal amount $30,000,000) in connection with Connetics’ acquisition of a product and subsequently having acted as a co-manager in Connetics’ private placement of 3,000,000 shares of common stock in February 2004; having acted as lead initial purchaser with respect to a private offering of Connetics’ 2.00% Convertible Senior Notes due 2015 (aggregate principal amount $200,000,000) in March 2005; having coordinated Connetics’ share repurchase program in November 2005; and having acted as consent solicitation agent in connection with Connetics’ consent solicitation with respect to its Convertible Senior Notes due 2008 and 2015 in July 2006. Goldman Sachs also may provide investment banking services to Connetics and Stiefel Laboratories, Inc. in the future. In connection with the above-described investment banking services Goldman Sachs has received, and may receive, compensation.

Connetics’ board of directors selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger. Pursuant to a letter agreement dated December 13, 2004 as amended on April 17, 2006, Connetics engaged Goldman Sachs to act as its financial advisor in connection with the exploration of possible strategic alternatives, including the possible merger or sale of all or a portion of Connetics. Pursuant to the terms of this letter agreement, Goldman Sachs is entitled to receive a transaction fee of approximately $8.6 million, all of which is contingent upon consummation of the merger. Connetics has also agreed to reimburse Goldman Sachs for its reasonable expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs against various liabilities, including certain liabilities under the federal securities laws.

Interests of Connetics’ Directors and Executive Officers in the Merger

In considering the recommendation of our board of directors in favor of the merger agreement, you should be aware that certain members of our board and certain of our executive officers have interests in the merger that are different from, or in addition to, yours.

All such additional interests are described below, to the extent material, and except as described below, such persons have, to our knowledge, no material interest in the merger apart from those of stockholders generally.

Restricted Stock

Certain of our executive officers and directors hold restricted stock. Under the merger agreement and under the existing terms of the restricted stock awards, at the effective time of the merger, all repurchase rights on behalf of Connetics will lapse with respect to our restricted stock and each holder of restricted stock will receive $17.50 in cash for their shares of restricted stock as a result of the cash consideration payable pursuant to the merger. The following chart sets forth the restricted stock held by each of our executive officers and directors and the value of such restricted stock at the $17.50 per share merger consideration:

		Value of
	Number of Shares	Restricted Stock
Name of Director or Officer	of Restricted Stock	at $17.50 per Share

G. Kirk Raab	7,500	$131,250.00
Leon E. Panetta	7,500	$131,250.00
Thomas D. Kiley	7,500	$131,250.00
John C. Kane	7,500	$131,250.00
Denise M. Gilbert, Ph.D	7,500	$131,250.00
Carl B. Feldbaum	7,500	$131,250.00
R. Andrew Eckert	7,500	$131,250.00
David E. Cohen, M.D.	7,500	$131,250.00
Thomas G. Wiggans	138,430	$2,422,525.00
C. Gregory Vontz	103,820	$1,816,850.00
John L. Higgins	60,860	$1,065,050.00
Katrina J. Church	38,730	$677,775.00
Lincoln Krochmal, M.D.	60,860	$1,065,050.00
Matthew W. Foehr	38,730	$677,775.00

Stock Options

Each of our executive officers and directors hold options to purchase shares of our common stock. Under the terms of the merger agreement and under the terms of existing change of control agreements, the vesting of all outstanding stock options will be accelerated as of immediately prior to the effective time of the merger so that each such stock option will then become fully vested and exercisable. Each stock option that is outstanding immediately before the effective time and that has a per share exercise price of less than $17.50 shall be converted into the right to receive an amount in cash equal to equal to (i) the difference between $17.50 and the exercise price per share of such option, multiplied by (ii) the total number of shares of common stock subject to such option, without any interest thereon. Each stock option that is outstanding as of immediately prior to the effective time and that has a per share exercise price greater than or equal to $17.50 shall be automatically cancelled as of the effective time. The following chart sets forth in-the-money options held by each of our executive officers and directors who will receive $17.50 per share over the exercise price per share of each option held:

	Number of In-the-Money	Value of In-the-Money
	Options at	Options at
Name of Director or Officer	$17.50 per Share	$17.50 per Share

G. Kirk Raab	429,950	$4,352.575.00
Thomas D. Kiley	32,500	$243,800.00
John C. Kane	77,500	$728,487.50
R. Andrew Eckert	30,000	$177,000.00
David E. Cohen, M.D.	30,000	$70,200.00
Thomas G. Wiggans	943,776	$6,949,133.25
C. Gregory Vontz	422,721	$3,266,197.46
John L. Higgins	313,924	$2,501,878.69
Katrina J. Church	183,314	$1,156,440.50
Lincoln Krochmal, M.D.	125,000	$53,750.00
Matthew W. Foehr	9,200	$46,460.00

Change of Control Arrangements

We have entered into the following change of control arrangements with the following directors and executive officers, which are summarized below:

Thomas G. Wiggans.  Pursuant to a change of control agreement, dated as of January 1, 2002, Mr. Wiggans is entitled to the following severance benefits should Mr. Wiggans’ employment with us terminate as a result of an involuntary termination (as defined below) at any time within two years after a change of control:

•	2.99 times his base salary and bonus as in effect on the date of termination, or approximately $2,922,725;

•	the same level of health (i.e., medical, vision and dental) coverage and benefits as in effect on the day immediately preceding termination of employment, for a period of three years; and

•	outplacement support for a period of 6 months following the date of termination.

Mr. Wiggans’ change of control agreement also provides that, if a change of control occurs while Mr. Wiggans is employed by us, regardless of whether Mr. Wiggans’ employment relationship continues following such change of control, then Mr. Wiggans is entitled to receive the following benefits:

•	all unvested shares of our common stock subject to options granted to Mr. Wiggans will become fully vested and exercisable as of the date of the change of control; and

•	all stock subject to a right of repurchase by us that was purchased prior to the change of control will have such right of repurchase lapse with respect to all of such shares.

The merger will constitute a “change of control” for purposes of Mr. Wiggans’ change of control agreement.

In the event that the payments made to Mr. Wiggans in connection with the change in control of the Company would be subject to an excise tax under Section 4999 of the Internal Revenue Code of 1986 (the “Code”), Mr. Wiggans will be entitled to receive either (i) the total amount of such payments, or (ii) a reduced amount such that no portion of such payment is subject to the aforementioned excise tax, whichever provides him with the greatest after-tax benefit.

“Involuntary termination” for purposes of Mr. Wiggans’ change of control agreement consists of any of the following:

•	without Mr. Wiggans’ express written consent, a significant reduction of Mr. Wiggans’ duties, position or responsibilities relative to Mr. Wiggans’ duties, position or responsibilities in effect immediately prior to such reduction, or the removal of Mr. Wiggans from such position, duties and responsibilities, unless Mr. Wiggans is provided with comparable duties, position and responsibilities; provided, however, that a reduction in duties, position or responsibilities solely by virtue of Connetics being acquired and made part of a larger entity (as, for example, when the Chief Financial Officer of Connetics remains as such following a change of control but is not made the Chief Financial Officer of the acquiring corporation) shall not constitute an “involuntary termination”;

•	without Mr. Wiggans’ express written consent, a significant reduction, without good business reasons, of the facilities and perquisites (including office space and location) available to Mr. Wiggans immediately prior to such reduction;

•	without Mr. Wiggans’ express written consent, a reduction by Connetics of Mr. Wiggans’ base salary as in effect immediately prior to such reduction;

•	without Mr. Wiggans’ express written consent, a material reduction by Connetics in the kind or level of employee benefits to which Mr. Wiggans is entitled immediately prior to such reduction with the result that Mr. Wiggans’ overall benefits package is significantly reduced;

•	without Mr. Wiggans’ express written consent, the relocation of Mr. Wiggans to a facility or a location more than fifty (50) miles from his current location;

•	any termination of Mr. Wiggans by Connetics that is not effected for cause (as defined below) or for which the grounds relied upon are not valid; or

•	the failure of Connetics to obtain the assumption of Mr. Wiggans’ change of control agreement by its successors.

“Cause” for purposes Mr. Wiggans’ change of control agreement consists of any of the following:

•	any act of dishonesty in connection with his responsibilities as an employee which is intended to result in personal enrichment of Mr. Wiggans;

•	conviction of a felony that the board believes has had or will have a material detrimental effect on Connetics’ reputation or business;

•	a willful act or willful failure to act that constitutes misconduct and is injurious to Connetics;

•	any material breach of any agreement with Connetics; or

•	continued willful violations by Mr. Wiggans of his obligations to Connetics or responsibilities/duties as an employee after there has been delivered to Mr. Wiggans a written demand for performance from Connetics which describes the basis for Connetics’ belief that he has not substantially performed his duties.

G. Kirk Raab.  Pursuant to a consulting agreement, dated August 22, 2005, Mr. Raab is entitled to receive the following severance benefits should Mr. Raab’s consultant’s service with us terminate for any reason other than for cause (as defined below), at any time within two years after a change of control:

•	an amount equal to 2.99 times Mr. Raab’s annual consulting fee in effect on the date of termination, or approximately $1,048,603; and

•	administrative support for a period of 6 months following the date of termination.

Mr. Raab’s consulting agreement also provides that, if a change of control occurs while Mr. Raab is consulting for us, regardless of whether Mr. Raab’s consulting relationship continues following such change of control, then all unvested shares of our common stock subject to options granted to Mr. Raab will become fully vested and exercisable as of the date of the change of control.

The merger will constitute a “change of control” for purposes of Mr. Raab’s consulting agreement.

In the event that the payments made to Mr. Raab in connection with the change in control of the Company would be subject to an excise tax under Section 4999 of the Code, Mr. Raab will be entitled to receive either (i) the total amount of such payments, or (ii) a reduced amount such that no portion of such payment is subject to the aforementioned excise tax, whichever provides him with the greatest after-tax benefit.

“Cause” for purposes Mr. Raab’s consulting agreement consists of any of the following:

•	any act of dishonesty in connection with his responsibilities as a consultant which is intended to result in personal enrichment of Mr. Raab;

•	indictment or conviction of, guilty plea to, or entry of nolo contendere plea to, a felony that the board believes has had or will have a material detrimental effect on Connetics’ reputation or business;

•	a willful act or willful failure to act that constitutes misconduct and is injurious to Connetics;

•	any material breach of any agreement with Connetics; or

•	continued willful violations by Mr. Raab of his obligations to Connetics or responsibilities/duties as a consultant after there has been delivered to Mr. Raab a written demand for performance from Connetics which describes the basis for Connetics’ belief that he has not substantially performed his duties.

Outside Director Change of Control Agreements.  Pursuant to outside director change of control agreements, dated December 14, 2005, December 12, 2002, May 9, 2005, January 1, 2002, January 1, 2002, January 1, 2002, and May 14, 2003, Messrs. Cohen, Eckert, Feldbaum, Kane, Kiley, Panetta and Ms. Gilbert, respectively, are entitled to receive the following benefits if a change of control occurs while the director is performing services on behalf of Connetics in his or her capacity as a member of Connetics’ board of directors, regardless of whether the director’s directorship with Connetics continues following such change of control:

•	all stock options granted by Connetics to the respective director prior to the change of control will become fully vested and exercisable as of the date of the change of control, and

•	all stock subject to a right of repurchase by Connetics (or its successor) that was purchased prior to the change of control shall have such right of repurchase lapse with respect to all of such shares.

The merger will constitute a “change of control” for purposes of the outside director change of control agreements.

In the event that the payments made to an outside directors in connection with the change in control of the Company would be subject to an excise tax under Section 4999 of the Code, such outside director will be entitled to receive either (i) the total amount of such payments, or (ii) a reduced amount such that no portion of such payment is subject to the aforementioned excise tax, whichever provides the greatest after-tax benefit.

Executive Officer Change of Control Agreements.  Pursuant to change of control agreements that Connetics executed on various dates in 2002 and 2003, Messrs. Foehr, Higgins, Krochmal and Vontz and Ms. Church are entitled to the following benefits if a change of control occurs while they are employed by Connetics, regardless of whether their employment relationship with Connetics continues following such change of control:

•	all stock options will become fully vested and exercisable as of the date of the change of control, and

•	all stock subject to a right of repurchase by Connetics (or its successor) that was purchased prior to the change of control shall have such right of repurchase lapse with respect to all of such shares.

In addition, if Messrs. Foehr’s, Higgins’, Krochmal’s or Vontz’s, or Ms. Church’s, employment with Connetics terminates as a result of an involuntary termination (as defined below) at any time within two years after a change of control, they will be entitled to the following severance benefits:

•	an amount equal to 2.00 times the respective executive officer’s annual base salary and bonus as in effect as of the termination date, less applicable withholding, or the following approximate amounts:

•	Mr. Vontz:	$1,350,400
•	Dr. Krochmal:	$1,200,000
•	Mr. Higgins:	$1,080,000
•	Ms. Church:	$854,000
•	Mr. Foehr:	$756,000

•	the same level of health (i.e., medical, vision and dental) coverage and benefits as in effect on the day immediately preceding termination of employment for a period of two years; and

•	outplacement/administrative support for a period of six months following the termination date.

In the event that the payments made to Messrs. Foehr, Higgins, Krochmal and Vontz and Ms. Church in connection with the change in control of the Company would be subject to an excise tax under Section 4999 of the Code, Messrs. Foehr, Higgins, Krochmal and Vontz and Ms. Church will be entitled to receive either (i) the total amount of such payments, or (ii) a reduced amount such that no portion of such payment is subject to the aforementioned excise tax, whichever provides the greatest after-tax benefit.

“Involuntary termination” for purposes of all of the above change of controls agreements consists of any of the following:

•	without the executive officer’s express written consent, a significant reduction of the executive officer’s duties, position or responsibilities relative to the executive officer’s duties, position or responsibilities in effect immediately prior to such reduction, or the removal of the executive officer from such position, duties and responsibilities, unless the executive officer is provided with comparable duties, position and responsibilities; provided, however, that a reduction in duties, position or responsibilities solely by virtue of Connetics being acquired and made part of a larger entity (as, for example, when the Chief Financial Officer of Connetics remains as such following a change of control but is not made the Chief Financial Officer of the acquiring corporation) shall not constitute an “involuntary termination”;

•	without the executive officer’s express written consent, a significant reduction, without good business reasons, of the facilities and perquisites (including office space and location) available to the executive officer immediately prior to such reduction;

•	without the executive officer’s express written consent, a reduction by Connetics of the executive officer’s base salary as in effect immediately prior to such reduction;

•	without the executive officer’s express written consent, a material reduction by Connetics in the kind or level of employee benefits to which the executive officer is entitled immediately prior to such reduction with the result that the executive officer’s overall benefits package is significantly reduced;

•	without the executive officer’s express written consent, the relocation of the executive officer to a facility or a location more than fifty (50) miles from his or her current location;

•	any termination of the executive officer by Connetics that is not effected for Cause (as defined below) or for which the grounds relied upon are not valid; or

•	the failure of Connetics to obtain the assumption of the change of control agreements by its successors.

“Cause” for purposes of all of the above change of controls agreements consists of any of the following:

•	any act of dishonesty taken by the executive officer in connection with his or her responsibilities as an employee which is intended to result in personal enrichment of the executive officer;

•	conviction of a felony that the board believes has had or will have a material detrimental effect on Connetics’ reputation or business;

•	a willful act or willful failure to act that constitutes misconduct and is injurious to Connetics;

•	any material breach of any agreement with Connetics; or

•	continued willful violations by the executive officer of the executive officer’s obligations to Connetics or responsibilities/duties as an employee after there has been delivered to the executive officer a written demand for performance from Connetics which describes the basis for Connetics’ belief that the executive officer has not substantially performed his or her duties.

The merger will constitute a “change of control” for purposes of the executive officer change of control agreements.

Consulting and Non-Competition Agreement

It is anticipated that Mr. Wiggans will enter into a letter agreement with Stiefel outlining the terms of his employment and consulting services following the closing of the merger, effective upon the closing of the merger. Under the anticipated terms of this letter agreement, Mr. Wiggans would serve as an employee of Stiefel until May 31, 2007, for a monthly salary of $150,000 plus medical benefits. He would then serve as a consultant to Stiefel on an unpaid basis until October 1, 2007. Following October 1, 2007, upon mutual agreement, Mr. Wiggans and Stiefel may elect to have Mr. Wiggans serve as a part-time consultant for Stiefel for three years, for a fee of $60,000 per month and a bonus of $180,000 per year if annual sales targets established by Stiefel’s board of directors are achieved. The part-time consulting arrangement would be terminable by either party on 90 days notice. It is anticipated that if the part-time consulting arrangement is terminated by Stiefel without cause in the first year of its three year term, Stiefel would be obligated to pay Mr. Wiggans a termination payment of $720,000, and if it is terminated by Stiefel without cause in the second year, Stiefel would be obligated to pay Mr. Wiggans a termination payment of $360,000. Finally, it is anticipated that Mr. Wiggans would be reimbursed for his tax preparation costs up to a maximum of $15,000 in the aggregate, and for reasonable business expenses incurred on behalf of Stiefel. It is anticipated that the part-time consulting arrangement would require a commitment of at least 40 hours per month from Mr. Wiggans, and that Mr. Wiggans would agree not to serve with any other company in the field of dermatology during the term of the letter agreement.

Indemnification and Insurance

The merger agreement provides that from and after the effective time, Stiefel and merger sub will, jointly and severally, indemnify Connetics’ current and former officers and directors against losses incurred by them as a result of their serving as officers or directors of Connetics or any of its subsidiaries prior to the closing of the merger, to the fullest extent permitted by law and required by the organizational documents of Connetics or any indemnification agreement that was in effect on October 22, 2006. Stiefel has also agreed not to, for six years after the closing of the merger, amend the certificate of incorporation or by-laws of Connetics such that they would contain provisions regarding indemnification of officers and directors less favorable than those currently in Connetics’ certificate of incorporation and by-laws.

The merger agreement further provides that the surviving corporation in the merger, will either (1) maintain in effect for six years after the effective time, its current policies of directors’ and officers’ liability insurance with respect to matters existing or occurring prior to the effective time of the merger, or (2) purchase a six year extended reporting period endorsement, or “tail”, with respect to such insurance and maintain that endorsement in full force and effect for its full term. The obligation of the surviving corporation to maintain Connetics existing policy of directors’ and officers’ liability insurance is subject to an annual premium cap of 225% of the last annual premium paid for such insurance prior to the closing of the merger. In the event Connetics’ existing directors and officers liability insurance expires, is terminated, or cancelled during the six years after the effective time, or the premium for it exceeds 225% of the last annual premium, Stiefel is required to cause the surviving corporation to purchase as much insurance as possible for 225% of the last annual premium on terms and conditions no less favorable than those in the existing insurance. In the event that Stiefel does not purchase a six year “tail” endorsement with respect to such insurance within 30 days of the date of the merger agreement, then Connetics may purchase such an endorsement prior to the effective time of the merger, provided that Connetics does not pay more than the maximum premium described above, for the “tail” endorsement.

Legal Proceedings Regarding the Merger

On September 25, 2006, two separate shareholder derivative actions were filed in Santa Clara Superior Court against certain officers and directors, and a former officer, of Connetics, alleging, among other things, breach of fiduciary duty, abuse of control, gross mismanagement, waste of corporate assets, unjust enrichment and violations of the California Corporations Code (Rosenberg v. Wiggans et al. (Santa Clara County Case No. 1-06-CV-071778), and Spiegal v. Wiggans et al. (Santa Clara County Case No. 1-06-CV-071776)). These matters have been consolidated. On or about October 24, 2006, the plaintiff in the Spiegal action filed an amended complaint which, in addition to asserting the derivative claims described above, purports to state a class claim for breach of fiduciary duty against Connetics and its board of directors arising from the merger. The plaintiff alleges, among other things, that the merger undervalues Connetics, and that the merger would, if consummated, permit defendants to avoid liability arising from plaintiff’s derivative claims. The complaint seeks, among other things, injunctive relief against consummation of the merger.

The Company has reviewed the class action claims against Connetics and its board of directors relating to the merger, believes that such allegations are without merit and intends to defend the litigation vigorously. In the event that holders of a majority of shares of Connetics common stock vote to adopt the merger agreement, Connetics and the other defendants may cite the approval of the adoption of the merger agreement in defense of the merger-related claims asserted in the complaint. Specifically, Connetics and the other defendants may argue, among other things, that such approval operates as a ratification and acceptance of the conduct challenged in the complaint, and a waiver by each Connetics stockholder of any and all claims that have been, or could have been, asserted in the complaint or any later-filed lawsuit seeking damages relating to the merger agreement or the transactions related to the merger agreement.

Appraisal Rights

The following discussion is not a complete statement of appraisal rights under Delaware law and is qualified in its entirety by the full text of Section 262 of the DGCL, which explains the procedures and requirements for exercising statutory appraisal rights and which is attached as Annex C to this proxy statement and incorporated herein by reference. All references in Section 262 of the DGCL and in this summary to a “stockholder” are to the record holder of the shares of our common stock as to which appraisal rights are asserted. Stockholders intending to exercise appraisal rights should carefully review Annex C. This proxy statement constitutes notice to our stockholders concerning the availability of appraisal rights under Section 262 of the DGCL.

A stockholder who wishes to exercise appraisal rights should carefully review the following discussion and Annex C to this proxy statement, because failure to timely and fully comply with the procedures required by Section 262 of the DGCL will result in the loss of appraisal rights.

Under the DGCL, our stockholders who do not wish to accept $17.50 per share in cash in the merger have the right, subject to compliance with the requirements summarized below, to dissent and demand an appraisal by the Delaware Court of Chancery of the “fair value” of their shares of our common stock and to be paid in cash such amount in lieu of the merger consideration that they would otherwise be entitled to receive if the merger is consummated. For this purpose, the fair value of our shares of common stock will be their fair value, excluding any element of value arising from the consummation or expectation of consummation of the merger, and including a fair rate of interest, if any, as determined by that court.

Stockholders who desire to exercise their appraisal rights must satisfy all of the conditions of Section 262 of the DGCL, including:

•	Written Demand for Appraisal Prior to the Vote at the Annual Meeting. A stockholder must deliver to us a written demand for appraisal, meeting the requirements of Section 262 of the DGCL, before the taking of the stockholders’ vote on the adoption of the merger agreement at the annual meeting. Voting against the adoption of the merger agreement, failing to return a proxy or returning a proxy voting against the merger will not constitute the making of a written demand for appraisal. The written demand for appraisal must be separate from any proxy, abstention from the vote on the merger or vote against the merger. The written demand must reasonably inform us of the identity of the stockholder and of the stockholder’s intent thereby to demand appraisal of their shares. Failure to timely deliver a written demand for appraisal will cause a stockholder to lose his, her or its appraisal rights.

•	Refrain from Voting in Favor of Adoption of the Merger Agreement. In addition to making a written demand for appraisal, a stockholder must not vote his, her or its shares of our common stock in favor of the adoption of the merger agreement. A submitted proxy not marked “AGAINST” or “ABSTAIN” will be voted in favor of the proposal to adopt the merger agreement and will result in the waiver of appraisal rights. A stockholder that has not submitted a proxy will not waive his, her or its appraisal rights solely by abstaining if the stockholder satisfies all other provisions of Section 262 of the DGCL.

•	Continuous Ownership of Connetics Shares. A stockholder must also continuously hold his, her or its shares of our common stock from the date the stockholder makes the written demand for appraisal through the effective time of the merger. Accordingly, a stockholder who is the record holder of shares of our common stock on the date the written demand for appraisal is made but who thereafter transfers the shares prior to the effective time will lose any right to appraisal with respect to such shares.

•	Petition with the Chancery Court. Within 120 days after the effective date of the merger (but not thereafter), either the surviving corporation or any stockholder who has complied with the requirements of Section 262 of the DGCL, which are briefly summarized above, must file a petition in the Delaware Court of Chancery demanding a judicial determination of the value of the shares of our common stock held by all stockholders who are entitled to appraisal rights. This petition in effect initiates a court proceeding in Delaware. Neither we nor Stiefel has any intention at this time to file such a petition if a demand for appraisal is made and stockholders seeking to exercise appraisal rights should not assume that we will file such a petition or that we will initiate any negotiations with respect to the fair value of such shares. Accordingly, because we and Stiefel have no obligation to file such a petition, if no stockholder files such a petition with the Delaware Court of Chancery within 120 days after the effective date of the merger, appraisal rights will be lost, even if a stockholder has fulfilled all other requirements to exercise appraisal rights. If such a petition is filed, the Delaware Court of Chancery could determine that the fair value of shares of our common stock is more than, the same as, or less than the merger consideration.

A demand for appraisal must be executed by or on behalf of the stockholder of record, fully and correctly, as such stockholder’s name appears on the stock certificate. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, this demand must be executed by or for the fiduciary. If the shares are owned by or for more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record. However, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he is acting as agent for the record owner. A person having a beneficial interest in our common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below in a timely manner to perfect whatever appraisal rights the beneficial owners may have.

A stockholder who elects to exercise appraisal rights should mail or deliver his, her or its written demand to us at our principal executive offices located at 3160 Porter Drive, Palo Alto, California 94304, Attention: General Counsel. The written demand for appraisal should state the stockholder’s name and mailing address, the number of shares of our common stock owned by the stockholder and must reasonably inform us that the stockholder intends thereby to demand appraisal of his, her or its shares of our common stock. Within 10 days after the effective date of the merger, we will provide notice of the effective date of the merger to all of our stockholders who have complied with Section 262 of the DGCL and have not voted for the merger.

A record holder, such as a broker, fiduciary, depositary or other nominee, who holds shares of our common stock as a nominee for others, may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of shares as to which such person is the record owner. In such case, the written demand must set forth the number of shares covered by such demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares of our common stock outstanding in the name of such record owner.

Within 120 days after the effective date of the merger (but not thereafter), any stockholder who has satisfied the requirements of Section 262 of the DGCL may deliver to us a written demand for a statement listing the aggregate number of shares not voted in favor of the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The surviving corporation in the merger must mail such written statement to the stockholder within ten days after the stockholders’ request is received by us or within ten days after the latest date for delivery of a demand for appraisal under Section 262 of the DGCL, whichever is later.

Upon the filing of a petition in the Court of Chancery of the State of Delaware within 120 days after the effective date of the merger as set forth above, by a stockholder demanding a determination of the fair value of our common stock, service of a copy of the petition must be made upon us. We must then, within 20 days after service, file in the office of the Register in Chancery in which the petition was filed, a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached with us. If we file a petition, the petition must be accompanied by the duly verified list. The Register in Chancery, if so ordered by the court, will give notice of the time and place fixed for the hearing of such petition by registered or certified mail to us and to the stockholders shown on the list at the addresses therein stated, and notice also will be given by publishing a notice at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware, or such publication as the court deems advisable. The court must approve the forms of the notices by mail and by publication, and we must bear the costs of the notices.

At the hearing on the petition, the Court of Chancery of the State of Delaware will determine which stockholders have become entitled to appraisal rights. The court may require the stockholders who have demanded an appraisal for their shares (and who hold stock represented by certificates) to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings and the Court of Chancery of the State of Delaware may dismiss the proceedings as to any stockholder that fails to comply with such direction.

After determining which stockholders are entitled to appraisal rights, the court will appraise the shares owned by these stockholders, determining the “fair value” of such shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest to be paid, if any, upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Our stockholders considering seeking appraisal of their shares should note that the fair value of their shares determined under Section 262 of the DGCL could be more than, the same as or less than the consideration they would receive pursuant to the merger agreement if they did not seek appraisal of their shares.

The costs of the appraisal proceeding may be determined by the court and taxed against the parties as the court deems equitable under the circumstances. Upon application of a stockholder who has perfected appraisal rights, the court may order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal.

If a stockholder demands appraisal rights in compliance with the requirements of Section 262 of the DGCL, then, after the effective time of the merger, such stockholder will not be entitled to: (1) vote such stockholder’s shares of our common stock for any purpose; (2) receive payment of dividends or other distributions on such stockholder’s shares that are payable to stockholders of record at a date after the effective time of the merger; or (3) receive payment of any consideration provided for in the merger agreement.

A stockholder may withdraw his, her or its demand for appraisal rights by a writing withdrawing his, her or its demand for appraisal and accepting the merger consideration at any time within 60 days after the effective time of the merger, or at any time thereafter with Stiefel’s written approval. If any stockholder withdraws his, her or its demand for appraisal rights, then his, her or its shares of our common stock will be automatically converted into the right to receive $17.50 per share in cash pursuant to the merger agreement.

Any stockholder wishing to exercise appraisal rights is urged to consult legal counsel before attempting to exercise appraisal rights. Failure to comply strictly with all of the procedures set forth in Section 262 of the DGCL may result in the loss of a stockholder’s statutory appraisal rights.

Form of the Merger

Subject to the terms and conditions of the merger agreement and in accordance with Delaware law, at the effective time of the merger, Clear Acquisition Sub, Inc., a wholly owned subsidiary of Stiefel and a party to the merger agreement, will merge with and into us. We will survive the merger as a wholly owned subsidiary of Stiefel.

Merger Consideration

At the effective time of the merger, each outstanding share of our common stock, other than treasury shares, shares held by Stiefel or any direct or indirect wholly owned subsidiary of Stiefel or us, and shares held by stockholders who perfect their appraisal rights, will be converted into the right to receive $17.50 in cash, without interest and less any applicable withholding tax. Treasury shares and shares held by Stiefel or any direct or indirect wholly owned subsidiary of Stiefel or us will be canceled immediately prior to the effective time of the merger.

As of the effective time of the merger, all shares of our common stock will no longer be outstanding and will automatically be canceled and will cease to exist, and each holder of a certificate representing any shares of our common stock will cease to have any rights as a stockholder, except the right to receive $17.50 per share in cash, without interest and less applicable withholding tax (other than stockholders who have perfected their appraisal rights). The price of $17.50 per share was determined through arm’s-length negotiations between Stiefel and us.

Effect on Restricted Stock and Stock Options Under Connetics’ Stock Plans

Restricted Stock

Under the merger agreement, at the effective time of the merger, all repurchase rights on behalf of Connetics with respect to restricted stock will lapse and the holders of such restricted stock will receive $17.50 in cash payable pursuant to the merger.

Stock Options

Under the merger agreement, the vesting of all outstanding stock options under all of Connetics’ equity compensation plans (except for its employee stock purchase plan, discussed below) will be accelerated as of immediately prior to the effective time of the merger so that each such stock option will then become fully vested and exercisable. Each stock option that is outstanding immediately before the effective time and that has a per share exercise price of less than $17.50 shall be converted into the right to receive an amount in cash equal to equal to (i) the difference between $17.50 and the exercise price per share of such option, multiplied by (ii) the total number of shares of common stock subject to such option, without any interest thereon. Each stock option that is outstanding as of immediately prior to the effective time and that has a per share exercise price greater than or equal to $17.50 shall be automatically cancelled as of the effective time.

Employee Stock Purchase Plan

Upon Stiefel’s request prior to the effective time, Connetics will take all actions reasonably necessary to cause any outstanding offering periods under its employee stock purchase plan to be terminated as of the last business day prior to the effective time. In furtherance of this request, Connetics will make any pro-rata adjustments that may be necessary to reflect the shortened offering period(s), but otherwise treat such shortened offering period(s) as a fully effective and completed offering period for all purposes under its employee stock purchase plan, and we will cause the exercise as to each outstanding purchase right under our employee stock purchase plan. Furthermore, no further offering periods or purchase periods will begin under our employee stock purchase plan on the date the final purchase is made. With respect to the final purchase under our employee stock purchase plan, we will apply participant payroll deductions towards the purchase of whole shares of our common stock, which will in turn be exchanged for the cash consideration received by our stockholders. Immediately prior to and effective as of the effective time of the merger, we will terminate our employee stock purchase plan. Pursuant to the merger agreement, participants in the employee stock purchase plan may not increase their payroll withholding as in effect on the date the merger agreement was executed and no new participants may enroll in the employee stock purchase plan. Additionally, aggregate purchases of our stock pursuant to the employee stock purchase plan are limited to $400,000 for the period commencing on the date the merger agreement was executed and terminating on the effective time of the merger.

Effective Time of the Merger

The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware or at such later time as is agreed upon by Stiefel and us and specified in such certificate of merger. The filing of the certificate of merger will occur at the closing, which will take place not later than the fifth business day after satisfaction or waiver of the conditions to the closing of the merger, or at such other time as is agreed upon by Stiefel and us. We currently anticipate the merger to be completed in December 2006 or the first quarter of 2007.

Delisting and Deregistration of Connetics Common Stock

If the merger is completed, our common stock will cease to be authorized for quotation and will no longer be traded on The NASDAQ Global Market and will be deregistered under the Securities Exchange Act. Following the completion of the merger Connetics will no longer be a public company.

Material United States Federal Income Tax Consequences of the Merger

The following is a summary of the material U.S. federal income tax consequences of the merger to stockholders of Connetics whose shares of Connetics common stock are converted into the right to receive cash in the merger. The following summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, judicial decisions and administrative rulings, all of which are subject to change, possibly with retroactive effect. The summary does not address all of the U.S. federal income tax consequences that may be relevant to particular stockholders in light of their individual circumstances or to stockholders who are subject to special rules, including: non-U.S. persons, U.S. expatriates, insurance companies, dealers or brokers in securities or currencies, tax-exempt organizations, financial institutions, mutual funds, insurance companies, cooperatives, pass-through entities and investors in such entities, stockholders who have a functional currency other than the U.S. Dollar, stockholders who hold their shares of Connetics common stock as a hedge or as part of a hedging, straddle, conversion, synthetic security, integrated investment or other risk-reduction transaction or who are subject to alternative minimum tax or stockholders who acquired their shares of Connetics common stock upon the exercise of employee stock options or otherwise as compensation. In addition, the following summary does not address the tax consequences of transactions effectuated prior to, concurrently with or after the merger (whether or not such transactions are in connection with the merger). Further, this discussion does not address any U.S. federal estate and gift or any state, local or foreign tax consequences relating to the merger.

The Merger.  The receipt of cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes, and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, for U.S. federal income tax purposes, a stockholder will recognize gain or loss equal to the difference between the amount of cash received by the stockholder in the merger and the stockholder’s adjusted tax basis in the shares of Connetics common stock converted into cash in the merger. If shares of Connetics common stock are held by a stockholder as capital assets, gain or loss recognized by such stockholder will be capital gain or loss, which will be long-term capital gain or loss if the stockholder’s holding period for the shares of Connetics common stock exceeds one year at the time of the merger. Capital gains recognized by an individual upon a disposition of a share of Connetics that has been held for more than one year at the time of the merger generally will be subject to a maximum U.S. federal income tax rate of 15% or, in the case of a share that has been held for one year or less at the time of the merger, will be subject to tax at ordinary income tax rates. Generally, capital losses are deductible only against capital gains and are not available to offset ordinary income; however, individuals are allowed to offset a limited amount of net capital losses against ordinary income. The amount and character of gain or loss must be determined separately for each block of Connetics common stock (i.e., shares acquired at the same cost in a single transaction) converted into cash in the merger.

Backup Withholding.  A stockholder (other than certain exempt stockholders, including, among others, all corporations and certain foreign individuals) whose shares of Connetics common stock are converted into the merger consideration may be subject to backup withholding at the then applicable rate (under current law, the backup withholding rate is 28%) unless the stockholder provides the stockholder’s taxpayer identification number, or TIN, and certifies under penalties of perjury that such TIN is correct (or properly certifies that it is awaiting a TIN) and certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. A stockholder that does not furnish a required TIN or that does not otherwise establish a basis for an exemption from backup withholding may be subject to a penalty imposed by the Internal Revenue Service (the “IRS”). Each stockholder that is an individual should complete and sign the Substitute Form W-9 included as part of the letter of transmittal that will be sent to stockholders promptly following closing of the merger so as to provide the information and certification necessary to avoid backup withholding. Each foreign individual stockholder must submit a signed statement (such as a Certificate of Foreign Status on Form W-8BEN) attesting to his or her exempt status. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the U.S. federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the IRS. If backup withholding results in an overpayment of tax, a refund can be obtained by the stockholder by filing a U.S. federal income tax return.

THE SUMMARY OF U.S. FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE IS FOR GENERAL INFORMATION ONLY AND IS BASED ON THE LAW IN EFFECT ON THE DATE HEREOF. STOCKHOLDERS ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS) OF THE MERGER.

Regulatory Matters

The merger is subject to review by the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission to determine whether it is in compliance with applicable antitrust laws. The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which we refer to as the HSR Act, prohibits us from completing the merger until Stiefel and we furnish the required information and materials to the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission and the initial 30-day waiting period, or any extended waiting period, expires or is terminated early. Stiefel and we filed the required notification report form with the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission on November 14, 2006. The Antitrust Division, the Federal Trade Commission or others could take action under the applicable antitrust laws with respect to the merger, including seeking to enjoin the closing of the merger, to rescind the merger or to conditionally adopt the merger. There can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

PROPOSAL ONE — ADOPTION OF THE MERGER AGREEMENT

The following summary describes certain material provisions of the merger agreement. This summary is not complete and is qualified in its entirety by reference to the complete text of the merger agreement, which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. We urge you to read the merger agreement carefully in its entirety because this summary may not contain all the information about the merger agreement that is important to you.

Effective Time

The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware, or at such later time as is agreed upon by Stiefel and us and specified in the certificate of merger. The filing of the certificate of merger will occur at the closing, which will take place not later than the fifth business day after satisfaction or waiver of the conditions to the closing of the merger set forth in the merger agreement and described in this proxy statement, or at such other time as is agreed upon by Stiefel and us.

Conversion of Shares; Procedures for Exchange of Certificates

The conversion of each outstanding share of our common stock into the right to receive $17.50 per share in cash, without interest and less any applicable withholding tax, will occur automatically at the effective time of the merger. Promptly following the effective time of the merger, a third party paying agent retained by Stiefel, will send a letter of transmittal to each former Connetics stockholder of record. The letter of transmittal will contain instructions for obtaining cash in exchange for shares of our common stock.

Upon surrender of a stock certificate representing shares of our common stock, together with a duly completed and validly executed letter of transmittal, and any other documents that may be reasonably required by the paying agent, the holder of the certificate will be entitled to receive from the paying agent, acting on behalf of Stiefel, $17.50 in cash, less applicable withholding taxes, for each share represented by the stock certificate, and that stock certificate will be canceled.

No interest will be paid or will accrue on any cash payable in connection with the merger upon the surrender of stock certificates representing shares of our common stock. The cash paid upon conversion of shares of our common stock in the merger will be issued in full satisfaction of all rights relating to those shares of our common stock.

Share certificates should not be surrendered by Connetics stockholders before the effective time of the merger and should be sent only pursuant to instructions set forth in the letters of transmittal to be mailed to Connetics stockholders following the effective time of the merger. In all cases, the merger consideration will be provided only in accordance with the procedures set forth in this proxy statement and such letters of transmittal.

Treatment of Restricted Stock and Options Outstanding Under Connetics’ Stock Plans

Upon stockholder adoption of the merger agreement, all shares of restricted stock outstanding will automatically become fully vested immediately prior to the effective time. Under the merger agreement, at the effective time of the merger, all repurchase rights on behalf of Connetics with respect to restricted stock will lapse and each outstanding share of restricted stock will be converted into the right to receive $17.50 per share in cash, as described above.

At the effective time of the merger, the vesting of all stock options then outstanding will automatically accelerate so that each such stock option will become fully exercisable. Following the mailing of this proxy statement to Connetics stockholders, we will mail a notice to each person who holds outstanding stock options. Optionholders will be entitled to exercise all or any portion of their outstanding options as of immediately prior to the effective time of the merger if they properly complete and return the notice to us. Any shares of our common stock issued upon such an exercise will be converted into the right to receive $17.50 in cash in accordance with the procedures described above.

As of the effective time of the merger, each option, whether or not vested, then outstanding and not previously exercised and which has an exercise price less than $17.50 per share will automatically be converted into the right to receive an amount in cash per share equal to $17.50 minus the exercise price of the option, less any applicable withholding tax. Each option, whether or not vested, then outstanding and not previously exercised and which has an exercise price equal to or greater than $17.50 per share will automatically be cancelled without any corresponding cash payment.

Representations and Warranties

The merger agreement contains customary representations and warranties that we and Stiefel made to, and solely for the benefit of, each other. These representations and warranties were made as of specific dates and are in some cases subject to important qualifications, limitations and supplemental information agreed to by Connetics and Stiefel in connection with the negotiation of the terms of the merger agreement. In addition, the representations and warranties may have been included in the merger agreement for the purpose of allocating risk between Connetics and Stiefel, rather than to establish matters as facts. The merger agreement is described below, and included as Annex A hereto, only to provide you with information regarding its terms and conditions, and not to provide any other factual information regarding Connetics or its business. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, and you should read the information provided elsewhere in this document and in the documents incorporated by reference into this document for information regarding Connetics and its business. See “Where You Can Find More Information” beginning on page 56.

The assertions embodied in the representations and warranties in the merger agreement are qualified by information in a confidential disclosure schedule that Connetics has delivered in connection with signing the merger agreement. Accordingly, security holders should not rely on the representations and warranties as characterizations of the actual state of facts, since they were only made as of the date of the merger agreement and are modified in important part by the underlying disclosure schedules. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in Connetics’ public disclosures.

Conduct of Business Pending the Merger

Under the merger agreement, we have agreed that we will provide Stiefel with reasonable access to our books, records, and other documents during normal business hours. In addition, we have agreed to deliver to Stiefel:

•	monthly unaudited financial statements by the twelfth day of the following month;

•	annual audited financial statements for any three fiscal year period ending more than 90 days before the closing of the merger; and

•	quarterly unaudited financial statements for any fiscal quarter ended after the close of our most recent fiscal year and more than 45 days before the closing of the merger.

Under the merger agreement, we have also agreed to operate in the ordinary course of business consistent with past practices and that, subject to certain exceptions, unless we obtain Stiefel’s prior written consent, we will, and will cause each of our subsidiaries not to:

•	declare any dividends or repurchase any stock;

•	sell any stock or grant or sell any options or other rights to acquire our stock;

•	enter into any contract regarding the sale, voting, pledge, encumbrance, disposition, acquisition, transfer, registration, or repurchase of stock;

•	amend, or accelerate the vesting under, any stock options, except as described under “Effect on Restricted Stock and Stock Options Outstanding Under Connetics’ Stock Plans” on page 36;

•	amend our certificates of incorporation or by-laws, or change the ownership of subsidiaries;

•	acquire an equity interest in another business, or become party to any merger, business combination, recapitalization, stock split, or other similar transaction;

•	make any capital expenditures other than in accordance with our current budget;

•	amend, terminate or waive our rights under material contracts;

•	acquire, lease, or license material rights or assets;

•	mortgage any material assets or allow any material assets to become subject to any encumbrances;

•	sell, license, or dispose of any owned intellectual property;

•	incur, assume, guarantee, or prepay any indebtedness;

•	make loans or advances, other than to employees for travel expenses;

•	establish, adopt, enter into, or amend employee benefit plans or employment agreements, pay bonuses, grant severance or termination pay, or increase the compensation of employees (subject to limited exceptions, including exceptions permitting certain salary increases and merit promotions, and customary bonus payments and profit sharing payments consistent with past practices in accordance with bonus and profit sharing plans existing on the date of the merger agreement);

•	fund, or secure payment under, employee benefit plans or employment agreements;

•	hire employees at the level of Vice President or above or earning in excess of $200,000 per year;

•	change any methods of accounting or write up, write down, or write off the book value of assets;

•	take certain actions with respect to taxes;

•	waive, release, settle, assign, or compromise legal proceedings, or commence legal proceedings (other than in the ordinary course of business consistent with past practice, without payment of monetary damages in excess of $50,000 individually or $250,000 in the aggregate, or the imposition of equitable relief, or the admission of any wrongdoing by, us or our subsidiaries;

•	adopt or implement a plan of liquidation;

•	pay any fee or commission to any investment bank or broker in connection with the merger, other than Goldman, Sachs & Co.; or

•	agree or commit to take any of the actions described in the foregoing bullet points.

Limitation on Considering Other Acquisition Proposals

We have agreed that we will not, and will not permit any of our subsidiaries, officers, directors, or representatives to, directly or indirectly:

•	solicit, initiate, knowingly encourage, induce, or facilitate the making, submission, or announcement of any acquisition inquiry or acquisition proposal;

•	furnish or make available non-public information regarding Connetics in connection with or in response to any acquisition inquiry or acquisition proposal;

•	withdraw, modify, or amend our board of directors’ recommendation of approval of the merger agreement in any manner adverse to Stiefel;

•	approve, endorse, or recommend any acquisition proposal;

•	enter into any letter of intent or similar document relating to an acquisition transaction; or

•	formally resolve, propose, or agree to do any of the actions described in the foregoing bullet points.

An “acquisition transaction” means a transaction (other than transactions contemplated by the merger agreement) involving:

•	any merger, exchange, consolidation, business combination, issuance of securities, reorganization, recapitalization, takeover offer, tender offer, exchange offer, or other similar transaction:

•	in which Connetics is a constituent corporation;

•	in which any person or group of persons acquires beneficial of more than 20% of the voting securities of Connetics; or

•	in which Connetics issues voting securities representing more than 20% of the voting securities of Connetics;

•	any sale, exchange, transfer, exclusive license, or disposition of assets which account for 20% or more of Connetics’ net revenues, net income, or assets; or

•	any liquidation or dissolution of Connetics.

An “acquisition proposal” is an offer or proposal from a third party contemplating an acquisition transaction. An “acquisition inquiry” is an inquiry or communication from a third party regarding an acquisition transaction which is not an acquisition proposal.

At any time prior to the special meeting of our stockholders, we may nonetheless furnish or make available non-public information, or enter into discussions or negotiations, with respect to acquisition inquiries or acquisition proposals not solicited in material violation of the restrictions set forth above and that constitute, or could reasonably be expected to lead to, superior offers, so long as:

•	our board of directors concludes in good faith, after consultation with outside legal counsel and financial advisors, that failing to do so would conflict with their fiduciary duties;

•	at least two business days prior to taking such action we notify Stiefel of our intention to take such action and the identity of the third party in question, and enter into a confidentiality agreement with that third party at least as restrictive as the confidentiality agreement we have entered into with Stiefel; and

•	at least two business days prior to furnishing information to the third party in question, we provide or make available such information to Stiefel, to the extent we have not already done so.

A “superior offer” means a bona fide written offer made by a third party to acquire, directly or indirectly, pursuant to a tender or exchange offer, merger, consolidation, or other business combination, all or substantially all of Connetics’ assets or more than 50% of Connetics’ outstanding voting securities and as a result of which Connetics’ stockholders would hold less than 50% of the equity interests in the surviving or resulting entity, on terms that our board of directors has in its good faith judgment concluded (following consultation with an independent financial advisor of nationally recognized reputation and after taking into account the likelihood and anticipated timing of consummation) would be more favorable, from a financial point of view, to our stockholders than the terms of the merger agreement.

We have agreed to advise Stiefel within 24 hours of the receipt of any acquisition inquiry, acquisition proposal, or request for non-public information (other than requests for information in the ordinary course of business), to provide Stiefel with information regarding the identity of the person making the acquisition inquiry, acquisition proposal, or request for non-public information and the material terms thereof, and to provide Stiefel with any agreements or materials documents relating to the acquisition inquiry, acquisition proposal, or request for non-public information. We have also agreed to keep Stiefel reasonably informed of the status of, and material modifications to, any acquisition inquiry, acquisition proposal, or request for non-public information.

We have agreed to take all action necessary to call, give notice and hold the special meeting of stockholders and that, except in certain limited circumstances described below, we will include a statement in this proxy statement to the effect that our board of directors recommends that our stockholders adopt the merger agreement at our special meeting of stockholders. The merger agreement provides that this recommendation will not be withdrawn or modified in a manner adverse to Stiefel except as described below.

Nothing in the merger agreement prevents our board of directors from publicly disclosing any material facts, including that an acquisition proposal or acquisition inquiry has been submitted, so long as our board of directors determines in good faith, after taking into account the advice of outside legal counsel and financial advisors, that failing to make disclosure would conflict with its fiduciary duties or the requirements of law; however, that any disclosure with respect to another acquisition proposal other than a “stop, look and listen” or similar communication will be deemed to be a withdrawal of the board recommendation unless our board of directors (i) expressly reaffirms its recommendation to its stockholders in favor of the merger or (ii) rejects such other acquisition proposal.

In addition, nothing in the merger agreement prevents our board of directors from withdrawing or modifying its recommendation to our stockholders in favor of approval of the merger agreement if:

•	approval of our stockholders of the merger has not yet been obtained;

•	we have provided Stiefel with reasonably prompt prior notice of the meeting of our board of directors at which it will consider the withdrawal or modification of its recommendation to the stockholders, together with reasonably detailed information regarding the circumstances surrounding the consideration of that action;

•	our board of directors determines in good faith, after consultation with outside legal counsel and financial advisors, that (1) we have received a superior offer that has not been withdraw, or (2) that failure to withdraw or modify the board of directors recommendation to the stockholders would conflict with its fiduciary obligations to Connetics stockholders; and

•	prior to withdrawing, modifying, or amending the board’s recommendation in connection with such superior offer, (1) we have given Stiefel notice of the material terms and conditions of the superior offer, including the identity of the party making the offer and the relevant proposed agreements, (2) we have given Stiefel five business days after delivery of the foregoing notice to propose revisions to the terms of the merger agreement and have negotiated with Stiefel regarding those revisions, (3) Stiefel has failed, within such five business day period, to propose revisions to the terms of the merger agreement that are, in the good faith judgment of our board of directors, at least as favorable as the terms of the superior offer, and (4) the board of directors of Connetics has determined in good faith, after considering the results of negotiations with Stiefel and the advice of outside legal counsel and financial advisors, that failure to withdraw its recommendation to the stockholders would conflict with its fiduciary duties.

Indemnification and Insurance for Connetics’ Directors and Officers

From and after the effective time, Stiefel and the surviving corporation in the merger will jointly and severally indemnify Connetics’ current and former officers and directors against losses incurred by them as a result of their serving as officers or directors of Connetics or any of its subsidiaries prior to the closing of the merger, to the fullest extent permitted by law and required by the organizational documents of Connetics. Stiefel has also agreed not to, for six years after the closing of the merger, amend the certificate of incorporation or by-laws of Connetics such that they would contain provisions regarding indemnification of officers and directors less favorable than those currently in Connetics’ certificate of incorporation and by-laws.

The merger agreement further provides that the surviving corporation in the merger will either (1) maintain in effect for six years after the effective time, its current policies of directors’ and officers’ liability insurance with respect to matters existing or occurring prior to the effective time of the merger, or (2) purchase a six year extended reporting period endorsement, or “tail”, with respect to such insurance and maintain that endorsement in full force and effect for its full term. The obligation of the surviving corporation to maintain

Connetics existing policy of directors’ and officers’ liability insurance is subject to an annual premium cap of 225% of the last annual premium paid for such insurance prior to the closing of the merger. In the event Connetics’ existing directors and officers liability insurance expires, is terminated, or cancelled during the six years after the effective time, or the premium for it exceeds 225% of the last annual premium, Stiefel is required to cause the surviving corporation to purchase as much insurance as possible for 225% of the last annual premium on terms and conditions no less favorable than those in the existing insurance In the event that Stiefel does not purchase a six year “tail” endorsement with respect to such insurance within 30 days of the date of the merger agreement, then Connetics may purchase such an endorsement prior to the effective time of the merger, provided that Connetics does not pay more than the maximum premium described above, for the “tail” endorsement. Stiefel has also agreed to honor, and cause the surviving corporation to honor, all existing rights and agreements regarding indemnification of officers and directors of Connetics.

Conditions to the Closing of the Merger

Each party’s obligation to effect the merger is subject to the satisfaction or waiver of various conditions, which include the following.

Stiefel is obligated to effect the merger only if the following conditions are satisfied or waived:

•	our representations and warranties in the merger agreement (other than our representations regarding our authority to enter into the merger agreement and certain of our representations regarding our capitalization) are true and correct, except for inaccuracies that do not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Connetics, in each case as of the date of the merger agreement and as of the closing date of the merger (except that the accuracy of representations and warranties that by their terms address matters only as of a specified date will be determined as of such date);

•	our representations regarding our authority to enter into the merger agreement are true and correct in all respects and certain of our representations regarding our capitalization are true and correct in all respects except for inaccuracies that are de minimis;

•	we have performed in all material respects all obligations required to be performed by us under the merger agreement at or prior to the closing of the merger;

•	the merger agreement is adopted by our stockholders at the special meeting;

•	one of our officers has provided Stiefel with a certificate stating that the conditions listed in the four bullet points above have been satisfied;

•	the waiting period required under the HSR Act has terminated or expired;

•	there is no temporary restraining order, preliminary or permanent injunction, or other order preventing the consummation of the merger issued by a court of competent jurisdiction or other governmental authority in effect, and no law has been enacted or deemed applicable to the merger that makes consummation of the merger illegal; and

•	since the date of the merger agreement, no material adverse effect on Connetics has occurred and is continuing, and no effect, change, condition, or circumstance exists or has occurred that would, individually or in the aggregate, reasonably be expected to have material adverse effect on Connetics.

Connetics is obligated to effect the merger only if the following conditions are satisfied or waived:

•	Stiefel’s and merger sub’s representations and warranties in the merger agreement (other than it representations regarding its authority to enter into the merger agreement) are true and correct, except for inaccuracies that do not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Stiefel to consummate the merger, in each case as of the date of the merger agreement and as of the closing date of the merger (except that the accuracy of representations and warranties that by their terms address matters only as of a specified date will be determined as of such date);

•	Stiefel’s representations regarding its authority to enter into the merger agreement are true and correct in all respects;

•	Stiefel and merger sub have performed in all material respects all obligations required to be performed by them under the merger agreement at or prior to the closing of the merger;

•	one of Stiefel’s officers has provided us with a certificate stating that the conditions listed in the three bullet points above have been satisfied;

•	the merger agreement is adopted by Connetics stockholders at the special meeting;

•	the waiting period required under the HSR Act has terminated or expired; and

•	there is no temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the merger issued by a court of competent jurisdiction or other governmental authority in effect, and no law has been enacted or deemed applicable to the merger that makes consummation of the merger illegal.

Termination of the Merger Agreement

Stiefel and we can terminate the merger agreement under certain circumstances, including:

•	by mutual written consent;

•	by either Stiefel or us, if the merger has not been completed by April 30, 2007 or any other date agreed to by Stiefel and us, except that if the merger is not completed by such date because any applicable waiting period under the HSR Act has not been terminated or expired or we have not satisfied the condition requiring performance of obligations required to be performed prior to the closing of the merger due to a failure by us to deliver the financial statements we are required to deliver to Stiefel, but in either case all other conditions have been satisfied, then the foregoing April 30, 2007 date shall automatically be extended to June 30, 2007; provided that a party shall not be permitted to terminate the merger agreement if the failure to consummate the merger is principally caused by the failure on the part of such party to perform its covenants and obligations set forth in the merger agreement;

•	by either Stiefel or us, if any court of competent jurisdiction or other governmental authority has issued a final and nonappealable order, or taken other final and nonappealable action, which has the effect of restraining, enjoining, or otherwise prohibiting the merger;

•	by either Stiefel or us, if our stockholders do not approve the merger agreement at the special meeting;

•	by Stiefel, if:

•	our board of directors withdraws or modifies in a manner adverse to Stiefel its recommendation of approval of the merger agreement to the stockholders of Connetics or publicly announces its intention to do so;

•	we fail to include our recommendation to vote in favor of the adoption of the merger agreement in the proxy statement;

•	our board of directors approves or publicly endorses or recommends any acquisition proposal or publicly announces its intention to do so;

•	we enter into a binding definitive agreement accepting an acquisition proposal;

•	we materially breach our obligations regarding non-solicitation of acquisition proposals or holding the Connetics stockholder meeting to adopt the merger agreement; or

•	a tender or exchange offer relating to our securities is commenced by a person not affiliated with Stiefel and we do not send to our stockholders, within ten business days of commencement of the offer, a statement recommending rejection of the offer;

•	by either Stiefel or us, if the other party is in breach of the representations, warranties or covenants set forth in the merger agreement applicable to such party such that the breach causes certain of the conditions described above not to be satisfied, and the breach is not cured within 45 days after notice of it to the party in breach; or

•	by us, if we withdraw or modify our board of directors recommendation of adoption of the merger agreement to the stockholders of Connetics after compliance with the provisions of the merger agreement and our board of directors authorizes us to enter into a binding definitive agreement for a transaction that constitutes a superior offer and we notify Stiefel that we intend to do so, and provide Stiefel with the most current version of such agreement.

Termination Fees and Expenses

The merger agreement requires that we pay Stiefel a termination fee of $19.1 million if:

•	Stiefel terminates the merger agreement, prior to receipt of approval of the merger agreement by our stockholders, if:

•	our board of directors withdraws or modifies in a manner adverse to Stiefel its recommendation of approval of the merger agreement to the stockholders of Connetics or publicly announces its intention to do so;

•	we fail to include our recommendation to vote in favor of the adoption of the merger agreement in the proxy statement;

•	our board of directors approves or publicly endorses or recommends any acquisition proposal or publicly announces its intention to do so;

•	we enter into a binding definitive agreement accepting an acquisition proposal;

•	we materially breach our obligations regarding non-solicitation of acquisition proposals or holding the Connetics stockholder meeting to adopt the merger agreement; or

•	a tender or exchange offer is relating to our securities is commenced by a person not affiliated with Stiefel and we do not send to our stockholders, within ten business days of commencement of the offer, a statement recommending rejection of the offer.

•	Stiefel or we terminate the merger agreement due to our stockholders not approving the merger, and:

•	before such termination a bona fide alternative acquisition proposal to acquire us or more than 50% of our voting securities, or assets that are or represent at least 50% of our consolidated net revenues, consolidated net income or consolidated assets, was publicly announced or disclosed and not withdrawn; and

•	within nine months of termination, we enter into a binding definitive agreement providing for such acquisition transaction or we consummate an acquisition transaction.

•	Stiefel or we terminate the merger agreement because the merger has not been consummated before April 30, 2007 (or before June 30, 2007 if the April 30, 2007 deadline is extended to that date), and:

•	before such termination a bona fide alternative acquisition proposal to acquire us or more than 50% of our voting securities, or assets that are or represent at least 50% of our consolidated net revenues, consolidated net income or consolidated assets, was either made known to us or publicly announced or disclosed and not withdrawn;

•	all of the conditions to closing had been satisfied as of the time of termination (other than those that by their nature can only be satisfied at closing), except that our stockholders had not adopted the merger agreement due to a failure by us to submit the merger agreement for adoption at our stockholders’ meeting; and

•	within nine months of termination, we enter into a binding definitive agreement providing for an acquisition transaction or we consummate an acquisition transaction;

•	we terminate the merger agreement if we withdraw or modify the board or directors recommendation of approval of the merger agreement to the stockholders of Connetics after compliance with the provisions of the merger agreement and our board of directors authorizes us to enter into a binding definitive agreement for a transaction that constitutes a superior offer and we notify Stiefel that we intend to do so, and provide Stiefel with the most current version of such agreement.

In the event that the merger agreement is terminated for the reasons described in the third bullet point above, we are required to reimburse Stiefel for its out of pocket fees and expenses incurred in connection with the transactions contemplated by the merger agreement, up to a maximum amount of $3 million. In the event that we are later required to pay Stiefel the termination fee of $19.1 million for the reasons described in the third bullet point above, then any expenses for which we reimburse Stiefel reduce the $19.1 million termination fee dollar for dollar. The merger agreement otherwise provides that, regardless of whether the merger is consummated, all fees and expenses incurred by the parties in connection with the merger will be borne by the party incurring such fees and expenses.

Material Adverse Effect

Stiefel’s obligations to consummate the merger are conditioned, in part, on several of our representations and warranties being true and correct, except where the failure of such representations and warranties to be true and correct do not have, and would not reasonably be expected to have, individually or in the aggregate, a “material adverse effect” on Connetics. In addition, Stiefel’s obligations to consummate the merger are conditioned on the absence of any material adverse effect on Connetics since the date of the merger agreement. The merger agreement provides that a “material adverse effect” means, when used in connection with us, any effect, change, condition, event, or circumstance (each referred to as an “effect”) that, considered together with all other effects, has a material adverse effect on our business, financial condition, or results of operations, or on our ability to consummate the merger. However, the following effects are not considered in determining whether there has been a material adverse effect on our business, financial condition, or results of operations:

•	effects resulting from conditions, including regulatory review standards, generally affecting the industries in which we participate, or the U.S. or global economy or capital markets, so long as such conditions do not have a disproportionate effect on us as compared to other firms in the industries in which we participate;

•	effects resulting from the introduction of a generic equivalent of our Soriatane product;

•	changes in the trading price or volume of our common stock, in and of themselves (except that effects that cause such changes may be considered in determining whether a “material adverse effect” has occurred);

•	effects reasonably attributable to the announcement or pre-announcement disclosure of the merger, including cancellation and delays in customer orders, reduction in sales, disruptions in various business relationships, or loss of employees;

•	failure to meet internal or external projections, forecasts, or predictions, in and of themselves (except that effects that cause such failures may be considered in determining whether a “material adverse effect” has occurred);

•	class action or derivative litigation initiated prior to the date of the merger agreement or after the date of the merger agreement and related to the merger;

•	effects resulting from compliance with the merger agreement; and

•	changes in law or generally accepted accounting principles, so long as such changes do not have a disproportionate effect on us as compared to other firms in the industries in which we participate.

Extension, Waiver and Amendment of the Merger Agreement

Connetics and Stiefel may amend the merger agreement at any time prior to the closing of the merger. However, after the merger agreement is adopted by our stockholders, no amendment can be made that by law requires further approval by our stockholders without the further approval of such stockholders.

Either Connetics or Stiefel may extend the time for performance of any of the obligations or other acts of the other parties under the merger agreement, waive any inaccuracies in the other party’s representations and warranties and waive compliance with any covenant, obligation or condition for the benefit of such party contained in the merger agreement.

48

•	effects resulting from compliance with the merger agreement; and

•	changes in law or generally accepted accounting principles, so long as such changes do not have a disproportionate effect on us as compared to other firms in the industries in which we participate.

Extension, Waiver and Amendment of the Merger Agreement

Connetics and Stiefel may amend the merger agreement at any time prior to the closing of the merger. However, after the merger agreement is adopted by our stockholders, no amendment can be made that by law requires further approval by our stockholders without the further approval of such stockholders.

Either Connetics or Stiefel may extend the time for performance of any of the obligations or other acts of the other parties under the merger agreement, waive any inaccuracies in the other party’s representations and warranties and waive compliance with any covenant, obligation or condition for the benefit of such party contained in the merger agreement.

THE DISTRIBUTION AND SUPPLY AGREEMENT

In connection with the merger agreement, we also entered into a distribution and supply agreement with Stiefel. The following summary describes certain material provisions of the distribution and supply agreement. This summary is not complete and is qualified in its entirety by reference to the complete text of the distribution and supply agreement, which has been filed with the SEC as an exhibit to our current report on Form 8-K that we filed on October 24, 2006.

We granted Stiefel a license to promote and sell a generic equivalent of our Soriatane product in the United States if and when a third party introduces a generic equivalent of Soriatane in the United States. The license is exclusive, so that we will not be permitted to promote and sell a generic equivalent of Soriatane (although it is possible that a third party could sell a generic equivalent of our Soriatane product without such a license).

We will be responsible for selling Stiefel its requirements of the new generic product from our existing supplies of the product, as well maintaining the new drug application with the United States Food and Drug Administration for the new generic product. Stiefel will be responsible for sales and marketing, and will have the freedom to set prices for the product as it determines. We will sell Stiefel product at a price intended to represent 107.5% of the direct costs we incur in manufacturing and delivering the product to Stiefel.

Stiefel will be required to pay us 80% of the net profits it generates from sales of the new generic product. Net profits means Stiefel’s net sales (which are defined as gross sales minus credits and allowances, rebates and discounts, freight charges, taxes, and costs associated with product-dedicated marketing programs) minus the 107.5% of direct cost we will charge Stiefel for the product. If net profits are zero or negative, we are not required to make up any deficiency.

The distribution and supply agreement has a term of five years from October 22, 2006. However, Stiefel may terminate the agreement at any time before the expiration of the term for any or no reason, as long as it gives us at least 90 days prior written notice. We may terminate the agreement at any time after the merger agreement is terminated for any reason, including in connection with a superior offer. We and Stiefel also each have the right to terminate the agreement upon breach by the other party.

PROPOSAL TWO — ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETING

If there are insufficient votes at the time of the special meeting to adopt the merger agreement, we may propose to adjourn or postpone the special meeting, if a quorum is present, for the purpose of soliciting additional proxies to adopt the merger agreement. We currently do not intend to propose adjournment or postponement at the special meeting if there are sufficient votes to adopt the merger agreement. If approval of the proposal to adjourn or postpone the special meeting for the purpose of soliciting additional proxies is submitted to our stockholders for approval, such approval requires the affirmative vote of the holders of a majority of the shares of our common stock present or represented by proxy and voting on the matter.

Our board of directors unanimously recommends that you vote “FOR” the proposal to adjourn or postpone the annual meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement.

SECURITY OWNERSHIP OF EXECUTIVE OFFICERS AND CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information we know with respect to the beneficial ownership of our common stock as of October 22, 2006 by (a) all persons who are beneficial owners of more than five percent of our common stock, (b) each director and nominee, (c) each of our executive officers named in the Beneficial Ownership Table below, and (d) all current directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC and generally includes voting or investment power with respect to securities. Percentage ownership is based on 34,563,878 shares of common stock outstanding at October 22, 2006, which excludes 3,370,279 treasury shares. Except as indicated otherwise in the footnotes below, and subject to community property laws where applicable, we believe that the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown.

	Number	Percentage of
	of	Shares
Name	Shares	Outstanding	Footnote(s)

Wellington Management Company, LLP	4,474,413	12.86%	(1)
75 State Street Boston, Massachusetts 02109
Barclays Global Investors, N.A.	2,292,374	6.63%	(2)
Barclays Global Fund Advisors
45 Fremont Street San Francisco, CA 94105
Capital Research and Management Company and	2,000,000	5.79%	(3)
SMALLCAP World Fund, Inc. 333 South Hope Street Los Angeles, CA 90071
Thomas G. Wiggans	1,554,922	4.34%	(4)
C. Gregory Vontz	747,410	2.12%	(5)
John L. Higgins	614,042	1.75%	(6)
G. Kirk Raab	500,290	1.43%	(7)
Katrina J. Church	354,909	1.02%	(8)
Thomas D. Kiley	267,883	*	(9)
Lincoln Krochmal, M.D.	227,214	*	(10)
John C. Kane	157,439	*	(11)
Denise M. Gilbert, Ph.D.	68,611	*	(12)
R. Andrew Eckert	68,611	*	(13)
Leon E. Panetta	60,764	*	(14)
Carl B. Feldbaum	37,500	*	(15)
David E. Cohen, M.D.	37,500	*	(16)
All directors and officers as a group (31 persons)	5,637,954	14.47%	(17)

*	Less than 1%.

Pursuant to the Schedule 13D filed by Stiefel with the SEC on October 31, 2006, Stiefel may be deemed to hold 5.45% of our common stock as a result of its deemed beneficial ownership of 1,033,051 shares pursuant to the voting agreements and its direct ownership of 849,400 shares. As stated in the Schedule 13D, Stiefel expressly disclaims beneficial ownership of the shares subject to the voting agreements.

(1)	As reported on a Schedule 13G/A filed with the SEC on or about July 31, 2006. Represents 4,444,313 shares as to which Wellington Management Company, LLP has shared dispositive power, and 4,245,113 shares as to which Wellington Management Company, LLP has shared voting power, with the unnamed beneficial owners, who are clients of Wellington Management Company, LLP.

(2)	As reported on a Schedule 13G/A filed with the SEC on or about December 31, 2005 by Barclays Global Investor, N.A. and a group of affiliated entities. According to the Schedule 13G/A, the following entities have sole voting power with respect to an aggregate of 2,124,313 shares and dispositive power with respect to an aggregate of 2,292,374 shares held in trust accounts for the economic benefit of the beneficiaries of those accounts: Barclays Global Investors, N.A., (841,681 shares, voting power and 1,009,742 shares, dispositive power); Barclays Global Fund Advisors (1,282,632 shares).

(3)	As reported on a Schedule 13G filed with the SEC on or about December 30, 2005. Represents 2,000,000 shares as to which Capital Research and Management Company, an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 has sole dispositive and voting power. Capital Research and Management Company is deemed to be the beneficial owner of and as a result is acting as investment advisor to various investment companies registered under Section 8 of the Investment Company Act of 1940. SMALLCAP World Fund, Inc., an investment company registered under the Investment Company Act of 1940, which is advised by Capital Research and Management Company, is the beneficial owner of 2,000,000 shares.

(4)	Mr. Wiggans’ total includes options to purchase 1,255,713 shares of common stock that will be exercisable on or before December 14, 2006. Also includes 10,490 shares held by Mr. Wiggans’ wife, and 12,486 shares held in trust for Mr. Wiggans’ children. Mr. Wiggans disclaims beneficial ownership of the shares held in trust.

(5)	Mr. Vontz’s total includes options to purchase 616,908 shares of common stock that will be exercisable on or before December 14, 2006.

(6)	Mr. Higgins’ total includes options to purchase 478,673 shares of common stock that will be exercisable on or before December 14, 2006. Also includes 250 shares of common stock held by Mr. Higgins’ wife.

(7)	Mr. Raab’s total includes options to purchase 474,950 shares of common stock that will be exercisable on or before December 14, 2006.

(8)	Ms. Church’s total includes options to purchase 295,313 shares of common stock that will be exercisable on or before December 14, 2006.

(9)	Mr. Kiley’s total includes options to purchase 77,500 shares of common stock that will be exercisable on or before December 14, 2006. Also includes 167,365 shares held in the Thomas D. and Nancy L.M. Kiley Revocable Trust under Agreement dated August 7, 1981, and 10,000 shares held in The Kiley Family Partnership of which Mr. Kiley is a trustee, and as to 7,500 of which Mr. Kiley disclaims beneficial ownership.

(10)	Dr. Krochmal’s total includes options to purchase 166,354 shares of common stock that will be exercisable on or before December 14, 2006.

(11)	Mr. Kane’s total includes options to purchase 122,500 shares of common stock that will be exercisable on or before December 14, 2006.

(12)	Dr. Gilbert’s total includes options to purchase 60,000 shares of common stock that will be exercisable on or before December 14, 2006.

(13)	Mr. Eckert’s total includes options to purchase 60,000 shares of common stock that will be exercisable on or before December 14, 2006.

(14)	Mr. Panetta’s total includes options to purchase 45,000 shares of common stock that will be exercisable on or before December 14, 2006.

(15)	Mr. Feldbaum’s total includes options to purchase 30,000 shares of common stock that will be exercisable on or before December 14, 2006.

(16)	Dr. Cohen’s total includes options to purchase 30,000 shares of common stock that will be exercisable on or before December 14, 2006.

(17)	See footnotes 4 through 16. The total includes options to purchase an aggregate of 4,469,640 shares of common stock that will be exercisable on or before December 14, 2006 by all of the officers and directors as a group.

FUTURE STOCKHOLDER PROPOSALS

If the merger is completed, we will not hold a 2007 annual meeting of stockholders. If the merger is not completed, you will continue to be entitled to attend and participate in our stockholder meetings and we will hold a 2007 annual meeting of stockholders, in which case stockholder proposals will be eligible for consideration for inclusion in the proxy statement and form of proxy for our 2007 annual meeting of stockholders in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended. For a stockholder’s proposal to be included in our Proxy Statement and form of proxy for the 2007 Annual Meeting of stockholders, the proposal must be submitted in writing to Corporate Secretary or any member of the Governance and Nominating Committee in writing at 3160 Porter Drive, Palo Alto, California 94304. The submission must be received by the Corporate Secretary or Committee member on or after December 22, 2006 but no later than January 21, 2007. The submission must include (a) the information relating to the candidate that is required to be disclosed pursuant to Schedule 14A under the Exchange Act, together with an appropriate consent of the candidate, (b) the name and address of the stockholder making the submission and the number of shares of Connetics’ common stock which that stockholder owns beneficially and of record, (c) a description of all arrangements or understandings (whether written or oral) between the stockholder and the candidate, or any other person or entity regarding the candidate (identifying the person or persons), and (d) appropriate biographical information and a statement as to the qualifications of the candidate. The Board Corporate Governance Guidelines and the Governance and Nominating Committee charter can be found on Connetics’ investor relations web site at www.connetics.com under the link labeled “Investor Relations.”

OTHER MATTERS

At this time, we know of no other matters to be submitted at the special meeting. If any other matters properly come before the special meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as our board of directors may recommend.

It is important that your shares be represented at the special meeting, regardless of the number of shares which you hold. Therefore, we urge you to complete, sign, date and return the accompanying proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose or to vote via the Internet or telephone.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements, or other information that we file with the Securities and Exchange Commission at the Securities and Exchange Commission’s public reference room at the following location: 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of those documents at prescribed rates by writing to the Public Reference Section of the Securities Exchange Commission at that address. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference room. These Securities and Exchange Commission filings are also available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the Securities and Exchange Commission at http://www.sec.gov.

INCORPORATION OF INFORMATION BY REFERENCE

The SEC allows Connetics to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information in this proxy statement or incorporated by reference subsequent to the date of this proxy statement. This proxy statement incorporates by reference the documents set forth below that Connetics has previously filed with the SEC. These documents contain important information about Connetics and its financial condition and are incorporated by reference into this proxy statement.

The following Connetics filings with the SEC (all filed under file number 000-27406) are incorporated by reference into this proxy statement:

•	Our Annual Report on Form 10-K for our fiscal year ended December 31, 2006, as amended by Form 10-K/A filed on July 25, 2006;

•	Our Quarterly Report on Form 10-Q for our fiscal quarter ended March 31, 2006;

•	Our Quarterly Report on Form 10-Q for our fiscal quarter ended June 30, 2006;

•	Our Quarterly Report on Form 10-Q for our fiscal quarter ended September 30, 2006; and

•	Our Current Reports on Form 8-K filed on March 24, 2006, March 28, 2006, April 10, 2006, April 25, 2006, May 3, 2006, May 9, 2006, May 22, 2006, May 26, 2006, May 31, 2006, June 2, 2006, June 6, 2006, June 20, 2006, July 10, 2006, July 20, 2006, July 24, 2006, July 25, 2006, August 1, 2006, August 14, 2006, August 28, 2006, September 20, 2006, October 5, 2006, October 17, 2006, October 24, 2006, and November 9, 2006.

Connetics also incorporates by reference into this proxy statement additional documents that it may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement and the earlier of the date of the special meeting of Connetics stockholders or the termination of the merger agreement. These documents deemed incorporated by reference include periodic reports, such as Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as well as Current Reports on Form 8-K and proxy and information statements. You may obtain any of the documents we file with the SEC, without charge, by requesting them in writing or by telephone from us at the following address:

Connetics Corporation
3160 Porter Drive
Palo Alto, California 94304
Attention: Corporate Secretary
Telephone: (650) 843-2800

If you would like to request documents from us, please do so by December 13, 2006, to receive them before the special meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt method, within one business day after we receive your request. Please note that all of our documents that we file with the Securities and Exchange Commission are also promptly available at the investor relations link of our website, www.connetics.com.

MISCELLANEOUS

If you have any questions about this proxy statement, the special meeting or the merger or need assistance with voting procedures, you should contact:

MacKenzie Partners, Inc.
105 Madison Avenue, 14th Floor
New York, NY 10016
1-800-322-2885 or (212) 929-5500

You should not send in your Connetics certificates until you receive the transmittal materials from the paying agent. Our record stockholders who have further questions about their share certificates or the exchange of our common stock for cash should contact the paying agent.

You should rely only on the information contained in this proxy statement to vote on the merger proposal. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated November 14, 2006. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date (or as of an earlier date if so indicated in this proxy statement). Neither the mailing of this proxy statement to stockholders nor the issuance of cash in the merger creates any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

Your vote is important. To vote your shares, please complete, date, sign and return the enclosed proxy card (if you are a holder of record) or instruction card (if you were forwarded these materials by your broker or nominee) as soon as possible in the enclosed envelope. Please call our proxy solicitor, MacKenzie Partners, Inc., at 1-800-322-2885 or (212) 929-5500 if you have any questions about this proxy statement or the merger, or need assistance with the voting procedures.

CERTAIN INFORMATION REGARDING CONNETICS AND STIEFEL

Connetics has supplied all information relating to Connetics, and Stiefel has supplied all information contained in this proxy statement relating to Stiefel and Clear Acquisition Sub, Inc. Some of the important business and financial information relating to Connetics that you may want to consider in deciding how to vote is incorporated by reference into this proxy statement.

Annex A — Agreement and Plan of Merger

AGREEMENT AND PLAN OF MERGER

among:

Stiefel Laboratories, Inc.,
a Delaware corporation;

Clear Acquisition Sub, Inc.,
a Delaware corporation; and

Connetics Corporation,
a Delaware corporation

Dated as of October 22, 2006

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (“Agreement”) is made and entered into as of October 22, 2006, by and among: Stiefel Laboratories, Inc., a Delaware corporation (“Parent”); Clear Acquisition Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”); and Connetics Corporation, a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

Recitals

A. Parent, Merger Sub and the Company intend to effect a merger of Merger Sub with and into the Company in accordance with this Agreement and the DGCL (the “Merger”). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly-owned subsidiary of Parent.

B. The respective boards of directors of Parent, Merger Sub and the Company have approved this Agreement and the Merger and have deemed the Merger to be advisable and fair to, and in the best interests of, their respective corporations and stockholders.

C. Concurrently with the execution and delivery of this Agreement, certain stockholders of the Company have entered into voting agreements with Parent as a condition and inducement to Parent to enter into this Agreement and incur its obligations set forth herein.

Agreement

The parties to this Agreement, intending to be legally bound, agree as follows:

Section 1.  Description of Transaction

1.1  Merger of Merger Sub into the Company.  Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company. By virtue of the Merger, at the Effective Time, the separate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”).

1.2  Effects of the Merger.  The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.

1.3  Closing; Effective Time.  The Company, Parent, and Merger Sub each agree to consummate the Merger (the “Closing”) at the offices of Fenwick & West LLP, 801 California Street, Mountain View, California, on the fifth business day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Sections 6 and 7 (other than conditions that by their nature are only satisfied as of the Closing, but subject to the satisfaction or waiver of those conditions), or such other business day as the Company and Parent may mutually agree in writing. The date on which the Closing actually takes place is referred to as the “Closing Date.” Subject to the provisions of this Agreement, the Company shall execute a certificate of merger that the parties agree satisfies the applicable requirements of the DGCL and concurrently with or as soon as practicable following the Closing such certificate shall be filed with the Secretary of State of the State of Delaware. The Merger shall become effective at the time such certificate of merger is filed with the Secretary of State of the State of Delaware or at such later time as Parent and the Company may agree and specify in such certificate of merger. The time as of which the Merger becomes effective is referred to as the “Effective Time”.

1.4  Certificate of Incorporation and Bylaws; Directors and Officers.  At the Effective Time:

(a) the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable Legal Requirements; provided, however, that at the Effective Time, Article I of the certificate of incorporation of the Surviving Corporation shall be amended to read: “The name of the corporation is Connetics Corporation.”

(b) the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until amended in accordance with the certificate of incorporation of the Surviving Corporation and applicable Legal Requirements;

(c) the directors of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are directors of Merger Sub immediately prior to the Effective Time and the officers of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are officers of the Company immediately prior to the Effective Time.

1.5  Conversion of Shares, Options, and Warrants.

(a) At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company:

(i) any shares of Company Common Stock held by the Company in treasury or by any direct or indirect wholly-owned Subsidiary of the Company immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(ii) any shares of Company Common Stock held by Parent, Merger Sub or any other direct or indirect wholly-owned Subsidiary of Parent immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(iii) except as provided in clauses “(i)” and “(ii)” above and subject to Section 1.5(b), each share of Company Common Stock outstanding immediately prior to the Effective Time (including any shares of Company Common Stock issued upon exercise of Company Options before the Effective Time), but excluding any Dissenting Shares, shall be converted into the right to receive $17.50 in cash, without interest (the “Per Share Merger Consideration”);

(iv) each outstanding and unexercised Company Option shall be treated as set forth in Section 5.3(a) of this Agreement and all rights outstanding under the Company ESPP shall be treated as set forth in Section 5.3(b) of this Agreement;

(v) each share of the common stock, par value $0.01 per share, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

The aggregate amount of cash consideration that each holder of shares of Company Common Stock is entitled to receive for shares of Company Common Stock held by such holder pursuant to Section 1.5(a)(iii) shall be rounded down to the nearest cent and computed after aggregating the cash amounts payable for all shares of Company Common Stock held by such holder.

(b) If, during the period from the date of this Agreement to the Effective Time, the outstanding shares of Company Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, or if the Company declares a stock dividend during such period, or a record date with respect to any such event occurs during such period, then the Per Share Merger Consideration shall be adjusted to the extent appropriate.

(c) Notwithstanding anything in this Agreement to the contrary, any Dissenting Shares shall not be converted into the right to receive the Per Share Merger Consideration provided for in Section 1.5(a)(iii), but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to any such Dissenting Shares pursuant to the applicable provisions of the DGCL. Each holder of Dissenting Shares who, pursuant to the applicable provisions of the DGCL, becomes entitled to payment thereunder for such shares shall receive payment therefor in accordance with Section 262 of the DGCL (but only after the value therefor has been agreed upon or finally determined pursuant to such provisions). If, after the Effective Time, any Dissenting Shares shall lose their status as Dissenting Shares, then any such shares shall immediately be converted into the right to receive the Per Share Merger Consideration as if such shares never had been Dissenting Shares, and Parent shall issue and deliver to the holder thereof, at (or as promptly as reasonably practicable after) the satisfaction of the applicable conditions set forth in Section 1.7, the total amount of cash consideration to which such holder would be entitled in respect thereof under Section 1.5(a) as if such shares never had been Dissenting Shares (and all such cash shall be deemed for all purposes of this Agreement to have become deliverable to such holder pursuant to Section 1.5(a)). The Company shall give Parent (i) reasonably prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to the applicable provisions of the DGCL and received by the Company, and (ii) the right to participate in all negotiations and proceedings with respect to demands for appraisal under the applicable provisions of the DGCL. The Company shall not, except with the prior written consent of Parent or as otherwise required under the applicable provisions of the DGCL, voluntarily make any payment or offer to make any payment with respect to, or settle or offer to settle, any claim or demand in respect of any Dissenting Shares. Notwithstanding anything to the contrary contained in this section, if the Merger is rescinded or abandoned, then, to the extent permitted by applicable Legal Requirements, the right of any stockholder to be paid the fair value of such stockholder’s Dissenting Shares pursuant to Section 262 of the DGCL shall cease.

1.6  Payment Fund.  On or prior to the Closing Date, Parent shall select a reputable national bank or trust company reasonably acceptable to the Company (the “Paying Agent”) to act as paying agent under this Agreement for the purpose of distributing the aggregate cash consideration distributable pursuant to Section 1.5(a)(iii) (the “Cash Consideration”) upon surrender of the Certificates in accordance with Section 1.7. At or prior to the Effective Time, Parent shall deposit with the Paying Agent, in trust for the benefit of the holders of shares of Company Common Stock outstanding immediately prior to the Effective Time, the Cash Consideration (the “Payment Fund”). The Paying Agent will invest the Payment Fund as directed by Parent.

1.7  Payment Procedures.

(a) As soon as practicable after the Effective Time (but in no event later than five days following the Effective Time), the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the “Certificates”): (i) a letter of transmittal which shall specify that delivery shall be effective, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent, and which letter shall be in customary form and have such other provisions as Parent and the Company shall reasonably agree before the Effective Time; and (ii) instructions for effecting the surrender of such Certificates in exchange for such holder’s applicable portion of the Cash Consideration. Upon surrender of a Certificate to the Paying Agent (or receipt of an “agent’s message” by the Paying Agent (or any other evidence of transfer that the Paying Agent may reasonably request) in the case of the transfer of Company Common Stock held in book-entry form) together with such letter of transmittal, duly executed and completed in accordance with the instructions to the transmittal letter, the holder of such Certificate shall be entitled to receive in exchange for the Certificate the applicable portion of the Cash Consideration (after giving effect to any required Tax withholding).

(b) No interest will be paid or will accrue on the Cash Consideration. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, the applicable portion of the Cash Consideration shall be payable to such transferee if the Certificate representing such Company Common Stock is presented to the Paying Agent, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

1.8  Termination of Payment Fund.  Any portion of the Payment Fund that remains undistributed to the holders of shares of Company Common Stock on the first anniversary of the Effective Time shall be delivered to Parent, and any holders of shares of Company Common Stock who have not complied with the provisions of this Section 1 as of that time shall thereafter look only to Parent for the applicable portion of the Cash Consideration with respect to the shares of Company Common Stock formerly represented thereby, and Parent shall, upon the request of any such former stockholder, promptly pay to such Persons the applicable portion of the Cash Consideration to which he, she or it is entitled. Any such portion of the Payment Fund remaining unclaimed by holders of shares of Company Common Stock on the date that is five years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Body pursuant to applicable Legal Requirements) shall, to the extent permitted by applicable Legal Requirements, become the property of Parent free and clear of any claims or interest of any person previously entitled to that portion of the Payment Fund.

1.9  Closing of the Company’s Transfer Books.  At the Effective Time: (a) all shares of Company Common Stock outstanding immediately before the Effective Time shall automatically be canceled and retired and shall cease to exist (in exchange for the right to receive the Per Share Merger Consideration or the right to receive consideration pursuant to Section 1.5(c)), and all holders of certificates representing shares of Company Common Stock that were outstanding immediately before the Effective Time shall cease to have any rights as stockholders of the Company; and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately before the Effective Time. No further transfer of any such shares of Company Common Stock shall be made on such transfer books after the Effective Time.

1.10  Lost Certificates.  If any Certificate shall have been lost, stolen, mutilated, or destroyed, the Paying Agent will deliver in exchange for such lost, stolen or destroyed Certificate the applicable portion of the Cash Consideration with respect to the shares of Company Common Stock formerly represented thereby only after the person claiming such Certificate to be lost, stolen, mutilated, or destroyed makes an affidavit to such effect and, if reasonably required, posts a bond in a reasonable amount and for a reasonable period of time as indemnity against any claim that may be made against Parent or the Surviving Corporation with respect to such Certificate.

1.11  Withholding Rights.  Each of the Surviving Corporation, Parent and the Paying Agent shall be entitled to deduct and withhold from the Cash Consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, the rules and regulations promulgated thereunder or any applicable Legal Requirement. To the extent that amounts are so withheld by the Surviving Corporation, Parent or the Paying Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect to which such deduction and withholding was made by the Surviving Corporation, Parent or the Paying Agent, as the case may be.

1.12  Further Action.  If, at any time after the Effective Time, Parent or the Surviving Corporation determine that any further action is necessary to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

Section 2.  Representations and Warranties of the Company

The Company represents and warrants to Parent and Merger Sub as follows, subject to: (a) the exceptions and disclosures set forth in the part or subpart of the Company Disclosure Schedule corresponding to the particular Section or subsection in this Section 2 in which such representation and warranty appears; (b) any exceptions or disclosures cross-referenced to another part or subpart of the Company Disclosure Schedule; and (c) any exception or disclosure in any other part or subpart of the Company Disclosure Schedule to the extent it is reasonably apparent that such exception or disclosure qualifies such other representation or warranty:

2.1  Subsidiaries; Due Organization.

(a) Part 2.1(a) of the Company Disclosure Schedule identifies each Subsidiary of the Company and indicates its jurisdiction of organization. The Company owns (either directly or indirectly) beneficially and of record all the issued and outstanding equity interests of each of its Subsidiaries and all such equity interests are validly issued, fully paid and non-assessable and were not issued in violation of any preemptive or similar rights, purchase option, call or right of first refusal or similar rights. All such equity interests are free and clear of any security interest, lien, claims, pledges, options, rights of first refusal and other encumbrances of any nature (including any limitation or restriction on the right to vote, pledge or sell or otherwise dispose of such equity interests). Neither the Company nor any of the Entities identified in Part 2.1(a) of the Company Disclosure Schedule owns any capital stock of, or any equity interest of any nature in, any other Entity, other than the Entities identified in Part 2.1(a) of the Company Disclosure Schedule. The Company has not agreed and is not obligated to make, nor or is it bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity.

(b) The Company and each of its Subsidiaries is a corporation, limited liability company or other legal entity duly organized, validly existing and in good standing (in jurisdictions that recognize the concept) under the laws of its jurisdiction of organization and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own, lease and use its assets in the manner in which its assets are currently owned, leased and used; and (iii) to perform its obligations under all Contracts by which it is bound. Neither the Company nor any of its Subsidiaries is in violation of its organizational or governing documents.

(c) The Company and each of its Subsidiaries (in jurisdictions that recognize the following concepts) is qualified to do business as a foreign corporation, limited liability company or other legal entity and is in good standing, under the laws of such jurisdictions where the character or the assets and properties owned, leased or operated by it or nature of its business requires such qualification, except as would not reasonably be expected to have a Company Material Adverse Effect.

2.2  Capitalization, Etc.

(a) The authorized capital stock of the Company consists of: (i) 100,000,000 shares of Company Common Stock, of which 34,563,878 shares were issued and outstanding as of the date of this Agreement; and (ii) 5,000,000 shares of Company Preferred Stock, of which 90,000 are designated as Series B Participating Preferred Stock, and of which no shares are issued or outstanding. As of the date of this Agreement, 7,495,964 shares of Company Common Stock were subject to issuance pursuant to outstanding Company Options, and (ii) the Company holds 3,370,279 shares of Company Common Stock in its treasury. Part 2.2(a) of the Company Disclosure Schedule sets forth a complete and correct list of Company Options that are outstanding as of the date of this Agreement and the applicable exercise price of such option.

(b) All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. None of the outstanding shares of Company Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right. None of the outstanding shares of Company Common Stock is subject to any right of first refusal in favor of the Company. There is no Company Contract currently in effect relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Company Common Stock. The Company is not under any obligation, nor is it bound by any Contract to acquire, redeem or otherwise acquire any outstanding shares of Company Common Stock or other securities, except for the Company’s right to acquire restricted shares of Company Common Stock held by a Company Employee upon termination of such Company Employee’s employment, or to make an investment (in the form or a loan, capital contribution or otherwise) in, any Person or to register any securities of the Company under the Securities Act.

(c) Except for (i) the outstanding Company Common Stock and Company Options described in the first two sentences of Section 2.2 above, (ii) the Notes, (iii) the Company Rights Agreement, (iv) shares of Company Common Stock issued pursuant to the exercise of Company Options, (A) outstanding as of the date of this Agreement or (B) granted in compliance with the provisions of Section 4.2, (v) Company Options granted in compliance with the provisions of Section 4.2, (vi) shares of Company Common Stock issued pursuant to the Company ESPP in compliance with the provisions of Section 5.3, (vii) shares of Company Common Stock issued upon valid conversion of any of the Notes, and (viii) as set forth in Part 2.2(c) of the Company Disclosure Schedule, there is no: (x) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) pursuant to a Contract to which the Company or any of its Subsidiaries is a party, or any so authorized, to acquire any shares of the capital stock or other securities of the Company or any of its Subsidiaries; (y) outstanding or authorized to be issued capital stock or security, instrument or obligation or other rights that is or may become convertible into or exchangeable or exercisable for any shares of the capital stock or such securities or other rights (which term, for purposes of this Agreement, shall be deemed to include “phantom” stock or other commitments that provide any right to receive value or benefits similar to such capital stock, security or other rights) of any of the Company or any of its Subsidiaries; or (z) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which the Company or any of its Subsidiaries is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities. There are no voting trusts, proxies or similar agreements, arrangements or commitments to which the Company or any of its Subsidiaries is a party or of which the Company has knowledge with respect to the voting of any shares of capital stock of the Company or any of its Subsidiaries.

(d) Each share of Company Common Stock outstanding immediately prior to the Effective Time that is restricted and not fully vested under any applicable restricted stock agreement or other Contract with the Company will become fully vested and unrestricted as of the Effective Time.

(e) As of October 20, 2006, the Company had cash, cash equivalents, and short term investments of $228,389,000, restricted cash of $3,954,000, and principal amount of indebtedness for borrowed money outstanding of $290,000,000, in each case rounded to the nearest thousand.

2.3  SEC Filings; Financial Statements.

(a) As of the time it was filed with the SEC: (i) each proxy statement, report, schedule, form and other document required to be filed by the Company with the SEC since December 31, 2002, including all amendments thereto (collectively, the “Company SEC Documents”), complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be) and then applicable accounting standards; and (ii) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except (i) to the extent corrected: (A) in the case of Company SEC Documents filed on or before the date of this Agreement that were amended or superseded on or before the date of this Agreement, by the filing of the applicable amending or superseding Company SEC Document; and (B) in the case of Company SEC Documents filed after the date of this Agreement that are amended or superseded before the Effective Time, by the filing of the applicable amending or superseding Company SEC Document, and (ii) financial information and discussions related to financial information and internal controls contained in Company SEC Documents filed prior to January 1, 2005 with respect to periods ended prior to January 1, 2004. All statements, reports, schedules, forms and other documents required to have been filed by the Company with or to the SEC since December 31, 2002 have been so filed and included the internal control report and attestation of the Company’s outside auditors to the extent required by Section 404 of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder (“SOX”). Each of the principal executive officer and the principal financial officer of the Company has made all certifications required by Rule 13a-14 or Rule 15d-14 under the Exchange Act or under Sections 302 and 906 of SOX with respect to the Company SEC Documents required to be filed before the date of this Agreement. As used in this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX.

(b) The financial statements (including any related notes) contained or incorporated by reference in the Company SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q, Form 8-K or any successor form under the Exchange Act, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments), and (iii) fairly presented in all material respects in accordance with GAAP the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries for the periods covered thereby.

(c) The Company has established and maintains a system of internal controls over financial reporting sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. There are no material weaknesses, or series of multiple significant deficiencies that are reasonably likely to collectively represent a material weakness, in the design and operation of such internal controls. As used in this Agreement, “material weakness” and “significant deficiencies” shall have the meanings given to such term by the Public Company Accounting Oversight Board.

(d) The Company has in place the “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) required in order for the Chief Executive Officer and Chief Financial Officer of the Company to engage in the review and evaluation process mandated by the Exchange Act and the rules promulgated thereunder. The Company’s disclosure controls and procedures are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of the Company required under the Exchange Act with respect to such reports. The Company has disclosed, based on its most recent evaluation, to the Company’s outside auditors, the audit committee of the Company Board and Parent (A) all material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) known to the Company, in each case which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data and (B) any fraud known to the Company, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. Since December 31, 2002, any material change in internal control over financial reporting or failure or inadequacy of disclosure controls required to be disclosed in any Company SEC Document has been so disclosed. Since December 31, 2002, to the Company’s knowledge, (x) none of the Company or any of its Subsidiaries, or any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls relating to periods after December 31, 2002, including any complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in improper accounting or auditing practices (except for any of the foregoing that have been resolved without any material impact and except for any of the foregoing after the date of this Agreement which have no reasonable basis), and (y) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation, relating to periods after December 31, 2002, by the Company or any of its Subsidiaries, or any of their respective officers, directors, employees or agents to the board of directors of the Company or any committee thereof or to the board of directors of any of the Company’s Subsidiaries or, to the knowledge of the Company, to any director or officer of the Company.

(e) The Company does not have any material accrued, contingent or other liabilities of any nature, either matured or unmatured, except for: (i) liabilities identified as such, or specifically reserved against, in the consolidated balance sheet of the Company as of December 31, 2005 contained in the Company’s Annual Report on Form 10-K/A as filed with the SEC on July 25, 2006 (the “Company Audited Balance Sheet”); (ii) liabilities that have been incurred by the Company since the date of the Company Audited Balance Sheet in the ordinary course of business consistent with past practice; (iii) liabilities for performance of obligations of the Company pursuant to the terms of Company Contracts; (iv) liabilities incurred by the Company in connection with the Contemplated Transactions; and (v) liabilities described in Part 2.3(e) of the Company Disclosure Schedule.

(f) The Company has made available to Parent true and accurate information with respect to the Company’s gross sales for the quarter ended September 30, 2006, and inventory reported by the Company’s four distributors who provide the Company with on-hand inventory reporting as of October 13, 2006.

2.4  Absence of Changes.  Between the date of the Company Audited Balance Sheet and the date of this Agreement:

(a) there has not been any Company Material Adverse Effect or any Effect that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect;

(b) the Company has not: (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock, other than distributions of Company Common Stock issued upon the exercise of Company Options and pursuant to the Company ESPP; (ii) acquired, redeemed or otherwise reacquired any shares of its capital stock or other securities, other than pursuant to the Company’s right to acquire restricted shares of Company Common Stock held by a Company Employee upon termination of such Company Employee’s employment; or (iii) effected any recapitalization, reclassification of shares, stock splits, reverse stock splits, division or subdivision of shares, consolidation of shares or similar transaction;

(c) there has been no amendment to the certificate of incorporation or bylaws of the Company or the constituent documents of any of its Subsidiaries;

(d) neither the Company nor any of its Subsidiaries has: (i) lent money to any Person (other than advances to employees in the ordinary course of business); or (ii) incurred, guaranteed, or prepaid any material indebtedness for borrowed money;

(e) the Company has not materially changed any of its methods of accounting or accounting practices, except as required by concurrent changes in GAAP or SEC rules and regulations;

(f) the Company has not made any material Tax election;

(g) neither the Company nor any of its Subsidiaries has commenced or settled any material Legal Proceeding;

(h) neither the Company nor any of its Subsidiaries has waived, released, assigned, settled or compromised any Legal Proceeding, other than waivers, releases, assignments, settlements or compromises in the ordinary course of business consistent with past practice that involve only the payment of monetary damages not in excess of $50,000 individually or $250,000 in the aggregate, in any case without the imposition of equitable relief (other than equitable relief incidental to the payment of monetary damages) or any restrictions on the business and operations of, on, or the admission of any wrongdoing by, the Company or any of its Subsidiaries;

(i) neither the Company nor any of its Subsidiaries has, other than in accordance with GAAP or as required by concurrent changes in GAAP or SEC rules and regulations, written up, written down, or written off the book value of any of its assets; and

(j) neither the Company nor, if applicable, any of its Subsidiaries, has agreed or committed to take any of the actions referred to in clauses “(b)” through “(i)” above.

2.5  Title to Assets.  The assets, properties and rights of the Company and its Subsidiaries constitute all of the assets, properties and rights which are necessary, in all material respects, for the operation of the business of the Company as currently conducted. The Company and each of its Subsidiaries owns, and has good and valid title to, all material assets purported to be owned by them, including all material assets reflected on the Company Audited Balance Sheet (except for assets sold or otherwise disposed of since the date of the Company Audited Balance Sheet in the ordinary course of business). All of said assets are owned by the Company or one of its Subsidiaries free and clear of any Encumbrances, except for liens described in Part 2.5 of the Company Disclosure Schedule. The Company or one of its Subsidiaries is the lessee of, and holds valid leasehold interests in, all material assets purported to have been leased by them, including all material assets reflected as leased on the Company Audited Balance Sheet (it being understood that the representations and warranties contained in this Section 2.5 do not apply to ownership of, or Encumbrances with respect to, Intellectual Property, which matters are addressed solely in the representations and warranties set forth in Section 2.7).

2.6  Real Property; Leasehold.

(a) Part 2.6(b) of the Company Disclosure Schedule sets forth an accurate and complete list of each parcel of real property owned by the Company or one of its Subsidiaries (the “Owned Real Property”). With respect to Owned Real Property, (i) the Company or one of its Subsidiaries, as applicable, has good and marketable fee simple title, free and clear of all Encumbrances, (ii) neither the Company nor any of its Subsidiaries has leased or otherwise granted to any other Person the right to use or occupy such Owned Real Property or any portion thereof, and (iii) there are no outstanding options, rights of first offer or rights of first refusal to purchase any such Owned Real Property or any portion thereof or interest therein.

(b) Part 2.6(b) of the Company Disclosure Schedule sets forth an accurate and complete list of each lease: (i) pursuant to which any real property is being leased to the Company or any of its Subsidiaries; and (ii) having aggregate lease payments in excess of $250,000 over the 12-month period commencing on the date of this

Agreement. (All real property leased to the Company or any of its Subsidiaries is referred to as the “Leased Real Property”).

(c) Part 2.6(c) of the Company Disclosure Schedule contains an accurate and complete list of all subleases, occupancy agreements and other Company Contracts: (i) granting to any Person (other than the Company or any of its Subsidiaries) a right of use or occupancy of any of the Leased Real Property; and (ii) having aggregate payments in excess of $250,000 over the 12-month period commencing on the date of this Agreement.

2.7  Intellectual Property.

(a) The Company or one of its Subsidiaries owns all right, title and interest in and to each item of material Company Owned IP free and clear of any Encumbrances. The Company and its Subsidiaries have valid rights to use all Intellectual Property Rights used in their respective businesses, subject to the rights of third parties under any patents or patent applications not known to the Company as of the date of this Agreement. Without limiting the generality of the foregoing:

(i) the Company and its Subsidiaries have secured from each current or former Company Employee or natural person who is or was an independent contractor or consultant of the Company, in each case who is or was involved in the creation or development of any material Company Owned IP, an agreement containing: (A) an assignment of all Intellectual Property Rights to the Company and (B) confidentiality provisions protecting the confidential information of the Company and Subsidiaries;

(ii) the Company and its Subsidiaries have taken commercially reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all material proprietary information held by it or any of its Subsidiaries, or purported to be held by any of the Company or any of its Subsidiaries, as a trade secret;

(iii) the Company or one of its Subsidiaries is entitled to use the Company Owned IP in the operation of its business as currently conducted; and

(iv) the Company or one of its Subsidiaries owns or otherwise has all material Intellectual Property Rights needed to design, develop, manufacture, reproduce, market, license, sell, offer for sale, import, distribute and/or use the Company Products, subject to the rights of third parties under any patents or patent applications not known to the Company as of the date of this Agreement.

(b) Part 2.7(b) of the Company Disclosure Schedule sets forth a list of all Company Registered IP. All Company Registered IP is subsisting. Without limiting the generality of the foregoing, all filings, payments and other actions required to be made or taken by the Company or any of its Subsidiaries before the date of this Agreement to maintain each item of material Company Registered IP have been made and taken. As of the date of this Agreement, none of the patents or patent applications listed in Part 2.7(b) of the Company Disclosure Schedule is involved in any interference, reexamination, reissue, opposition, validity or enforceability challenge or similar proceeding or has been judged invalid.

(c) Neither the execution, delivery or performance of this Agreement nor the consummation of any of the Contemplated Transactions would reasonably be expected to, with or without notice or the lapse of time, result in or give any other Person the right or option to cause, create, impose or declare: (i) a loss of, or Encumbrance on, any material Company Owned IP; or (ii) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the material Company Owned IP.

(d) To the knowledge of the Company, as of the date of this Agreement, no Person is infringing, misappropriating or otherwise violating, any material Company Owned IP.

(e) To the knowledge of the Company, neither the design, development, manufacturing, marketing, sale, offer for sale, importation, exportation, distribution and/or use of any Company Products as such activities are currently conducted by the Company and its Subsidiaries, nor other operation of the respective businesses of the Company and its Subsidiaries, infringes, misappropriates or otherwise violates any Intellectual Property Right of any other Person.

2.8  Contracts.

(a) Part 2.8 of the Company Disclosure Schedule identifies each Company Contract that constitutes a Company Significant Contract as of the date of this Agreement. For purposes of this Agreement, each of the following shall be deemed to constitute a “Company Significant Contract” (whether or not set forth in the Company Disclosure Schedule):

(i) any Contract constituting a Company Employee Agreement: (A) pursuant to which the Company or any of its Subsidiaries is or may become obligated to make any severance, termination or similar payment in excess of $100,000 to any Company Employee (except as may be required by applicable Legal Requirements); or (B) pursuant to which the Company or any of its Subsidiaries is or may become obligated to make any payments in excess of $100,000 to any individual Company Employee (other than any sales representative) in any twelve month period, calculated on the basis of the Company’s target bonus information made available to Parent;

(ii) any Contract pursuant to which the Company or any of its Subsidiaries licenses from any Person (other than the Company and its Subsidiaries) any Intellectual Property (other than software license agreements for any third-party non-customized software that is generally available to the public at a cost of less than $100,000 per year or non-disclosure agreements entered into by the Company or its Subsidiaries in the ordinary course of business);

(iii) any Contract pursuant to which the Company or any of its Subsidiaries licenses to any Person (other than the Company and its Subsidiaries) any Company Owned IP, which either (A) involves aggregate royalty payments in the past fiscal year, or expected aggregate royalty payments in the current fiscal year, in excess of $250,000, or (B) grants identified rights to such Person with respect to such Company Owned IP;

(iv) any Contract with any wholesale distributor or other reseller or sales representative, (A) involving aggregate payments in the past fiscal year, or expected aggregate payments in the current fiscal year, in excess of $250,000, or (B) that provides exclusive rights to such third party;

(v) any Contract that provides for: (A) reimbursement by the Company or any of its Subsidiaries of any Company Employee for, or advancement to any Company Employee of, legal fees or other expenses associated with any Legal Proceeding or the defense thereof; or (B) indemnification by the Company or any of its Subsidiaries of any Company Employee;

(vi) any Contract imposing any restriction on the right or ability of the Company or any of its Subsidiaries: (A) to compete with any other Person; (B) to acquire any product or other asset or any services from any other Person; (C) to develop, sell, supply, distribute, offer, support or service any product or any technology or other asset to or for any other Person; (D) to perform services for any other Person; or (E) to transact business with any other Person, in each case which restriction would reasonably be expected to materially and adversely affect the conduct of the business of the Company as currently conducted;

(vii) any Contract relating to the borrowing of money or any guarantee in respect of indebtedness, in each case in excess of $100,000;

(viii) any Contract with any manufacturer or supplier, which either (A) involves aggregate payments in the past fiscal year, or expected aggregate payments in the current fiscal year, in excess of $250,000, (B) requires such manufacturer or supplier to provide services to the Company or any of its Subsidiaries on an exclusive basis, or (C) involves the supply of the active ingredient in any Company Product;

(ix) any Contract with any managed care organization regarding coverage of Company Products;

(x) any Contract with respect to any partnership or joint venture, or requiring the sharing of profits;

(xi) any Contract which is with any customer that accounted for more than 2% of the Company’s consolidated gross product revenue for the year ended December 31, 2005;

(xii) any Contract that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated under the Securities Act);

(xiii) any Contract containing any exclusivity clause or most-favored-nations clause, in each case which provision would reasonably be expected to be material to the conduct of the business of the Company as currently conducted;

(xiv) any Contract that requires capital expenditures in excess of $250,000;

(xv) any Contract relating to the lease or sublease of Leased Real Property, other than leases or subleases that do not involve aggregate payments in excess of $250,000 over the 12-month period commencing on the date of this Agreement; and

(xvi) any other Contract that involves the payment or delivery of cash or other consideration in an amount or having a value in excess of $250,000 in any individual fiscal year which is not terminable without material penalty by the Company on less than 90 days’ notice.

The Company has delivered or made available to Parent an accurate and complete copy of each Company Contract that constitutes a Company Significant Contract.

(b) Each Company Significant Contract is valid and binding on the Company or one of its Subsidiaries that is a party thereto, as applicable, and is in full force and effect in all material respects.

(c) (i) Neither the Company nor any of its Subsidiaries has materially violated or breached, or committed any material default under, any Company Significant Contract; (ii) to the knowledge of the Company, as of the date of this Agreement, no other Person has materially violated or breached, or committed any material default under, any Company Significant Contract; (iii) as of the date of this Agreement no event has occurred and is continuing and no circumstance or condition exists, and as of and after the date of this Agreement neither the Company nor any of its Subsidiaries has take any action, that (with or without notice or lapse of time) would reasonably be expected to: (A) result in a violation or breach of any of the provisions of any Company Significant Contract; (B) give any Person the right to declare a default under any Company Significant Contract; (C) give any Person the right to receive or require a rebate, chargeback, penalty or change in delivery schedule under any Company Significant Contract; (D) give any Person the right to accelerate the maturity or performance of any Company Significant Contract; or (E) give any Person the right to cancel, terminate or modify any Company Significant Contract, except, in each case, as would not reasonably be expected to be material to the Company and its Subsidiaries; and (iv) since January 1, 2005, neither the Company nor any of its Subsidiaries has received any written notice regarding any actual or possible material violation or breach of, or material default under, any Company Significant Contract by the Company or any of its Subsidiaries.

2.9  Compliance with Legal Requirements.  The Company and its Subsidiaries are in material compliance with all applicable Legal Requirements. Since January 1, 2005, neither the Company nor any of its Subsidiaries have received any written notice from any Governmental Body or other Person regarding any actual or possible violation of, or failure to comply with, any Legal Requirement.

2.10  Certain Business Practices.  Neither the Company, any of its Subsidiaries, nor, to the knowledge of the Company, any Company Employee with respect to any matter relating to the Company and its Subsidiaries, has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; or (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended.

2.11  Governmental Authorizations.  The Company and its Subsidiaries hold all material Governmental Authorizations necessary to enable the Company and its Subsidiaries to own, lease and operate their respective properties and to conduct their respective businesses in the manner in which such businesses are currently being conducted. All such material Governmental Authorizations are valid and in full force and effect. No suspension or cancellation of any of such material Governmental Authorizations is pending or, to the knowledge of the Company, threatened. Neither the Company nor any of its Subsidiaries are in violation or breach of, or default under, any such material Governmental Authorization. No event or condition has occurred or exists which would result in a violation of, breach, default or loss of a benefit under, or acceleration of an obligation of the Company or any of its Subsidiaries under, any such material Governmental Authorization (in each case, with or without notice or lapse of time or both). No such suspension, cancellation, violation, breach, default, loss of a benefit, or acceleration of an obligation will result from the Contemplated Transactions. Since January 1, 2005, neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Body regarding: (i) any actual or possible violation of or failure to comply with any term or requirement of any such material Governmental Authorization; or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any such material Governmental Authorization.

2.12  Tax Matters.

(a) Each of the federal income Tax Returns and all other material Tax Returns required to be filed by or on behalf of the Company and its Subsidiaries with any Governmental Body with respect to any taxable period ending on or before the Closing Date: (i) has been or will be filed on or before the applicable due date (including any extensions of such due date); and (ii) has been, or will be when filed, prepared in all material respects in compliance with all applicable Legal Requirements. All federal income Taxes and all other material Taxes required to be paid on or before the Closing Date (whether or not shown as due on any such Tax Returns) have been or will be paid on or before the Closing Date.

(b) The Company and its Subsidiaries have withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid to any employee, independent contractor, creditor, stockholder, or other third party.

(c) The Company Audited Balance Sheet accrues all liabilities for all material Taxes with respect to all periods through its date in accordance with GAAP. The Company will establish, before the Closing Date, in the ordinary course of business and consistent with its past practices, reserves adequate for the payment of all Taxes for the period from the date of the Company Audited Balance Sheet through the Closing Date.

(d) To the knowledge of the Company, no federal income Tax Return and no other material Tax Return is currently subject to (or since January 1, 2005 has been subject to) an audit by any Governmental Body. No extension or waiver of the limitation period applicable to any federal income Tax Return or any other material Tax Returns has been granted by the Company or any of its Subsidiaries, and no such extension or waiver has been requested from the Company or any of its Subsidiaries.

(e) No claim or Legal Proceeding is pending with respect to the Company or any of its Subsidiaries in respect of any federal income Tax or any other material Tax. There are no unsatisfied liabilities for federal income Taxes or any other material Taxes with respect to any notice of deficiency or similar document received by the Company or any of its Subsidiaries with respect to any federal income Tax or any other material Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Company or one of its Subsidiaries). There are no Encumbrances for material Taxes upon any of the assets of the Company and its Subsidiaries.

(f) There are no Contracts relating to allocating or sharing of Taxes to which the Company or any of its Subsidiaries is a party, other than Contracts among the Company or one or more of its Subsidiaries. Neither the Company nor any of its Subsidiaries is liable for the Taxes of any other Person (other than the Company and its Subsidiaries), nor is it currently under any contractual obligation to indemnify any Person (other than the Company and its Subsidiaries) with respect to any amounts of such Person’s Taxes (except for customary agreements to indemnify lenders or security holders in respect of Taxes) nor are they a party to any Contract providing for payments by the Company or its Subsidiaries with respect to any amount of Taxes of any other Person (other than the Company and its Subsidiaries).

(g) The Company has not constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code within the previous two years.

(h) Neither the Company nor any of its Subsidiaries has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or within the meaning of any similar Legal Requirement to which the Company or any of its Subsidiaries may be subject, other than the affiliated group of which the Company is the common parent.

(i) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

2.13  Employee and Labor Matters; Benefit Plans.

(a) To the knowledge of the Company, no current Company Employee is in violation of any noncompetition agreement as a result of his or her employment by the Company or any of its Subsidiaries or as a result of his or her providing services to the Company or its Subsidiaries.

(b) Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other Contract with a labor organization representing any Company Employee, and there are no labor organizations representing, purporting to represent or, to the knowledge of the Company, seeking to represent any current Company Employee. There is not now pending, and, to the knowledge of the Company, no Person has threatened in writing to commence, any strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute, question regarding representation or union organizing activity or any similar activity. There is no material claim or grievance pending or, to the knowledge of the Company, threatened in writing relating to any employment Contract, wages and hours, plant closing notification, labor dispute, immigration or discrimination matters involving any Company Employee, including charges of unfair labor practices or harassment complaints. There is no Legal Proceeding pending or, to the knowledge of the Company, threatened, with respect to which any current or former director, officer, employee or agent of the Company or any of its Subsidiaries is claiming indemnification from the Company or any of its Subsidiaries.

(c) None of the current independent contractors of the Company or any of its Subsidiaries could reasonably be reclassified as an employee, the effect of which would be material to the Company and its Subsidiaries.

(d) Part 2.13(d) of the Company Disclosure Schedule sets forth an accurate and complete list of each material Company Employee Plan.

(e) The Company has delivered or made available to Parent accurate and complete copies of each Company Employee Plan and each Company Employee Agreement, including all amendments thereto and all related trust documents (or other funding or financing arrangement). The Company has made available to Parent all current summary plan descriptions and all determination letters or opinion letters for the IRS with respect to each Company Employee Plan, as applicable, and all administrative service agreements and Form 5500s for the previous two years with respect to each Company Employee Plan, as applicable.

(f) (i) Each of the Company and Company Affiliates has performed all material obligations required to be performed by them under each Company Employee Plan and each Company Employee Agreement and is not in any material respect in default under or in violation of any Company Employee Plan or Company Employee Agreement, and (ii) each Company Employee Plan and Company Employee Agreement has been established and maintained in all material respects in accordance with its terms and has been operated in material compliance with ERISA, the Code, and other applicable Legal Requirements, as applicable, and (iii) no action or proceeding (other than claims for benefits in the ordinary course) is pending or, to the knowledge of the Company, threatened in writing with respect to any Company Employee Plan or Company Employee Agreement by any current or former employee, officer or director of the Company or any of its Subsidiaries.

(g) Neither the Company nor any Company Affiliate has ever maintained, sponsored, contributed to or otherwise incurred any present or contingent liability with respect to any “single-employer plan”, as defined in Section 4001(a)(15) of ERISA, and neither the Company nor any Company Affiliate has any present or contingent liability under Title IV of ERISA to the Pension Benefit Guaranty Corporation or to a trustee appointed under Section 4042 of ERISA, and no events have occurred and no circumstances exist that could reasonably be expected to result in any such liability to the Company or any Company Affiliate.

(h) Except as expressly required or provided by this Agreement, neither the execution of this Agreement nor the consummation of the Contemplated Transactions will or would reasonably be expected to (whether alone, or in connection with any other event) constitute an event under any Company Employee Plan or Company Employee Agreement that will or may (i) result in any payment (including any retention bonuses, parachute payments or non-competition payments) becoming due to any employee or former employee or group of employees or former employees of the Company or any of its Subsidiaries, (ii) increase any benefits otherwise payable under any Company Employee Plan or any Company Employee Agreement, or (iii) result in the acceleration of the time of payment or vesting of any Options, Restricted Stock, or any other rights or benefits. Part 2.13(h) of the Company Disclosure Schedule sets forth a reasonable good faith estimate of the amount of any estimated severance payment (not including the effect of the transactions contemplated by Section 5.3(a)) owed under any Company Employee Plan or any Company Employee Agreement due to the Contemplated Transactions and any subsequent termination of employment.

(i) There is no agreement, plan, arrangement or other Contract covering any Company Employee, that, considered individually or considered collectively with any other such Contracts or payments, will, or would reasonably be expected to, be characterized as a “parachute payment” within the meaning of Section 280G(b)(2) of the Code or give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 162(m) of the Code (or any comparable provision under state or foreign Tax laws). Neither the Company nor any of its Subsidiaries is a party to or has any obligation under any Contract to compensate any Person for excise taxes payable pursuant to Section 4999 of the Code.

2.14  Transactions with Affiliates.  Except as set forth in the Company SEC Documents filed before the date of this Agreement, during the period commencing on the date of the Company’s last proxy statement filed with the SEC through the date of this Agreement, no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

2.15  Legal Proceedings; Orders.

(a) (i) There is no pending Legal Proceeding; and (ii) to the knowledge of the Company, no Governmental Body or other Person has threatened to commence any Legal Proceeding; to which the Company or any of its Subsidiaries is a party or is threatened to become a party, that, in each case, (A) if resolved in accordance with the plaintiff’s demands, would reasonably be expected to have a Company Material Adverse Effect; (B) that involves an amount in controversy in excess of $100,000, (C) seeks injunctive relief, or (D) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger.

(b) There is no Order, the obligations under which are material to the Company and its Subsidiaries, to which the Company or any of its Subsidiaries, or any of their respective material assets, is subject.

(c) To the knowledge of the Company, neither the Company nor any of its Subsidiaries, nor any officer, director or employee of the Company or any such Subsidiary, is under investigation by any Governmental Body related to the conduct of the Company’s or any such Subsidiary’s business.

2.16  Regulatory Matters.

(a) All studies, tests, and preclinical and clinical trials being conducted by the Company and its Subsidiaries are being conducted in material compliance with experimental protocols, procedures, and controls pursuant to generally accepted professional scientific standards, “good laboratory practices,” as applicable, and “good clinical practices” as defined by the FDA, and all applicable Legal Requirements and Governmental Authorizations. Neither the Company nor any of its Subsidiaries have received any written notices from the FDA or any other Governmental Body requiring the termination, suspension, or material modification of any clinical trials conducted by the Company or any of its Subsidiaries since January 1, 2004.

(b) Neither the Company nor any of its Subsidiaries have, since January 1, 2004, either voluntarily or involuntarily initiated, conducted, or issued any recall, market withdrawal, safety alert, warning, “dear doctor” letter, investigator notice, or other notice relating to an alleged material lack of safety or efficacy of any Company Product or product candidate of the Company or any of its Subsidiaries.

(c) All material reports, documents, claims and notices required to be filed, maintained, or furnished to the FDA by the Company or any of its Subsidiaries have been so filed, maintained or furnished. All such reports, documents, claims, and notices were complete and correct in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing) such that no material liability exists with respect to such filing.

(d) The Company and its Subsidiaries are in material compliance with all applicable Legal Requirements, Governmental Authorizations, regulatory or warning letters, notices of adverse findings, and any other letters or notices issued by the FDA. None of the Company or any of its Subsidiaries has knowledge of any pending regulatory action (other than non-material routine or periodic inspections or reviews) against any of the Company, its Subsidiaries or, with respect to Company Products, any Person that manufactures, develops or distributes Company Products or product candidates pursuant to a development, commercialization, manufacturing, supply or other collaboration arrangement with the Company or any of its Subsidiaries by the FDA or any authorized Governmental Body which regulates the sale of drugs in any jurisdiction. Neither the Company nor any of its Subsidiaries have, since January 1, 2004, received any written notices from the FDA alleging or asserting material noncompliance with any applicable Legal Requirements or Governmental Authorizations issued by the FDA.

(e) To the knowledge of the Company, the manufacture of Company Products is being conducted in material compliance with “good manufacturing practices” as defined by the FDA.

(f) None of the Company, its Subsidiaries or, to the knowledge of the Company, any of their respective agents or subcontractors, has been convicted of any crime or engaged in any conduct which could result in debarment or disqualification by the FDA or any drug regulatory agency, and there are no proceedings pending or, to the knowledge of the Company, threatened that reasonably might be expected to result in criminal liability or debarment or disqualification by the FDA or any drug regulatory agency.

(g) The Company has no knowledge of any Serious Adverse Events associated with clinical trials of the Company Products or product candidates of the Company and its Subsidiaries, whether conducted by the Company or any other Person, that have not been reported to the FDA in accordance with applicable Legal Requirements.

2.17  Insurance.  All insurance policies of the Company and its Subsidiaries are in full force and effect in all material respects. None of the Company or its Subsidiaries is in material default under any provisions of any such policy of insurance, nor has any of the Company or its Subsidiaries received written notice of cancellation of or cancelled any such insurance. Neither the Company nor any of its Subsidiaries has made any pending material claim against any of its material insurance policies as to which coverage has been denied by the provider of such policies.

2.18  Authority.  The Company has the corporate right, power and authority to enter into and to perform and, subject to obtaining the Required Company Stockholder Vote, consummate its obligations under this Agreement. The board of directors of the Company (at a meeting duly called and held), as of the date of this Agreement has: (a) determined unanimously that the Merger is advisable and fair to, and in the best interests of, the Company and its stockholders; (b) authorized and approved the execution, delivery and performance of this Agreement by the Company and approved the Merger; and (c) recommended the adoption of this Agreement by the holders of Company Common Stock and directed that this Agreement and the Merger be submitted for consideration by the Company’s stockholders at the Company Stockholders’ Meeting. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Contemplated Transactions have been duly and validly authorized by all necessary corporate action on the part of the Company, subject to the Required Company Stockholder Vote. Assuming due execution and delivery of this Agreement by Parent and Merger Sub, this Agreement will constitute a valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally, and (ii) Legal Requirements governing specific performance, injunctive relief, and other equitable remedies. The Requisite Company Vote is the only vote of the holders of any class or series of the capital stock of the Company or any of its Subsidiaries necessary (under the Company Organizational Documents, the DGCL, other applicable Legal Requirements or otherwise) to approve and adopt this Agreement and approve the Merger and the other Contemplated Transactions.

2.19  Non-Contravention; Consents.  Assuming compliance with the applicable provisions of the Exchange Act, the DGCL, Antitrust Laws and the rules and regulations of The NASDAQ Stock Market, except as set forth in Part 2.19 of the Company Disclosure Schedule, neither (1) the execution and delivery of this Agreement by the Company, nor (2) the consummation of the Merger or any of the other Contemplated

Transactions, will or would reasonably be expected to, directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of any of the provisions of the certificate of incorporation or bylaws of the Company or any of the organizational or governing documents of its Subsidiaries;

(b) materially contravene, conflict with or result in a material violation of any of the provisions of the organizational or governing documents of the Company’s Subsidiaries;

(c) contravene, conflict with or result in a violation of, any Legal Requirement or any Order to which the Company, any of its Subsidiaries, or any of their respective material assets are subject;

(d) contravene, conflict with or result in a violation of any of the terms or requirements of any Governmental Authorization that is held by the Company or any of its Subsidiaries or that otherwise relates to the business of the Company and its Subsidiaries as currently conducted;

(e) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Significant Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any such Company Significant Contract; (ii) a rebate, chargeback, penalty or change in delivery schedule under any such Company Significant Contract; (iii) accelerate the maturity or performance of any such Company Significant Contract; or (iv) cancel, terminate or modify any right, benefit, obligation or other term of such Company Significant Contract; or

(f) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by the Company or any of its Subsidiaries,

except, in the case of clauses “(c)” through “(f)” of this sentence, as would not reasonably be expected to have a material effect on the Company and its Subsidiaries. The Company is not, and will not be, required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with: (1) the execution, delivery or performance of this Agreement; or (2) the consummation of the Merger or any of the other Contemplated Transactions, except in each case (A) as may be required by the Exchange Act, the DGCL, the HSR Act, and the rules and regulations of The NASDAQ Stock Market; or (B) the failure of which to make such filing, give such notice, or obtain such Consent, would not reasonably be expected to have a material effect on the Company and its Subsidiaries or on the ability of the Company to consummate the Contemplated Transactions.

2.20  Information Supplied.  The preliminary and definitive proxy statements to be filed by the Company with the SEC (collectively, the “Proxy Statement”) or any other document filed with the SEC in connection with the Contemplated Transactions (the “Other Filings”) shall not, on each relevant filing date, on the date of mailing to the Company’s stockholders and at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders’ Meeting which has become false or misleading. The Proxy Statement and the Other Filings will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. If at any time before the Effective Time the Company discovers any event relating to the Company or any of its Affiliates which is required to be set forth in a supplement to the Proxy Statement or the Other Filings, the Company shall inform Parent reasonably promptly. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub that is contained in the Proxy Statement or the Other Filings.

2.21  Fairness Opinion.  The Board of Directors of the Company has received an opinion from Goldman, Sachs & Co., financial advisor to the Company, to the effect that, as of the date of this Agreement and based upon and subject to the matters set forth therein, the Per Share Merger Consideration to be received by the holders of shares of Company Common Stock pursuant to this Agreement is fair from a financial point of view to such holders.

2.22  Financial Advisor.  Except for Goldman, Sachs & Co., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other

Contemplated Transactions based upon arrangements made by or on behalf of the Company. The Company has provided to Parent a true and complete copy of the engagement letter by and between the Company and Goldman, Sachs & Co., and any amendments thereto.

2.23  Delaware Section 203.  The board of directors of the Company has taken all actions necessary to provide that the restrictions applicable to business combinations contained in Section 203 of the DGCL are not, and will not be, applicable to the execution, delivery or performance of this Agreement or to the consummation of the Merger or any of the other Contemplated Transactions. Except for Section 203 of the DGCL, no state takeover statute or similar Legal Requirement applies or purports to apply to the Merger, this Agreement or any of the Contemplated Transactions.

2.24  Company Rights Agreement.  The Company Rights Agreement has been amended to provide that (i) the Company Rights Agreement is inapplicable to this Agreement, the Merger and the other Contemplated Transactions (ii) neither Parent nor Merger Sub, nor any Affiliate of Parent or Merger Sub, shall be deemed to be an Acquiring Person (as defined in the Company Rights Agreement), that neither a Shares Acquisition Date (as defined in the Company Rights Agreement) nor a Distribution Date (as defined in the Company Rights Agreement) shall be deemed to occur and that the Rights (as defined in the Company Rights Agreement) will not separate from the Company Common Stock as a result of the execution, delivery or performance of this Agreement or the consummation of the Merger or any of the other Contemplated Transactions and the Final Expiration Date (as defined in the Company Rights Agreement) will occur immediately prior to the Effective Time, and (iii) and that none of the Company, Parent, Merger Sub or the Surviving Corporation, nor any of their respective Affiliates, shall have any obligations under the Company Rights Agreement to any holder (or former holder) of Rights as of or following the Effective Time.

2.25  Environmental Compliance.

(a) (i) the Company or one of its Subsidiaries possesses, and is in material compliance with, all permits, licenses and government authorizations and has filed all material notices that are required under Legal Requirements relating to protection of the environment or human health, pollution control, and hazardous materials (“Environmental Laws”) applicable to the Company and its Subsidiaries, and (ii) the Company and its Subsidiaries is in material compliance with all applicable limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in those Environmental Laws.

(b) There are no pending or, to the knowledge of the Company, threatened Legal Proceedings seeking to impose on the Company or any of the Subsidiaries any material liability or obligation arising under any Environmental Law (including the federal Comprehensive Environmental Response, Compensation and Liability Act).

Section 3.  Representations and Warranties of Parent and Merger Sub

Parent and Merger Sub represent and warrant to the Company as follows, subject to: (a) the exceptions and disclosures set forth in the part or subpart of the Parent Disclosure Schedule corresponding to the particular Section or subsection in this Section 3 in which such representation and warranty appears; (b) any exceptions or disclosures cross-referenced to another part or subpart of the Parent Disclosure Schedule; and (c) any exception or disclosure in any other part or subpart of the Parent Disclosure Schedule to the extent it is reasonably apparent that such exception or disclosure qualifies such other representation or warranty:

3.1  Due Organization.  Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation and have all necessary corporate power and authority: (i) to conduct their businesses in the manner in which their businesses are currently being conducted; (ii) to own and use their assets in the manner in which their assets are currently owned and used; and (iii) to perform their obligations under all Contracts by which they are bound, except, in each case, as would not reasonably be expected to have a Parent Material Adverse Effect.

3.2  Compliance with Legal Requirements.  Parent is in compliance with all applicable Legal Requirements, except as would not reasonably be expected to have a Parent Material Adverse Effect. Since January 1, 2005, Parent has not received any written notice from any Governmental Body or other Person regarding any actual or possible violation in any material respect of, or failure to comply in any material respect with, any Legal Requirement, except as would not reasonably be expected to have a Parent Material Adverse Effect.

3.3  Legal Proceedings.

(a) As of the date of this Agreement, (i) there is no pending Legal Proceeding; and (ii) to the knowledge of the Company, no Governmental Body or other Person has threatened in writing to commence any Legal Proceeding; to which Parent is a party or is threatened to become a party, that would reasonably be expected to have a Parent Material Adverse Effect.

(b) As of the date of this Agreement, there is no Order to which the Parent, or any of its material assets, is subject, except as would not reasonably be expected to have a Parent Material Adverse Effect.

3.4  Authority.  Each of Parent and Merger Sub has the corporate right, power and authority to enter into and to perform and consummate their respective obligations under this Agreement. The board of directors of Parent (at a meeting duly called and held or acting by unanimous written consent) has authorized and approved the execution, delivery and performance of this Agreement by Parent. The board of directors of Merger Sub (by unanimous written consent) has: (i) determined that the Merger is advisable and fair to, and in the best interests of, Merger Sub and its stockholders; (ii) authorized and approved the execution, delivery and performance of this Agreement by Merger Sub and approved the Merger; and (iii) recommended the adoption of this Agreement by the stockholders of Merger Sub and directed that this Agreement and the Merger be submitted for consideration by the stockholders of Merger Sub. Parent, as the sole stockholder of Merger Sub, has adopted this Agreement. No other action on the part of Parent’s or Merger Sub’s board of directors or stockholders is required to approve this Agreement or perform and consummate the Merger. Assuming due execution and delivery of this Agreement by the Company, this Agreement will constitute a valid and binding obligation of Parent and Merger Sub, enforceable against them in accordance with its terms, subject to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally, and (ii) Legal Requirements governing specific performance, injunctive relief, and other equitable remedies.

3.5  Non-Contravention; Consents.  Assuming compliance with the applicable provisions of the Exchange Act, the DGCL, Antitrust Laws, and the rules and regulations of The NASDAQ Stock Market, neither (1) the execution and delivery of this Agreement by Parent and Merger Sub, nor (2) the consummation of the Merger or any of the other Contemplated Transactions, will or would reasonably be expected to, directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of any of the provisions of the certificate of incorporation or bylaws of Parent or Merger Sub;

(b) contravene, conflict with or result in a violation of any Legal Requirement or any Order to which Parent or Merger Sub, or any of their material assets, is subject;

(c) contravene, conflict with or result in a violation of any of the terms or requirements of any Governmental Authorization that is held by Parent or Merger Sub or that otherwise relates to the business of Parent and Merger Sub as currently conducted;

(d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any material Contract of Parent, or give any Person the right to: (i) declare a default or exercise any remedy under any such Contract; (ii) a rebate, chargeback, penalty or change in delivery schedule under any such Contract; (iii) accelerate the maturity or performance of any such Contract; or (iv) cancel, terminate or modify any right, benefit, obligation or other term of such Contract; or

(e) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by Parent or Merger Sub,

except, in the case of clauses “(a)” through “(e)” of this sentence, as would not reasonably be expected to have a Parent Material Adverse Effect. Neither Parent nor Merger Sub is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with: (1) the execution, delivery or performance of this Agreement; or (2) the consummation of the Merger or any of the other Contemplated

Transactions, except in each case: (A) as may be required by the Exchange Act, the DGCL, the HSR Act, and the rules and regulations of The NASDAQ Stock Market; or (B) the failure of which to make such filing, give such notice, or obtain such Consent, would not reasonably be expected to have a Parent Material Adverse Effect.

3.6  Information Supplied.  The information supplied by Parent for inclusion in the Proxy Statement and the Other Filings shall not, on each relevant filing date, on the date of mailing to the Company’s stockholders and at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders’ Meeting which has become false or misleading. If at any time before the Effective Time, any event relating to Parent or any of its Affiliates should be discovered by Parent which is required to be set forth in a supplement to the Proxy Statement of the Other Filings, Parent shall promptly inform the Company. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by the Company which is contained in the Proxy Statement or the Other Filings.

3.7  Ownership of Company Common Stock.  Neither Parent, nor any Subsidiary of Parent, nor any affiliate or associate of Parent, owns more than 15% of the outstanding voting stock of the Company, as determined in accordance with the provisions of Section 203 of the DGCL.

3.8  No Prior Merger Sub Operations.  Merger Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the Contemplated Transactions.

3.9  Sufficient Funds.  Parent will have available to it at and after the Effective Time sufficient funds to consummate the Contemplated Transactions, including payment in full of all cash amounts contemplated by Sections 1 and 5.3 of this Agreement.

3.10  Investigation.  Parent has conducted its own independent review and analysis of the business, operations, technology, assets, liabilities, results of operations, financial condition and prospects of the Company and acknowledges that the Company has provided Parent with access to the personnel, properties, premises, books and records of the Company for this purpose. Parent acknowledges that, except for the specific representations and warranties of the Company contained in Section 2, neither the Company nor any of its Affiliates, agents or Representatives makes or has made any representation or warranty, either express or implied, as to, (i) the business, operations, technology, assets, liabilities, results of operations, financial condition or prospects of the Company, or (ii) the accuracy or completeness of any of the information provided or otherwise made available to Parent or any of its Affiliates, agents or Representatives.

Section 4.  Certain Covenants of the Parties

4.1  Access and Investigation.  During the period commencing on the date of this Agreement and ending as of the earlier of the Effective Time or the earlier termination of this Agreement (the “Pre-Closing Period”), the Company shall: (a) provide Parent and Parent’s Representatives and financing sources with reasonable access during normal business hours, on reasonable prior notice, to the Company’s personnel and assets and to all existing books, records, Tax Returns, work papers, financial statements, and other documents and information relating to the Company; (b) provide to Parent, (i) no later than the twelfth day of each month, monthly financial statements (including statements of cash and cash equivalents and amounts of indebtedness for borrowed money outstanding) of the Company and its Subsidiaries substantially in the form of and prepared on a basis consistent with those previously provided to Parent, (ii) no later than five days prior to the Closing Date, audited consolidated financial statements of the Company and its Subsidiaries for the three fiscal years ending more then 90 days prior to the Closing Date, and (iii) no later than five days prior to the Closing Date, quarterly consolidated financial statements of the Company and its Subsidiaries for each fiscal quarter ended after the close of its most recent fiscal year and at least 45 days prior to the Closing Date, in each case with respect to clauses (ii) and (iii), prepared in accordance with GAAP on a consistent basis through the periods covered (except as may be indicated in the notes to such financial statements); and (c) provide or make available to Parent and Parent’s Representatives, at Parent’s expense, such copies of the existing books, records, Tax Returns, and other documents and information relating to the Company as

Parent may reasonably request. Without limiting the generality of the foregoing, during the Pre-Closing Period and subject to applicable Antitrust Laws, the Company and Parent shall promptly provide the other party with copies of any notice, report or other document filed with or sent to any Governmental Body on behalf of the Company, Parent or Merger Sub, as applicable, in connection with the Merger or any of the other Contemplated Transactions. The foregoing shall not require the Company to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company, after consultation with legal counsel, could reasonably be expected to result in (i) the disclosure of any trade secrets of third parties or the violation of any obligations of the Company with respect to confidentiality or non-disclosure if the Company shall have used reasonable efforts to obtain the consent of such third party to such inspection or disclosure, (ii) the waiver of any applicable attorney-client privilege or (iii) the violation of any applicable Legal Requirement. The parties will, to the extent reasonably necessary and practicable, make appropriate substitute arrangements under circumstances in which the restrictions of the preceding sentence apply.

4.2  Operations Before Closing.

(a) During the Pre-Closing Period, the Company shall use commercially reasonable efforts to conduct its business and operations in the ordinary course and in accordance with past practices and in material compliance with all applicable Legal Requirements.

(b) Except as set forth in Part 4.2(b) of the Company Disclosure Schedule, during the Pre-Closing Period, the Company shall not, and shall cause each of its Subsidiaries not to (without the prior written consent of Parent):

(i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, or acquire, redeem or otherwise reacquire, encumber, pledge, dispose of or otherwise transfer any shares of capital stock or any securities or rights other rights convertible or exchangeable into or exercisable for any shares of its capital stock or such securities or other rights, or offer to do the same, other than pursuant to the Company’s right to acquire restricted shares of Company Common Stock held by a Company Employee upon termination of such Company Employee’s employment;

(ii) sell, issue, grant, or authorize the sale, issuance or grant of: (A) any capital stock or other security; (B) any option, call, warrant or right to acquire any capital stock or other security; or (C) any instrument convertible into or exchangeable for any capital stock or other security (except that the Company may issue shares of Company Common Stock: (1) upon the valid exercise of Company Options outstanding as of the date of this Agreement in accordance with their terms; (2) pursuant to the Company ESPP in accordance with its terms; and (3) upon the valid conversion of any of the Notes in accordance with their terms);

(iii) enter into any contract, understanding or arrangement with respect to the sale, voting, pledge, encumbrance, disposition, acquisition, transfer, registration or repurchase of its capital stock or other securities or register for sale, resale or other transfer of any shares of Company Common Stock under the Securities Act on behalf of the Company or any other Person;

(iv) amend or waive any of its rights under or accelerate the vesting under, in each case except as contemplated pursuant to Section 5.3(a) of this Agreement, any provision of any of the Company Option Plans, any provision of any agreement evidencing any outstanding stock option or any restricted stock purchase agreement, or otherwise modify any of the terms of any outstanding option, warrant or other security, except as required by applicable Legal Requirements;

(v) amend or permit the adoption of any amendment to its certificate of incorporation or bylaws or change the ownership of any of its Subsidiaries;

(vi) acquire any equity interest or other interest in any other Entity; or effect or become a party to any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction;

(vii) make any capital expenditure (except that the Company may make any capital expenditures in amounts set forth in the Company’s budget for fiscal year 2006 (a copy of which has been provided to Parent)

or, after December 31, 2006, at the same quarterly rate as set forth in the Company’s budget for fiscal year 2006);

(viii) amend, terminate (other than expiration in accordance with its terms) or waive any material right or remedy under, any Company Significant Contract; provided, however, that Parent shall not unreasonably withhold or delay giving its consent to any request by the Company with respect to this clause (viii);

(ix) acquire (by purchase or other acquisition of stock or other equity interest, or by merger, consolidation or other business combination), lease or license any right or other asset from any other Person or sell or otherwise dispose of, or lease or license, any right or other asset to any other Person (except in each case for assets: (A) acquired, leased, licensed or disposed of by the Company in the ordinary course of business and consistent with past practices; or (B) that are not material to the business of the Company or its Subsidiaries);

(x) mortgage or make any pledge of any of its material assets or permit any of its material assets to become subject to any Encumbrances;

(xi) assign, sell, abandon, license or otherwise dispose of any of the Company Owned IP (other than implied licenses in connection with sales of Company Products or in connection with non-disclosure agreements entered into in the ordinary course of business);

(xii) incur, assume, guarantee or prepay any indebtedness for borrowed money (including the issuance of any debt security);

(xiii) make any loans, advances or capital contributions to, acquisitions of or investments in, any other Person (other than travel advances to Company Employees in the ordinary course of business);

(xiv) establish, adopt, enter into or amend any Company Employee Plan or Company Employee Agreement, pay any bonus or make any profit-sharing or similar payment to, grant any severance or termination pay (other than payment of accrued wages and salary, vacation, and other benefits upon termination and return of any amounts contributed to the Company ESPP) or increase the amount of the wages, salary, commissions, fringe benefits or other compensation (including equity-based compensation, whether payable in stock, cash or other property) or remuneration payable to, any Company Employees or directors (except that the Company: (A) may provide routine salary increases and merit promotions to Company Employees (other than executive officers of the Company) in the ordinary course of business and in accordance with past practices in connection with the Company’s customary employee review process, but in no event in excess of 5% of any Company Employee’s annual salary; (B) may enter into offer letters providing for at-will employment without post-termination obligations with newly-hired Company Employees who are hired in the ordinary course of business; (C) may amend the Company Employee Plans to the extent required by applicable Legal Requirements; and (D) may make customary bonus payments and profit sharing payments consistent with past practices in accordance with bonus and profit sharing plans existing on the date of this Agreement);

(xv) take any action to fund or in any other way secure the payment of compensation or benefits under any Company Employee Plan or Company Employee Agreement (other than as required by the terms of any Company Employee Plan or Company Employee Agreement in effect as of the date of this Agreement and made available to Parent);

(xvi) hire any employee at the level of Vice President or above (or performing functions typically associated with a Company Employee at the level of Vice President or above) or with an annual base salary or severance in excess of $200,000;

(xvii) other than in accordance with GAAP or as required by concurrent changes in GAAP or SEC rules and regulations, (A) change any of its methods of accounting or accounting practices in any material respect or (B) write up, write down or write off the book value of any assets of the Company and its Subsidiaries;

(xviii) make or change any material Tax election, adopt or change any material method of Tax accounting, file any amended Tax Return other than as required by applicable Legal Requirements, enter into any closing agreement, settle any material Tax claim or assessment relating to the Company or any of its

Subsidiaries, surrender any right to claim a material refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company or any of its Subsidiaries;

(xix) waive, release, assign, settle or compromise any Legal Proceeding, other than waivers, releases, assignments, settlements or compromises in the ordinary course of business consistent with past practice that involve only the payment of monetary damages not in excess of $50,000 individually or $250,000 in the aggregate, in any case without the imposition of equitable relief (other than equitable relief incidental to the payment of monetary damages) or any restrictions on the business and operations of, on, or the admission of any wrongdoing by, the Company or any of its Subsidiaries;

(xx) commence any Legal Proceeding, except: (A) with respect to routine matters in the ordinary course of business and consistent with past practices; (B) in such cases where the Company reasonably determines in good faith that the failure to commence suit would result in a material impairment of a valuable aspect of its business; or (C) in connection with a breach of this Agreement or related to the Contemplated Transactions;

(xxi) adopt or implement a plan of complete or partial liquidation or adopt resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

(xxii) pay any brokerage, finder’s or other fee or commission to any investment bank or broker, other than Goldman, Sachs & Co., in connection with the Contemplated Transactions; or

(xxiii) agree or commit to take any of the actions described in clauses “(i)” through “(xxii)” of this Section 4.2(b).

If the Company desires to take an action that requires the prior written consent of Parent pursuant to this Section 4.2(b), the Company shall deliver to Parent a written request for such written consent. Parent shall use commercially reasonable efforts to approve or deny the Company’s request as soon as reasonably practicable, and in any event within five business days after Parent has received the Company’s request.

(c) Parent, as the sole stockholder of Merger Sub, shall cause Merger Sub to perform its obligations under this Agreement. Parent, as the sole stockholder of the Surviving Corporation after the Effective Time, shall cause the Surviving Corporation to perform its obligations under this Agreement. During the Pre-Closing Period, Parent shall not (without the prior written consent of the Company, which consent shall not be unreasonably withheld or delayed) acquire or agree to acquire by merging or consolidating with, or by purchasing any controlling equity interest in, or all or substantially all of the assets of, any business or any corporation, partnership, association or other business organization or division thereof (any such transaction, a “Business Acquisition”) if such Business Acquisition (i) would create a significant risk of delay in the consummation of the Merger or the Contemplated Transactions or (ii) would create a significant risk to the termination or expiration of any waiting period applicable to the Merger under the HSR Act or the receipt of any approval under any foreign Antitrust Laws applicable to the Merger.

(d) During the Pre-Closing Period, the Company shall promptly notify Parent in writing after learning of any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 6 impossible or materially unlikely or that would reasonably be expected to have a Company Material Adverse Effect. No notification given to Parent pursuant to this Section 4.2(d) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of the Company contained in this Agreement.

(e) During the Pre-Closing Period, Parent shall promptly notify the Company in writing of any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 7 impossible or materially unlikely or that would reasonably be expected to have a Parent Material Adverse Effect. No notification given to the Company pursuant to this Section 4.2(e) shall limit or otherwise affect any of the Parent’s representations, warranties, covenants or obligations contained in this Agreement.

(f) As of the date of this Agreement, Parent and Merger Sub have obtained a financing commitment letter (the “Commitment Letter”) from Deutsche Bank Trust Company Americas and Deutsche Bank Securities Inc., a true and correct copy of which has been delivered to the Company. Parent has no knowledge, as of the date hereof, that the financing contemplated by the Commitment Letter will not be made available to Parent and Merger Sub at or prior to the Effective Time.

4.3  No Solicitation.

(a) During the Pre-Closing Period, the Company shall not, nor permit any of its Subsidiaries or officers, directors or Representatives to, directly or indirectly:

(i) solicit, initiate or knowingly encourage, induce or facilitate the making, submission or announcement of any Acquisition Inquiry or Acquisition Proposal;

(ii) furnish or make available any non-public information regarding the Company to any Person in connection with or in response to an Acquisition Inquiry or Acquisition Proposal;

(iii) engage in discussions or negotiations with any Person with respect to any Acquisition Inquiry or Acquisition Proposal;

(iv) withdraw, modify or amend the Company Board Recommendation in any manner adverse to Parent;

(v) approve, endorse or recommend any Acquisition Proposal;

(vi) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction; or

(vii) formally resolve, propose or agree to do any of the foregoing;

provided, however, that prior to the Company Stockholders’ Meeting, this Section 4.3(a) shall not prohibit the Company from furnishing or making available non-public information regarding the Company to, entering into discussions and negotiations with, any Person in response to an Acquisition Inquiry or Acquisition Proposal not solicited in material violation of Section 4.3 that constitutes, or could reasonably be expected to lead to, a Superior Offer if: (A) the Company’s board of directors concludes in good faith, after having consulted with outside legal counsel and financial advisors, that the failure to take such action would conflict with its fiduciary obligations to the Company’s stockholders under applicable law; (B) at least two business days prior to furnishing or making available any such non-public information to, or entering into discussions or negotiations with, or taking such action regarding, such Person, the Company gives Parent written notice of the identity of such Person and of the Company’s intention to furnish or make available non-public information to, or enter into discussions or negotiations with, such Person, and the Company receives from such Person an executed confidentiality agreement not materially less restrictive than the Confidentiality Agreement; and (C) at least two business days prior to furnishing or making available any such non-public information to such Person, the Company furnishes or makes available such non-public information to Parent (to the extent the Company has not previously furnished or made available such non-public information to Parent).

(b) The Company shall promptly (and in no event later than 24 hours after it has knowledge of receipt by it of any Acquisition Inquiry, Acquisition Proposal or request for non-public information) advise Parent of any Acquisition Inquiry, Acquisition Proposal or request for non-public information relating to the Company or any of its Subsidiaries (other than requests for information in the ordinary course of business and unrelated to an Acquisition Proposal) and shall provide Parent with information regarding the identity of the Person making or submitting such Acquisition Inquiry, Acquisition Proposal or request for such non-public information, the material terms and conditions thereof and furnish copies of written inquiries, correspondence and relevant proposed transaction agreements and other material documents related thereto, that is made or submitted by any Person during the Pre-Closing Period. The Company shall keep Parent reasonably informed on a prompt basis with respect to: (i) the status of any such Acquisition Inquiry, Acquisition Proposal or request; and (ii) the status and material terms of any modification or proposed modification thereto. The Company shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement with any Person subsequent to the date of this Agreement, and neither the Company nor any of its Subsidiaries is party to any agreement, which prohibits the Company from providing to Parent the information and documents required to be disclosed by the Company to Parent pursuant to this Section 4.3(b). The Company shall not, and shall cause each of its Subsidiaries not to, terminate, waive, amend or modify any provision of any existing standstill or confidentiality agreement to which it or any of its Subsidiaries is a party, and the Company shall, and shall cause its Subsidiaries to, enforce the provisions of any such agreement.

(c) The Company shall, and shall cause each of its Subsidiaries and Representatives to, immediately cease and cause to be terminated any discussions ongoing as of the date of this Agreement with any Person that relate to any Acquisition Proposal. The Company shall promptly request that each Person who has executed a confidentiality agreement with the Company in connection with such Person’s consideration of an Acquisition Proposal (other than the parties hereto and their respective advisors) return or destroy all non-public information furnished to that Person by or on behalf of the Company. The Company shall promptly inform its Representatives of the Company’s obligations under this Section 4.3.

(d) The Company shall not take any action to exempt any Person from the restrictions on “business combinations” contained in Section 203 of the DGCL (or any similar provisions) or otherwise cause such restrictions not to apply unless such actions are taken simultaneously with a termination of this Agreement.

Section 5.  Additional Covenants of the Parties

5.1  Company Proxy Statement.

(a) Promptly after the date of this Agreement (but in any event within 12 business days of the date of this Agreement; provided, however, that such 12 business day period shall be tolled during any period in which the Company has provided Parent with the opportunity to review and comment on the Proxy Statement and Parent has not provided its comments, if any, to the Company within 24 hours of having received a draft of the Proxy Statement), the Company shall prepare and cause to be filed with the SEC preliminary proxy materials to obtain the Required Company Stockholder Vote. Promptly following the later of (i) receipt and resolution of SEC comments thereon or (ii) the expiration of the 10-day waiting period provided in Rule 14a-6(a) promulgated under the Exchange Act, the Company shall file definitive proxy materials with the SEC and cause the Proxy Statement to be mailed to its stockholders. The Company will cause all documents that it is responsible for filing with the SEC or other regulatory authorities in connection with the Merger (or as required or appropriate to facilitate the Merger) to (x) comply as to form in all material respects with all applicable SEC requirements, and (y) otherwise comply in all material respects with all applicable Legal Requirements. Prior to filing the preliminary proxy materials, definitive proxy materials or any other filing with the SEC or any other Governmental Body, the Company shall provide Parent with reasonable opportunity to review and comment on each such filing in advance.

(b) The Company will notify Parent promptly of the receipt of any comments from the SEC or its staff (or of notice of the SEC’s intent to review the Proxy Statement) and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Proxy Statement or any other filing or for additional/supplemental information, and will supply Parent with copies of all correspondence between the Company or any of its Representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Proxy Statement or other filing. The Company shall promptly respond to any comments from the SEC or its staff and use reasonable efforts to have the Proxy Statement cleared by the SEC. The Company shall provide Parent with reasonable opportunity to review and comment on any written response in advance. Whenever any event occurs that is required to be set forth in an amendment or supplement to the Proxy Statement or any other filing, the Company shall promptly inform Parent of such occurrence, provide Parent with reasonable opportunity to review and comment on any such amendment or supplement in advance, and shall cooperate in filing with the SEC or its staff or any other government officials, and/or, to the extent required, mailing to the Company’s stockholders, such amendment or supplement.

5.2  Company Stockholders’ Meeting.

(a) The Company shall take all action necessary under all applicable Legal Requirements to call, give notice of and hold a meeting of the holders of Company Common Stock to vote on the Required Company Stockholder Vote (the “Company Stockholders’ Meeting”). The Company shall ensure that all proxies solicited in connection with the Company Stockholders’ Meeting are solicited in compliance with all applicable Legal Requirements. The written consent of Parent will be required to adjourn or postpone the Company Stockholders’ Meeting in excess of 30 days; provided, however, that in the event that there is present at such meeting, in person or by proxy, sufficient favorable voting power to secure the Required Company Stockholder Vote, the Company will not adjourn or postpone the Company Stockholders’ Meeting unless the Company is advised by counsel that failure to do so would result in a breach of applicable Legal Requirements.

(b) Subject to Section 5.2(c): (i) the Proxy Statement shall include a statement to the effect that the board of directors of the Company recommends that the Company’s stockholders vote to adopt this Agreement at the Company Stockholders’ Meeting (such recommendation being referred to as the “Company Board Recommendation”); and (ii) the Company Board Recommendation shall not be withdrawn or modified in a manner adverse to Parent. Nothing in this Agreement shall preclude, (A) the Company from making any public disclosure of any material facts, including the fact that an Acquisition Inquiry or Acquisition Proposal has been submitted to the Company, if the Company’s board of directors determines in good faith, after taking into account the advice of the Company’s outside legal counsel and financial advisors, that the failure to make such disclosure would conflict with its fiduciary duties or any Legal Requirement, or (B) the Company’s board of directors from complying with Rules 14d-9 and 14e-2(a) or Item 1012(a) of Regulation M-A under the Exchange Act with regard to an Acquisition Proposal; provided, however, that any disclosure with respect to an Acquisition Proposal other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act shall be deemed to be a withdrawal, modification or amendment of the Company Board Recommendation in a manner adverse to Parent unless the board of directors of the Company (i) expressly reaffirms its recommendation to its stockholders in favor of the Merger or (ii) rejects such other Acquisition Proposal.

(c) Notwithstanding anything to the contrary contained in this Agreement, at any time before this Agreement is adopted by the Required Company Stockholder Vote, the Company Board Recommendation may be withdrawn or modified in a manner adverse to Parent, if: (i) the Company shall have provided to Parent reasonably prompt notice before any meeting of the Company’s board of directors at which the Company’s board of directors will consider the possibility of withdrawing the Company Board Recommendation or modifying the Company Board Recommendation in a manner adverse to Parent, together with reasonably detailed information regarding the circumstances giving rise to the consideration of such possibility; (ii) the Company’s board of directors determines in good faith, after consulting with outside legal counsel and financial advisors: either (A) that the Company has received a Superior Offer not solicited in material violation of Section 4.3 that has not been withdrawn; or (B) that the failure to withdraw or modify the Company Board Recommendation would conflict with its fiduciary obligations to the Company’s stockholders under Legal Requirements, and (iii) prior to any such withdrawal, modification or amendment to the Company Board Recommendation in connection with such Superior Offer, (A) the Company shall have given Parent the material terms and conditions of the Superior Offer, including the identity of the party making such Superior Offer and, if available, a copy of the relevant proposed transaction agreements with such party and other related material documents, (B) the Company shall have given Parent five business days after delivery of each such notice to propose revisions to the terms of this Agreement (or make another proposal) and shall have negotiated in good faith with Parent with respect to such proposed revisions or other proposal, if any, (C) Parent shall have failed within such five business day period to propose revisions to the terms of this Agreement (or make another proposal) that are, in the good faith determination of the board of directors of the Company, as least as favorable to the Company as the terms of such Superior Offer and (D) the board of directors of the Company shall have determined in good faith, after considering the results of such negotiations and giving effect to the proposals made by Parent, if any, and after receiving the advice of outside legal counsel and financial advisors that the failure to withdraw, modify or amend the Company Board Recommendation would conflict with its fiduciary obligations to the stockholders of the Company under applicable Legal Requirements; provided, however, that, in the event the board of directors of the Company does not make the determination referred to in clause (D) of this paragraph but thereafter determines to withdraw, modify or amend the Company Board Recommendation pursuant to this Section 5.2(c), the procedures referred to in clauses (A), (B), (C) and (D) above shall apply anew and shall also apply to any subsequent withdrawal, amendment or modification of the Company Board Recommendation. The Company shall notify Parent promptly of any withdrawal of or modification to the Company Board Recommendation.

(d) Prior to a termination of this Agreement pursuant to Section 8.1, the Company’s obligation to call, give notice of and hold the Company Stockholders’ Meeting in accordance with Section 5.2(a) shall not be limited or otherwise affected by the commencement, disclosure, making, announcement or submission of any Superior Offer or other Acquisition Proposal, or by any withdrawal or modification of the Company Board Recommendation.

5.3  Stock Options and Company ESPP.

(a) Within five business days after the mailing of the Proxy Statement to the holders of Company Common Stock, the Company will provide a notice to each holder of then outstanding Company Options which, if properly executed and returned to the Company prior to the Closing Date, will permit each holder of Company Options to exercise, as of immediately prior to the Effective Time, all or any portion of their outstanding Company Options, whether vested or unvested, contingent upon consummation of the Merger. Each Company Option, whether vested or unvested, outstanding and unexercised as of immediately before the Effective Time with a per share exercise price less than the Per Share Merger Consideration (the “Exercised Options”) (i) shall be automatically cancelled as of the Effective Time and, without any required action on the part of the holder thereof, be converted into the right to receive an amount in cash equal to the difference between (A) the Per Share Merger Consideration multiplied by the number of shares of Company Common Stock underlying such Company Option, and (B) the aggregate exercise price of such Company Option, and (ii) the Company’s board of directors will take all necessary actions such that, at the Effective Time, each Exercised Option will, to the extent not vested, accelerate and become fully vested and exercisable as of immediately prior to the Effective Time. Each Company Option, whether vested or unvested, outstanding and unexercised as of immediately prior to the Effective Time with a per share exercise price greater than or equal to the Per Share Merger Consideration (the “Unexercised Options”) shall be automatically cancelled as of the Effective Time without any consideration payable in respect thereof. Prior to the Effective Time, the Company will provide each holder of Company Options with a letter that conforms to the applicable notice and exercise requirements of such holder’s Company Options and sets forth the treatment of such holder’s Company Options as determined by this Section 5.3(a). On the Closing Date, or soon as reasonably practicable thereafter (but in no event later than five days thereafter), the Company, Parent, or the Surviving Corporation shall pay over to each holder of Exercised Options the aggregate cash consideration payable to such holder of Exercised Options pursuant to this Section 5.3(a). Such cash consideration shall be rounded down to the nearest cent and the Company, Parent, and the Surviving Corporation shall be entitled to deduct and withhold from such cash consideration such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, the rules and regulations promulgated thereunder, or any applicable Legal Requirement. To the extent that amounts are so withheld by the Company, Parent, or the Surviving Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Exercised Options in respect to which such deduction and withholding was made by the Company, Parent, or the Surviving Corporation, as the case may be.

(b) As of the date of this Agreement and until the Effective Time, the Company shall not permit (i) any participant in the Company ESPP to increase such participant’s payroll withholding with respect to the Company ESPP as in effect on the date of this Agreement; provided, however, notwithstanding the foregoing, in no event shall the aggregate amount withheld by the Company after the date of this Agreement and ending at the Effective Time pursuant to the Company ESPP exceed $400,000, and (ii) any new participants to participate in the Company ESPP. Upon Parent’s request, prior to the Effective Time, the Company shall take all actions that may be reasonably necessary to: (i) cause any outstanding offering period under the Company ESPP to be terminated as of the last business day prior to the date on which the Merger becomes effective (the last business day prior to the date on which the Merger becomes effective being referred to as the “Designated Date”); (ii) make any pro-rata adjustments that may be necessary to reflect the shortened offering period, but otherwise treat such shortened offering period as a fully effective and completed offering period for all purposes under the Company ESPP; (iii) cause the exercise as of the Designated Date of each outstanding purchase right under the Company ESPP; and (iv) provide that no further offering period or purchase period shall commence under the Company ESPP after the Designated Date; provided, however, that the actions described in clauses “(i)” through “(iv)” of this sentence shall be conditioned upon the consummation of the Merger. On the Designated Date, the Company shall apply the funds credited as of such date under the Company ESPP within each participant’s payroll withholding account to the purchase of whole shares of Company Common Stock in accordance with the terms of the Company ESPP. Immediately prior to and effective as of the Effective Time (and subject to the consummation of the Merger), the Company shall terminate the Company ESPP.

(c) The Company shall take such actions as are necessary to cause all shares of Restricted Stock to become fully vested immediately prior the Effective Time. The Company shall take all actions necessary to terminate all Company Option Plans and all outstanding Company Options as of the Effective Time.

5.4  Employee Benefits.

(a) Parent agrees that all employees of the Company or its Subsidiaries who continue employment with Parent, the Surviving Corporation or any Subsidiary of the Surviving Corporation after the Effective Time (“Continuing Employees”) will be eligible to participate in either, at the sole discretion of Parent: (i) Parent’s employee benefit plans and programs, including any equity incentive plan, pension plan, defined benefit plan, defined contribution plan, Section 401(k) plan, bonus plan, profit sharing plan, severance plan, medical plan, dental plan, life insurance plan, time-off programs and disability plan, in each case to the same extent as similarly situated employees of Parent; or (ii) such Company Employee Plans as are continued by the Company or any of its Subsidiaries following the Closing Date, or are assumed by Parent (for the purposes of this Section 5.4 only, the plans referred to in clauses “(i)” and “(ii)” of this sentence being referred to as “Specified Parent Benefit Plans”).

(b) Each Continuing Employee shall, to the extent permitted by applicable Legal Requirements, receive full credit for the years of continuous service by such Continuing Employee recognized by the Company or its Subsidiaries prior to the Effective Time for purposes of (i) satisfying the service requirements for participation in each Specified Parent Benefit Plan, (ii) vesting in any benefits under such plans, and (iii) calculating the level of benefits with respect to severance, vacation, personal days off and any other welfare-type benefits where service is a factor in calculating benefits, except where such credit would result in a duplication of benefits. With respect to any welfare benefit plans maintained by Parent for the benefit of Continuing Employees located in the United States, subject to any applicable plan provisions, contractual requirements or Legal Requirements, Parent shall (to the extent that such limitation would not apply with respect to substantially similar plans maintained by the Company or its Subsidiaries prior to the Effective Time), (A) cause to be waived any eligibility requirements or pre-existing condition limitations, and (B) give effect, in determining any deductible maximum out of pocket limitations, to amounts paid by such Continuing Employees during the plan year in which the Effective Time occurs.

(c) If requested by Parent at least five business days prior to the Closing Date, the Company shall take (or cause to be taken) all actions reasonably necessary pursuant to resolutions of the Company’s board of directors necessary or appropriate to terminate, effective no later than the day prior to the date on which the Merger becomes effective, any Company Employee Plan that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (a “Company 401(k) Plan”). If the Company is required to terminate any Company 401(k) Plan, then the Company shall provide to Parent prior to the Closing Date written evidence of the adoption by the Company’s board of directors of resolutions authorizing the termination of such Company 401(k) Plan (the form and substance of which resolutions shall be subject to the prior review and approval of Parent, which approval shall not be unreasonably withheld or delayed).

(d) Nothing in this Agreement shall limit or restrict the right of Parent, the Surviving Corporation or any of their respective Subsidiaries to modify, amend, terminate, or establish employee benefit plans or arrangements, in whole or in part, at any time after the Effective Time, except to the extent any such actions would adversely effect the Continuing Employees as compared to the employees of Parent and its Subsidiaries (other than the Surviving Corporation).

5.5  Indemnification of Officers and Directors.

(a) From and after the Effective Time, each of Parent and the Surviving Corporation shall, jointly and severally, indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of the Company or any of its Subsidiaries (the “Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the Indemnified Party is or was an officer or director of the Company or any of its Subsidiaries, whether asserted or claimed before, at or after the Effective Time, to the fullest extent permitted by law and required by the organizational documents of the Company or any of its Subsidiaries and any indemnity agreements applicable to such Indemnified Party in effect on the date of this Agreement. Each Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from each of Parent and the Surviving Corporation in accordance with the organizational documents of the Company or any of its Subsidiaries and any indemnity agreements applicable to such Indemnified Party in effect on the date of this Agreement.

(b) From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, the certificate of incorporation and bylaws of the Surviving Corporation shall contain, and Parent shall cause the certificate of incorporation and bylaws of the Surviving Corporation to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of the Company and its Subsidiaries than are presently set forth in the Company’s certificate of incorporation and bylaws.

(c) Subject to the next sentence, the Surviving Corporation shall, at no expense to the beneficiaries, either (i) maintain, and Parent shall cause the Surviving Corporation to maintain in effect for six years from the Effective Time the current policies of the directors’ and officers’ liability insurance maintained by the Company (the “Current D&O Insurance”) with respect to matters existing or occurring at or prior to the Effective Time (including the Contemplated Transactions), so long as the annual premium therefor would not be in excess of 225% of the last annual premium paid prior to the Effective Time (such 225%, the “Maximum Premium”), or (ii) purchase a six year extended reporting period endorsement with respect to the Current D&O Insurance (a “Reporting Tail Endorsement”) and maintain such endorsement in full force and effect for its full term. If the Company’s existing insurance expires, is terminated or canceled during such six-year period or exceeds the Maximum Premium, the Surviving Corporation shall obtain, and Parent shall cause the Surviving Corporation to obtain, as much directors’ and officers’ liability insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium, on terms and conditions no less advantageous to the Indemnified Parties than the Company’s existing directors’ and officers’ liability insurance. Notwithstanding anything to the contrary in this Agreement, to the extent that Parent has not purchased the Reporting Tail Endorsement (which Parent may not do without the Company’s prior written consent, such consent not to be unreasonably withheld) within thirty days of the date of this Agreement, the Company may, prior to the Effective Time but only after consultation with Parent, purchase a Reporting Tail Endorsement, provided that the Company does not pay more than the Maximum Premium for such Reporting Tail Endorsement, in which case, provided that Parent causes the Surviving Corporation to maintain such Reporting Tail Endorsement in full force and effect for its full term, Parent shall be relieved from its obligations under the preceding two sentences of this Section 5.5(c).

(d) Parent shall pay all expenses, including reasonable attorneys’ fees, that may be incurred by the persons referred to in this Section 5.5 in connection with their enforcement of their rights provided in this Section 5.5.

(e) The provisions of this Section 5.5 are intended to be in addition to, and Parent shall, and shall cause the Surviving Corporation to, enforce and honor, to the fullest extent permitted by law for a period of six years from the Effective Time, the rights otherwise available to the current officers and directors of the Company and its Subsidiaries by law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their Representatives.

5.6  Regulatory Approvals and Related Matters.

(a) Each party shall use reasonable efforts to file, as promptly as practicable after the date of this Agreement, all notices, reports and other documents required to be filed by such party with any Governmental Body with respect to the Merger and the other Contemplated Transactions. Without limiting the generality of the foregoing, the Company and Parent shall, as promptly as practicable after the date of this Agreement, prepare and file the notifications required under the HSR Act and under any other Legal Requirement that is designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition (collectively, “Antitrust Laws”) required to consummate the Merger in connection with the Merger. The Company and Parent shall use reasonable efforts to respond as promptly as practicable to: (i) any inquiries or requests (including any “second request” for information) received from the Federal Trade Commission or the U.S. Department of Justice (“FTC/DOJ”) for additional information or documentation; and (ii) any inquiries or requests received from any state attorney general, foreign antitrust authority or other Governmental Body in connection with antitrust or related matters.

(b) Parent, Merger Sub and the Company each shall promptly supply the other parties with any information that may be required in order to effectuate any filings or applications pursuant to Section 5.6(a). Except where prohibited by applicable Legal Requirements, and subject to the Confidentiality Agreement, each of the Company and Parent shall, (i) consult with the other party prior to taking a position with respect to any such filing, (ii) permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any analyses, appearances, presentations, memoranda, briefs, white papers, arguments, opinions and proposals before making or submitting any of the foregoing to any Governmental Body by or on behalf of any party to this Agreement in connection with any investigations or proceedings in connection with this Agreement or the Contemplated Transactions, (iii) coordinate with the other in preparing and exchanging such information, and (iv) promptly provide the other (and its counsel) with copies of all filings, presentations or submissions (and a summary of any oral presentations) made by such party with any Governmental Body in connection with this Agreement or the Contemplated Transactions; provided, however, with respect to any such filing, presentation or submission, each of Parent and the Company need not supply the other (or its counsel) with copies (or, in case of oral presentations, a summary) to the extent that any Legal Requirement applicable to such party requires such party or its Subsidiaries to restrict or prohibit access to any such information or to the extent required by any existing confidentiality or non-disclosure agreement.

(c) Each party will notify the other promptly upon the receipt of: (i) any comments from any officials of any Governmental Body in connection with any filings made pursuant to this Agreement, and (ii) any request by any officials of any Governmental Body for amendments or supplements to any filings made pursuant to, or information provided to comply in all material respects with, any applicable Legal Requirements. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 5.6(a), each party will promptly inform the other of such occurrence and cooperate in filing with the applicable Governmental Body such amendment or supplement.

(d) Parent and the Company shall use reasonable efforts to take, or cause to be taken, all actions necessary to consummate the Merger and make effective the other Contemplated Transactions. Without limiting the generality of the foregoing, each party to this Agreement: (i) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other Contemplated Transactions; and (ii) shall use reasonable efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Merger or any of the other Contemplated Transactions, including, but not limited to, (A) entering into negotiations with any applicable Governmental Body; (B) providing information required by law or governmental regulation; and (C) substantially complying with any “second request” for information pursuant to Antitrust Law.

(e) If any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violating any Antitrust Law, Parent, Merger Sub and the Company shall use their reasonable efforts to: (i) contest, resist or resolve any such proceeding or action; and (ii) to have vacated, lifted, reversed or overturned any injunction resulting from such proceeding or action. Except as would reasonably be expected to be material to either Parent and its Subsidiaries (but excluding the Surviving Corporation) on the one hand, or the Company and its Subsidiaries on the other hand, Parent shall propose, negotiate, offer to commit and effect (and if such offer is accepted, commit to and effect), by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of such assets or businesses of Parent or, effective as of the Effective Time, the Surviving Corporation, or their respective Subsidiaries, or otherwise offer to take or offer to commit to take any action which it is capable of taking and if the offer is accepted, take or commit to take such action that limits its freedom of action with respect to, or its ability to retain, any of the businesses, services or assets of Parent, the Surviving Corporation or their respective Subsidiaries, in order to avoid the entry of, or to effect the dissolution of, any Order issued pursuant to any Antitrust Law, which would have the effect of preventing or delaying the Effective Time beyond the Outside Date.

5.7  Confidentiality; Disclosure.

(a) The parties to this Agreement acknowledge that Parent and the Company have previously entered into the Confidentiality Agreement, which shall continue in full force and effect in accordance with its terms.

(b) Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statement regarding the Merger or the Contemplated Transactions; provided, however, that Parent and the Company shall agree on the contents of the press release announcing the execution of this Agreement. Notwithstanding anything to the contrary contained in this Section 5.7, the obligations of Parent and the Company set forth in this Section 5.7 shall not apply with respect to any public statement relating to the withdrawal or modification of the Company Board Recommendation pursuant to Section 5.2(c).

5.8  Section 16 Matters.  Provided that the Company delivers to Parent the Section 16 Information (as defined below) in a timely fashion, Parent and the Company shall take all such steps as may be required (to the extent permitted under applicable law) to cause any disposition of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the transactions contemplated by Section 1 of this Agreement by each Company Insider (as defined below) to be exempt under Rule 16b-3 promulgated under the Exchange Act. “Section 16 Information” means information regarding the Company Insiders, the number of shares of Company Common Stock held by each such Company Insider and expected to be exchanged for cash in connection with the Merger, and the number and description of the Company Options held by each such Company Insider and expected to be converted into cash in connection with the Merger. “Company Insiders” means those individuals who are subject to the reporting requirement of Section 16(b) of the Exchange Act with respect to the Company.

5.9  Convertible Notes.  Promptly following the date of this Agreement, the Company shall provide notice to the holders of the Notes of the proposed Merger and the rights of such holders under the indentures associated with such Notes in accordance with the terms of such indentures.

Section 6.  Conditions Precedent to Obligations of Parent and Merger Sub

The obligations of Parent and Merger Sub to cause the Merger to be effected and otherwise cause the transactions contemplated by this Agreement to be consummated are subject to the satisfaction or waiver, at or prior to the Closing, of each of the following conditions:

6.1  Accuracy of Company Representations.  (i) The representations and warranties of the Company contained in Section 2.2(a) (Capitalization) and Section 2.18 (Authority) shall be true and correct in all respects (except, in the case of Section 2.2(a), for such inaccuracies as are de minimis in the aggregate), in each case, both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case only as of such date) and (ii) all other representations and warranties of the Company contained in Section 2 of this Agreement shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case only as of such date) except where the failure of such representations and warranties to be so true and correct (giving effect to the applicable exceptions set forth in the Company Disclosure Schedule but without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

6.2  Performance of Covenants.  All of the covenants and obligations in this Agreement that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

6.3  Company Stockholder Approval.  This Agreement shall have been duly adopted by the Required Company Stockholder Vote.

6.4  Company Officers’ Certificate.  Parent shall have received a certificate executed by a duly authorized officer of the Company, in his or her capacity as such, confirming that the conditions set forth in Sections 6.1 (Accuracy of Company Representations), 6.2 (Performance of Covenants), and 6.3 (Company Stockholder Approval) have been satisfied.

6.5  HSR Waiting Period.  The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

6.6  No Restraints.  No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

6.7  No Company MAE.  Since the date of this Agreement, there shall not have occurred a Company Material Adverse Effect that is continuing or any Effect that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 7.  Conditions Precedent to Obligation of the Company

The obligation of the Company to effect the Merger and otherwise consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver, at or prior to the Closing, of the following conditions:

7.1  Accuracy of Parent and Merger Sub Representations.  (i) The representations and warranties of Parent and Merger Sub contained in Section 3.4 (Authority) shall be true and correct in all respects both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case only as of such date) and (ii) all other representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case only as of such date) except where the failure of such representations and warranties to be so true and correct (giving effect to the applicable exceptions set forth in the Company Disclosure Schedule but without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

7.2  Performance of Covenants.  All of the covenants and obligations in this Agreement that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

7.3  Company Stockholder Approval.  This Agreement shall have been duly adopted by the Required Company Stockholder Vote.

7.4  Parent Officer’s Certificate.  The Company shall have received a certificate executed by a duly authorized officer of Parent, in his or her capacity as such, confirming that the conditions set forth in Sections 7.1 (Accuracy of Parent and Merger Sub Representations) and 7.2 (Performance of Covenants) have been duly satisfied.

7.5  HSR Waiting Period.  The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

7.6  No Restraints.  No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

Section 8.  Termination

8.1  Termination.  This Agreement may be terminated prior to the Effective Time (whether before or after adoption of this Agreement by the Company’s stockholders):

(a) by mutual written consent of Parent and the Company, duly authorized by the boards of directors of Parent and the Company;

(b) by either Parent or the Company, duly authorized by the board of directors of Parent or the Company, if the Merger has not been consummated by April 30, 2007 or any other date that Parent and the Company may agree upon in writing (the “Outside Date”); provided, however, that the Outside Date shall automatically be extended until June 30, 2007 in the event that, as of April 30, 2007, each of the conditions set forth in Sections 6 and 7 have been satisfied or waived as of such date, other than the conditions set forth in Sections 6.5, 7.5, and those that by their nature are only satisfied as of the Closing; provided, further, that the Outside Date shall automatically be extended until June 30, 2007 in the event that, as of April 30, 2007 (or such later date resulting from an extension resulting from the preceding proviso) each of the conditions set forth in Sections 6 and 7 have been satisfied or waived as of such date, other than the condition set forth in Sections 6.2 as a result of a failure to provide the financial statements described in Section 4.1(b), which failure constitutes a material breach of such section, and those conditions that by their nature are only satisfied as of the Closing; provided, further, a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(b) if the failure to consummate the Merger by the Outside Date is principally caused by the failure on the part of such party to perform any covenant or obligation in this Agreement required to be performed by such party at or prior to the Effective Time;

(c) by either Parent or the Company, duly authorized by the board of directors of Parent or the Company, if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable Order, or shall have taken any other final and nonappealable action, having the effect of permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger;

(d) by either Parent or the Company, duly authorized by the board of directors of Parent or the Company, if this Agreement has been submitted to the stockholders of the Company for adoption at the Company Stockholders’ Meeting (including any adjournment or postponement thereof) and the Required Company Stockholder Vote shall not have been obtained at such meeting (including any adjournment or postponement thereof);

(e) by Parent (at any time prior to the adoption of this Agreement by the Required Company Stockholder Vote) if a Company Triggering Event shall have occurred;

(f) by Parent upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement (other than Sections 4.3 and 5.2), or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 6.1 or Section 6.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, however if such inaccuracy in Company’s representations and warranties or breach by Company of a covenant or agreement is curable by the Company within 45 days, then Parent may not terminate this Agreement under this Section 8.1(f) for 45 days after delivery of written notice from Parent to the Company of such breach (it being understood that Parent may not terminate this Agreement pursuant to this Section 8.1(f) if such breach by the Company is cured during such 45-day period);

(g) by the Company upon a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement, or if any representation or warranty of Parent or Merger Sub shall have become untrue, in either case such that the conditions set forth in Section 7.1 or Section 7.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, however if such inaccuracy in Parent’s or Merger Sub’s representations and warranties or breach by Parent or Merger Sub of a covenant or agreement is curable by Parent or Merger Sub within 45 days, then the Company may not terminate this Agreement under this Section 8.1(g) for 45 days after delivery of written notice from the Company to Parent of such breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 8.1(g) if such breach by Parent or Merger Sub is cured during such 45-day period); or

(h) by the Company, if following the withdrawal or modification of the Company Board Recommendation in a manner adverse to Parent in compliance with the provisions of Section 5.2(c), the Company’s board of directors authorizes the Company to enter into a binding definitive acquisition agreement concerning a transaction that constitutes a Superior Offer and the Company notifies Parent in writing that it intends to enter into such an agreement, attaching the most current version of such agreement (or a description of all material terms and conditions thereof) to such notice.

8.2  Effect of Termination.  In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect; provided, however, that: (i) this Section 8.2, Section 8.3, Section 8.4, and Section 9 shall survive the termination of this Agreement and shall remain in full force and effect,

(ii) the Confidentiality Agreement shall remain in full force and effect in accordance with its terms, and (iii) the termination of this Agreement shall not relieve any party from any liability for any intentional and material breach of any covenant, obligation, representation or warranty contained in this Agreement.

8.3  Expenses.  Except as set forth in Section 8.4, all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid (or caused to be paid) by the party incurring such expenses, whether or not the Merger is consummated.

8.4  Termination Fee.

(a) If this Agreement is terminated: (a) by Parent pursuant to Section 8.1(e); (b) pursuant to Section 8.1(d), and (i) prior to such termination a bona fide Acquisition Proposal (defined for the purposes of this clause (b) by replacing all the references to 20% in the definition of the term Acquisition Transaction with 50%) had been publicly announced or disclosed and not withdrawn, and (ii) within nine months following such termination, the Company enters into a binding definitive agreement providing for the implementation of an Acquisition Transaction with any Person that is subsequently consummated, or consummates an Acquisition Transaction with any Person; (c) pursuant to Section 8.1(b), and (i) prior to such termination a bona fide Acquisition Proposal (defined for the purposes of this clause (c) by replacing all the references to 20% in the definition of the term Acquisition Transaction with 50%) had been made known to the Company or otherwise had been publicly announced or disclosed and not withdrawn, (ii) all of the conditions set forth in Sections 6 and 7 had been satisfied or waived as of such termination date, other than, (A) the conditions set forth in Sections 6.3 and 7.3 due to a failure by the Company to submit the Required Company Stockholder Vote to the stockholders of the Company at the Company Stockholder Meeting by the Outside Date, and (B) those that by their nature are only satisfied as of the Closing; and (iii) within nine months following such termination, the Company enters into a binding definitive agreement providing for the implementation of an Acquisition Transaction with any Person or consummates an Acquisition Transaction with any Person, or (d) by Company pursuant to Section 8.1(h), then the Company shall pay Parent a fee equal to $19,100,000, net of any Parent Expenses previously paid. Such fee shall be paid in immediately available funds and shall be due and payable (I) in its entirety two business days after the date of termination in the event of a termination by Parent pursuant to Section 8.1(e), (II) in its entirety simultaneously with the entry by the Company into a binding definitive agreement with respect to, or the consummation of, the Acquisition Transaction referenced in clause (b) above, as applicable, in the event of a termination pursuant to Section 8.1(d), provided such Acquisition Transaction is with the Person who made the Acquisition Proposal publicly announced at the time of such termination, (III) in its entirety simultaneously with the entry by the Company into a binding definitive agreement with respect to, or the consummation of, the Acquisition Transaction referenced in clause (c) above, as applicable, in the event of a termination pursuant to Section 8.1(b), provided such Acquisition Transaction is with the Person who made the Acquisition Proposal publicly announced at the time of such termination, (IV) one-half upon the entry by the Company into a binding definitive agreement with respect to, and such portion of the fee not previously paid simultaneously with, and conditioned upon, the consummation of, any Acquisition Transaction with any Person referenced in clause (b) above in the event of a termination pursuant to Section 8.1(d) or in clause (c) above in the event of a termination pursuant to Section 8.1(b), or (V) simultaneously with the termination of this Agreement in the event of a termination by the Company pursuant to Section 8.1(h).

(b) In the event that this Agreement is terminated by Parent under the provisions referred to in clause (c) of Section 8.4(a) (or is terminated under another provision of this Agreement but could have been terminated under such clause), then the Company shall pay to Parent, as promptly as possible following receipt of an invoice from Parent (but in any event within two business days following such receipt), in accordance with Parent’s written instructions, Parent’s actual and reasonably documented out-of-pocket fees and expenses (including fees and expenses of counsel, accountants, financial advisors, or consultants and commitment fees) actually incurred by Parent and its respective Affiliates on or prior to the termination of this Agreement in connection with the Contemplated Transactions (“Parent Expenses”), which amount shall not be greater than $3,000,000; provided, however, that the existence of circumstances which could require the Termination Fee to become subsequently payable by the Company pursuant to clause (c) of Section 8.4(a) shall not relieve the Company of its obligations to pay the Parent Expenses pursuant to this Section 8.4(b); and provided, further, that the payment by the Company of Parent Expenses pursuant to this Section 8.4(b) shall not relieve the Company of any subsequent obligation to pay the Termination Fee pursuant to clause (c) of Section 8.4(a).

(c) The Company acknowledges that the agreements contained in this Section 8.4 are an integral part of the Contemplated Transactions, that without these agreements Parent would not have entered into this Agreement, and that any amounts payable pursuant to this Section 8.4 do not constitute a penalty. If the Company fails to pay Parent any amounts due to Parent pursuant to this Section 8.4 within the time periods specified in this Section 8.4, the Company shall pay interest on such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment. For the avoidance of doubt, in no event shall the liability of the Company pursuant to this Section 8.4 exceed $19,100,000 plus the amount of any interest accrued pursuant to this Section 8.4(c).

Section 9.  Miscellaneous Provisions

9.1  Amendment.  This Agreement may be amended with the approval of Parent and the Company’s respective boards of directors at any time (whether before or after this Agreement is adopted by the Company’s stockholders); provided, however, that after any such adoption of this Agreement by the Company’s stockholders, no amendment shall be made which pursuant to applicable Legal Requirements requires further approval of the stockholders of the Company without the further approval of such stockholders;. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties to this Agreement.

9.2  Extension; Waiver.

(a) Subject to Sections 9.2(b) and 9.2(c), at any time prior to the Effective Time, Parent and Merger Sub on the one hand and the Company on the other hand may: (i) extend the time for the performance of any of the obligations or other acts of the other party; (ii) waive any inaccuracy in or breach of any representation, warranty, covenant or obligation of the other party in this Agreement or in any document delivered pursuant to this Agreement; and (iii) waive compliance with any covenant, obligation or condition for the benefit of such party contained in this Agreement. The agreement of Parent to any extension or waiver shall be deemed to be the agreement of Merger Sub to such extension or waiver.

(b) No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(c) No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

9.3  No Survival of Representations and Warranties.  None of the representations and warranties contained in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Merger.

9.4  Entire Agreement; Counterparts; Exchanges by Facsimile or Electronic Delivery.  This Agreement and the other agreements, exhibits and disclosure schedules referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery in .pdf format shall be sufficient to bind the parties to the terms and conditions of this Agreement.

9.5  Applicable Law; Jurisdiction.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any action between any of the parties arising out of or relating to this Agreement or any of the Contemplated Transactions: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Chancery Court of the State of Delaware; and (b) each of the parties irrevocably waives the right to trial by jury.

9.6  Attorneys’ Fees.  In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

9.7  Assignability; No Third Party Rights.  This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties to this Agreement and their respective successors and assigns; provided, however, that neither this Agreement nor any party’s rights or obligations hereunder may be assigned or delegated by such party without the prior written consent of the other parties, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by any party without the prior written consent of the other parties shall be void and of no effect. Except as provided in Sections 1, 5.3, 5.4, and 5.5, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties to this Agreement) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

9.8  Notices.  All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (b) if sent designated for overnight delivery by nationally recognized overnight air courier (such as UPS or Federal Express), two business days after mailing; (c) if sent by facsimile transmission before 5:00 p.m., Pacific time, when transmitted and receipt is confirmed; (d) if sent by facsimile transmission after 5:00 p.m., Pacific time, and receipt is confirmed, on the following business day; and (e) if otherwise actually personally delivered, when delivered, provided that such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any party shall provide by like notice to the other parties to this Agreement:

if to Parent or Merger Sub:

Stiefel Laboratories, Inc.
255 Alhambra Circle
Coral Gables, FL 33134
Attn:Chief Executive Officer
General Counsel
Fax:(305) 443-3467

with a copy (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019
Attn: William J. Grant
Fax: (212) 728-8111

if to the Company:

Connetics Corporation
3160 Porter Drive
Palo Alto, CA 94304
Attn:Chief Executive Officer
General Counsel
Fax:(650) 843-2899

with copies (which shall not constitute notice) to:

Fenwick & West LLP
801 California St.
Mountain View, CA 94041
Attn: Douglas N. Cogen
David K. Michaels
Fax: (650) 938-5200

9.9  Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

9.10  Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits or Schedules to this Agreement.

(e) The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(f) For purposes of Section 8, references to the failure of a party to perform its covenants or obligations in this Agreement shall, in the case of Parent, include the failure of Merger Sub to perform its covenants or obligations in this Agreement.

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In Witness Whereof, the parties have caused this Agreement to be executed as of the date first above written.

Stiefel Laboratories, Inc.

By:	/s/ Charles W. Stiefel
Name: Charles W. Stiefel
Title:  President

Clear Acquisition Sub, Inc.

By:	/s/ Charles W. Stiefel
Name: Charles W. Stiefel
Title:  President

Connetics Corporation

By:	/s/ Thomas G. Wiggans
Name: Thomas G. Wiggans
Title     Chairman and Chief Executive Officer

Exhibit A

Certain Definitions

For purposes of the Agreement (including this Exhibit A):

Acquisition Inquiry.  “Acquisition Inquiry” means any inquiry of or communication to the Company (other than by Parent or any of its Affiliates or Representatives) concerning an Acquisition Transaction, but which is not an Acquisition Proposal.

Acquisition Proposal.  “Acquisition Proposal” means any offer or proposal (other than an offer or proposal made or submitted by Parent or any of its Affiliates or Representatives) contemplating or otherwise relating to any Acquisition Transaction.

Acquisition Transaction.  “Acquisition Transaction” means any transaction or series of related transactions (other than: (1) the Contemplated Transactions; (2) any transaction permitted pursuant to Section 4.2; and (3) any transaction in furtherance of the consummation of the Contemplated Transactions with the express consent of Parent) involving:

(a) any merger, exchange, consolidation, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, takeover offer, tender offer, exchange offer or other similar transaction: (i) in which the Company is a constituent corporation; (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding voting securities of the Company; or (iii) in which the Company issues securities representing more than 20% of the outstanding voting securities of the Company;

(b) any sale, exchange, transfer, exclusive license, or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated net revenues, consolidated net income or consolidated assets of the Company; or

(c) any liquidation or dissolution of the Company.

Agreement.  “Agreement” means the Agreement and Plan of Merger to which this Exhibit A is attached, as it may be amended from time to time.

Affiliate.  “Affiliate” shall have the meaning ascribed to such term under Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

Code.  “Code” means the United States Internal Revenue Code of 1986, as amended.

Company Affiliate.  “Company Affiliate” means any trade or business (whether or not incorporated) under common control with the Company or any of its Subsidiaries and which, together with the Company or any of its Subsidiaries, is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.

Company Common Stock.  “Company Common Stock” means the Common Stock, $0.001 par value per share, of the Company.

Company Contract.  “Company Contract” means any Contract to which any of the Company or any of its Subsidiaries is a party.

Company Disclosure Schedule.  “Company Disclosure Schedule” means the Company Disclosure Schedule and exhibits thereto that the Company delivers to Parent upon the execution of the Agreement.

Company Employee.  “Company Employee” means any director, officer or employee of the Company or any of its Subsidiaries.

Company Employee Agreement.  “Company Employee Agreement” means any employment, severance, retention, transaction bonus, change in control, material consulting, or other similar Contract between: (a) the Company or any of its Subsidiaries or any current Company Affiliate; and (b) any Company Employee, consultant, or independent contractor.

Company Employee Plan.  “Company Employee Plan” means any employee compensation and benefit plan, program, policy, practice or Contract, including severance, termination pay, deferred compensation, performance awards, stock or stock-related awards (including stock options, stock purchase and restricted stock awards), fringe benefits, retirement benefits, sick leave, vacation pay, salary continuation for disability, retirement, bonus (including any retention bonus plan), deferred compensation, retiree medical or life insurance, hospitalization, medical insurance, life insurance, scholarship programs, supplemental retirement, or other benefits or remuneration of any kind, whether or not in writing and whether or not funded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not ERISA is applicable to such plan) that is maintained or contributed to, or required to be maintained or contributed to, by the Company, any of its Subsidiaries, or any Company Affiliate for the benefit of any Company Employee; provided, however, that a Company Employee Agreement shall not be considered a Company Employee Plan.

Company ESPP.  “Company ESPP” means the Company’s 1995 Employee Stock Purchase Plan, as amended.

Company Material Adverse Effect.  “Company Material Adverse Effect” means any effect, change, condition, event or circumstance (each, an “Effect”) that, considered together with all other Effects, has a material adverse effect on: (a) the business, financial condition or results of operations of the Company and its Subsidiaries taken as a whole; provided, however, that, in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has occurred, a Company Material Adverse Effect: (i) Effects resulting from conditions, including regulatory review standards, generally affecting the industries in which the Company or any of its Subsidiaries participates or the U.S. or global economy or capital markets as a whole, to the extent that such conditions do not have a disproportionate impact on the Company and its Subsidiaries taken as a whole when compared to other firms in the industries in which the Company or any of its Subsidiaries participates; (ii) Effects resulting from the introduction of a generic equivalent of Soriatane; (iii) changes in the trading price or trading volume of Company Common Stock, in and of themselves (it being understood that any Effect causing such changes may be taken into account in determining whether a Company Material Adverse Effect has occurred); (iv) Effects reasonably attributable to the announcement (or pre-announcement disclosure), or pendency of the Merger and the Contemplated Transactions (including any cancellation of or delays in customer orders, any reduction in sales, any disruption in distributor, reseller, supplier, partner or similar relationships or any loss of employees); (v) any failure by the Company to meet internal projections or forecasts or third party revenue or earnings predictions for any period ending (or for which revenues or earnings are released) on or after the date of this Agreement, in and of themselves (it being understood that any Effect causing such failures may be taken into account in determining whether a Company Material Adverse Effect has occurred); (vi) Company stockholder class action or derivative litigation initiated prior to the date of this Agreement, or initiated after the date of this Agreement and related to the Merger; (vii) Effects resulting from compliance with the terms of, or the taking of any action required by, this Agreement, including actions taken pursuant to Section 5.6 or actions taken or not permitted to be taken by the Company following consultation with Parent; or (viii) changes in applicable Legal Requirements or GAAP, to the extent that such conditions do not have a disproportionate impact on the Company and its Subsidiaries taken as a whole when compared to other firms in the industries in which the Company or any of its Subsidiaries participates; or (b) the Company’s ability to consummate the Merger.

Company Option Plans.  “Company Option Plans” means: (a) the Company’s 1994 Stock Plan; (b) the Company’s 1995 Director’s Stock Option Plan; (c) the Company’s 1998 Supplemental Stock Plan; (d) the Company’s 2000 Stock Plan; (e) the Company’s International Stock Incentive Plan; (f) the Company’s 2000 Non-Officer Employee Stock Plan; (g) the Company’s 2002 Non-Officer Employee Stock Plan; and (h) the Company’s 2006 Management Incentive Plan, in each case as amended.

Company Options.  “Company Options” means options to purchase shares of Company Common Stock from the Company (whether granted by the Company pursuant to the Company Option Plans, assumed by the Company, or otherwise).

Company Owned IP.  “Company Owned IP” means all Intellectual Property Rights that are owned or purported to be owned by the Company or one of its Subsidiaries.

Company Preferred Stock.  “Company Preferred Stock” means the Preferred Stock, $0.001 par value per share, of the Company.

Company Product.  “Company Product” means any of the following products of the Company and its Subsidiaries: (a) Evoclin, (b) Olux, (c) Soriatane, (d) Luxiq, and (e) Verdeso.

Company Registered IP.  “Company Registered IP” means any Company Owned IP that is Registered IP.

Company Rights Agreement.  “Company Rights Agreement” means the Amended and Restated Preferred Stock Rights Agreement, dated as of November 21, 2001, by and between the Company and Equiserve Trust Company, N.A., as amended.

Company Triggering Event.  A “Company Triggering Event” shall be deemed to have occurred if: (a) the Company’s board of directors withdraws or modifies in a manner adverse to Parent the Company Board Recommendation or publicly announces its intention to do so; (b) the Company fails to include in the Proxy Statement the Company Board Recommendation; (c) the Company’s board of directors approves or publicly endorses or recommends any Acquisition Proposal or publicly announces its intention to do so; (d) the Company enters into a binding definitive agreement accepting an Acquisition Proposal; (e) the Company materially breaches its obligations under Section 4.3 or 5.2; or (f) a tender or exchange offer relating to securities of the Company is commenced by a Person unaffiliated with Parent and the Company has not sent to its stockholders, within 10 business days after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends rejection of such tender or exchange offer.

Confidentiality Agreement.  “Confidentiality Agreement” means that certain Mutual Confidential Disclosure Agreement dated as of September 20, 2006, between the Company and Parent.

Consent.  “Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

Contemplated Transactions.  “Contemplated Transactions” means the Merger and the other transactions contemplated by the Agreement.

Contract.  “Contract” means any currently effective and legally binding written agreement, contract, subcontract, lease, instrument, note, option, warranty, purchase order, license, sublicense, commitment or undertaking.

DGCL.  “DGCL” means the Delaware General Corporation Law.

Dissenting Shares “Dissenting Shares” means any shares of Company Common Stock that are issued and outstanding immediately before the Effective Time and in respect of which appraisal rights shall have been perfected in accordance with the DGCL in connection with the Merger.

Encumbrance.  “Encumbrance” means any lien, pledge, charge, mortgage, easement, encroachment, imperfection of title, title exception, title defect, right of possession, lease, security interest, encumbrance, adverse claim, interference or restriction on transfer (except for restrictions arising under applicable securities laws) except for: (i) liens and encumbrances on, and licenses of, assets of the Company or its Subsidiaries incurred by the Company or its Subsidiaries in the ordinary course of business; (ii) liens or other imperfections of title; (iii) liens and encumbrances for Taxes, assessments or other government charges not yet due or which are being contested in good faith; (iv) zoning, building or other similar government restrictions; (v) easements, covenants, rights of way or other similar restrictions with respect to real property; (vi) vendor’s liens not exceeding the unpaid purchase price of the encumbered asset; (vii) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations and (viii) liens securing indebtedness that is reflected on the Company Audited Balance Sheet, in each case with respect to (i) — (viii) to the extent that such liens, encumbrances or security interests do not, individually or in the aggregate, have a material effect on the assets or properties to which they relate.

Entity.  “Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

ERISA.  “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

Exchange Act.  “Exchange Act” means the Securities Exchange Act of 1934, as amended.

FDA.  “FDA” means the United States Food and Drug Administration.

GAAP.  “GAAP” means generally accepted accounting principles in the United States.

Governmental Authorization.  “Governmental Authorization” means any permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

Governmental Body.  “Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, or instrumentality, and any court or other tribunal).

HSR Act.  “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

Intellectual Property.  “Intellectual Property” means formulae, inventions (whether or not patentable), know-how, logos, marks (including brand names, product names, logos, and slogans), methods, processes, proprietary information, specifications, software, techniques, URLs, web sites, works of authorship, technology and similar property (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as instruction manuals, laboratory notebooks, prototypes, samples, studies and summaries).

Intellectual Property Rights.  “Intellectual Property Rights” means all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights and mask works; (b) trademark, trade name and domain name rights and similar rights; (c) trade secret rights; (d) patent and industrial property rights; (e) other proprietary rights in Intellectual Property; and (f) rights in or relating to registrations, granted patents, renewals, extensions, combinations, divisions, continuations, continuations-in-part, additions, provisionals, substitutes, utility models, reexaminations, patents of addition, improvements and reissues of, and applications for, any of the rights referred to in clauses “(a)” through “(e)” above.

Knowledge.  “knowledge” means, with respect to any party as to any particular matter, the actual knowledge of the executive officers of such party regarding such matter.

Legal Proceeding.  “Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

Legal Requirement.  “Legal Requirement” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, order, award, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of the NASD or The NASDAQ Stock Market).

Notes.  “Notes” means the Company’s (i) 2.25% Convertible Senior Notes due May 30, 2008, and (ii) 2.00% Convertible Senior Notes due March 30, 2015.

Order.  “Order” means any order, writ, injunction, judgment or decree.

Parent Disclosure Schedule.  “Parent Disclosure Schedule” means the Parent Disclosure Schedule and exhibits thereto that Parent delivers to the Company upon the execution of the Agreement.

Parent Material Adverse Effect.  “Parent Material Adverse Effect” means any Effect that, considered together with all other Effects, would reasonably be expected to have a material adverse effect on the ability of Parent to consummate the Merger.

Person.  “Person” means any individual, Entity or Governmental Body.

Registered IP.  “Registered IP” means all Intellectual Property Rights that are registered, filed or issued with, by or under the authority of any Governmental Body or domain name registrar, including all patents, renewals, extensions, utility models, reexamination certificates, patents of addition, reissues, registered copyrights, registered mask works, registered trademarks and domain names and all applications for any of the foregoing.

Representatives.  “Representatives” means directors, officers, agents, attorneys, accountants, advisors and representatives.

Required Company Stockholder Vote.  “Required Company Stockholder Vote” means the affirmative vote of the holders of at least a majority of the outstanding shares of Company Common Stock adopting this Agreement.

Restricted Stock.  “Restricted Stock” means a restricted award of Company Common Stock granted pursuant to the Company Option Plans or otherwise.

SEC.  “SEC” means the United States Securities and Exchange Commission.

Securities Act.  “Securities Act” means the Securities Act of 1933, as amended.

Serious Adverse Event.  “Serious Adverse Event” means, with respect to any drug, any adverse experience occurring at any dose of such drug that results in any of the following outcomes: death, a life-threatening adverse experience, inpatient hospitalization or prolongation of existing hospitalization, a persistent or significant disability/incapacity, or a congenital anomaly/birth defect.

Subsidiary.  An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record: (a) an amount of voting securities of or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body; or (b) at least 50% of the outstanding equity, voting or financial interests in such Entity.

Superior Offer.  “Superior Offer” means a bona fide written offer by a third party to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, consolidation or other business combination, all or substantially all of the assets of the Company or in excess of 50% of the outstanding voting securities of the Company and as a result of which the Company’s stockholders immediately preceding such transaction would cease to hold at least 50% of the equity interests in the surviving or resulting entity of such transaction or any direct or indirect parent or subsidiary thereof, that is determined by the Company’s board of directors, in its good faith judgment, after consultation with an independent financial advisor of nationally recognized reputation, and after taking into account the likelihood and anticipated timing of consummation, to be more favorable from a financial point of view to the Company’s stockholders than the Merger.

Tax.  “Tax” means any federal, state, local, or foreign tax (including any income, franchise, capital gains, gross receipts, value-added, surtax, estimated, unemployment, national health insurance, excise, ad valorem, transfer, stamp, sales, use, property, custom duty, withholding or payroll tax), including any penalty, interest or addition thereto), imposed by or under the authority of any Governmental Body.

Tax Return.  “Tax Return” means any return (including any information return), report, statement, declaration or other document (including any schedule or attachment thereto, and including any amendment thereof) required to be filed with any Governmental Body with respect to Taxes.

Annex B — Opinion of Goldman, Sachs & Co.

October 22, 2006

Board of Directors
Connetics Corporation
3160 Porter Drive
Palo Alto, California 94304

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Connetics Corporation (the “Company”) of the $17.50 per Share in cash to be received by such holders pursuant to the Agreement and Plan of Merger, dated as of October 22, 2006 (the “Agreement”), among Stiefel Laboratories, Inc. (“Parent”), Clear Acquisition Sub, Inc., a wholly owned subsidiary of Parent, and the Company.

Goldman, Sachs & Co.  and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the transaction contemplated by the Agreement (the “Transaction”). We expect to receive fees for our services in connection with the Transaction, all of which are contingent upon consummation of the Transaction, and the Company has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement. In addition, we have provided certain investment banking services to the Company from time to time, including having acted as lead initial purchaser with respect to a private offering of the Company’s 2.25% Convertible Senior Notes due 2008 (aggregate principal amount $90,000,000) in May 2003; having provided a bridge loan to the Company (aggregate principal amount $30,000,000) in connection with the Company’s acquisition of a product and subsequently having acted as a co-manager in the Company’s private placement of 3,000,000 Shares in February 2004; having acted as lead initial purchaser with respect to a private offering of the Company’s 2.00% Convertible Senior Notes due 2015 (aggregate principal amount $200,000,000) in March 2005; having coordinated the Company’s share repurchase program in November 2005; and having acted as consent solicitation agent in connection with the Company’s consent solicitation with respect to its Convertible Senior Notes due 2008 and 2015 in July 2006. We also may provide investment banking services to the Company and Parent in the future. In connection with the above-described investment banking services we have received, and may receive, compensation.

Goldman, Sachs & Co.  is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, risk management, hedging, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, Goldman, Sachs & Co. and its affiliates may provide such services to the Company, Parent and their respective affiliates, may actively trade the debt and equity securities (or related derivative securities) of the Company for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the five fiscal years ended December 31, 2005; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; and certain internal financial analyses and forecasts for the Company prepared by its management. We also have held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company. In addition, we have reviewed the reported price and trading activity for the Shares, compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business

B-1

combinations in the pharmaceutical industry specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as we considered appropriate.

We have relied upon the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to the Transaction.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the $17.50 per Share in cash to be received by the holders of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

GOLDMAN, SACHS & CO.

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Annex C — Section 262 of the Delaware General Corporation Law

GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

SECTION 262.  Appraisal Rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 28 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 51 (other than a merger effected pursuant to § 51(g) of this title), § 52, § 54, § 57, § 58, § 63 or § 64 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 51 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to § 51, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 53 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 28 or § 53 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

CONNETICS CORPORATION
FORM OF PROXY
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
FOR THE SPECIAL MEETING OF
STOCKHOLDERS TO BE HELD ON DECEMBER 20, 2006
The undersigned hereby appoints Thomas G. Wiggans and Katrina J. Church, and each of them, with full power of substitution, attorneys and proxies of the undersigned, to represent the undersigned and to vote the Common Stock as specified below at the Special Meeting of stockholders of Connetics Corporation to be held on December 20, 2006 at 9:00 a.m., local time, at the offices of Fenwick & West LLP, 801 California Street, Mountain View, CA, 94041, and at any postponement or adjournment thereof, upon the following matters and in accordance with their best judgment with respect to any other matters which may properly come before the meeting, all as more fully described in the Proxy Statement for said Special Meeting (receipt of which is hereby acknowledged).
THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED “FOR” THE PROPOSAL TO ADOPT THE MERGER AGREEMENT AND “FOR” THE PROPOSAL TO ADJOURN OR POSTPONE THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES IN FAVOR OF THE ADOPTION OF THE MERGER AGREEMENT AND IN ACCORDANCE WITH THE BEST JUDGMENT OF THE DESIGNATED INDIVIDUALS WITH RESPECT TO MATTERS INCIDENTAL TO THE CONDUCT OF THE MEETING OR WHICH MAY OTHERWISE PROPERLY COME BEFORE THE MEETING.
CONNETICS CORPORATION
3160 PORTER DRIVE
PALO ALTO, CA 94304
(Continued and to be dated and signed on the reverse side.)

CONNETICS CORPORATION	Two Additional Ways to Vote Your Proxy

VOTE BY TELEPHONE OR INTERNET

24 Hours a Day — 7 Days a Week

Save your Company money — It’s Fast and Convenient

TELEPHONE 1-800-690-6903		OR	INTERNET www.proxyvote.com		OR	MAIL

·	Use any touch-tone telephone.		·	Go to the website address listed above.		Mark, sign and date your proxy card.
·	Have your proxy card ready.		·	Have your proxy card ready.		Detach your proxy card.
·	Follow the simple recorded instructions.		·	Follow the simple instructions that appear on your computer screen.		Return your proxy card in the postage-paid envelope provided.

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. If you have submitted your proxy by telephone or the Internet, there is no need for you to mail back your proxy.
1-800-690-6903
CALL TOLL-FREE TO VOTE
DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET

Sign, Date and Return this Proxy Card Promptly Using the Enclosed Envelope.	☒
Votes must be indicated
(x) in Black or Blue ink.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOLLOWING:
1.	The proposal to adopt the Agreement and Plan of Merger, dated as of October 22, 2006, among Stiefel Laboratories, Inc., a Delaware corporation, Clear Acquisition Sub, Inc., a Delaware corporation and wholly owned subsidiary of Stiefel, and Connetics Corporation, a Delaware corporation.

FOR	AGAINST	ABSTAIN
☐	☐	☐
2.	The proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes in favor of the adoption of the merger agreement at the time of the special meeting.

FOR	AGAINST	ABSTAIN
☐	☐	☐
In their discretion, the Proxy Holders are authorized to vote upon such other matter(s) which may properly come before the special meeting and any adjournment(s) or postponements thereof.
Change of Address Mark Here ☐
Note: Please date and sign this Proxy exactly as your name appears. When signing as attorney, trustee, administrator, executor or guardian, please give your title as such. In the case of joint tenants, each joint owner should sign.

Dated:
Share Owner sign here:
Co-Owner sign here: